QuickLinks -- Click here to rapidly navigate through this document

File No. 333-

As filed with the Securities and Exchange Commission on June 10, 2003

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Registration Statement Under the Securities Act of 1933

SAN RAFAEL BANCORP
(Name of small business issuer in its charter)

California (State or Other Jurisdiction of Incorporation or Organization)	6022 (Primary Standard Industrial Classification Code Number)	68-0175592 (I.R.S. Employer Identification No.)
851 IRWIN STREET, SAN RAFAEL, CALIFORNIA 94901 (415) 454-1212 (Address and telephone number of principal executive offices)
851 IRWIN STREET, SAN RAFAEL, CALIFORNIA 94901 (Address of principal place of business)
KIT M. COLE, CHIEF EXECUTIVE OFFICER 851 IRWIN STREET, SAN RAFAEL, CALIFORNIA 94901 (415) 454-1212 (Name, address and telephone of agent for service)

Copy to:

R. Brent Faye, Esq., Nixon Peabody LLP
2 Embarcadero Center, 27th Floor, San Francisco, California 94111 (415) 984-8365

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, No Par Value(1)	2,000,000(2)	$13.50(2)	$27,000,000	$2,184.30(2)

(1)
This Registration Statement relates to new 422,987 shares of Common Stock of the Registrant issuable to the public and 1,577,013 shares being sold on behalf of selling shareholders.

(2)
Pursuant to Rule 457(o), the registration fee was computed on the basis of the maximum offering price of securities being offered.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS DATED JUNE 10, 2003—SUBJECT TO COMPLETION

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SAN RAFAEL BANCORP
851 IRWIN STREET
SAN RAFAEL, CALIFORNIA 94901
(415) 454-1212

COMMON STOCK, NO PAR VALUE
$12.50-13.50 PER SHARE
744,701 to 2,000,000 Shares ($      000,000 to $      ,000,000)
200 Share Minimum Purchase ($        )

        This is the initial public offering of shares of the common stock of San Rafael Bancorp. Of the 2,000,000 shares being offered, 422,987 shares are being offered by Bancorp and 1,577,013 shares are being offered by some of Bancorp's non-employee shareholders (the "Selling Shareholders"). See "THE OFFERING." Bancorp will not receive any of the net proceeds from the shares sold by the Selling Shareholders. The purpose of the offering is to raise funds as additional working capital for Bancorp. The offering will terminate on July    , 2003, unless extended at the sole discretion of the Board of Directors of Bancorp. No subscription will be accepted unless the minimum 744,701 shares are subscribed for.

        Prior to this offering, there has been only limited trading market for Bancorp's common stock and it is not expected that an active market will exist as a result of this offering. Bancorp currently estimates that the initial public offering price will be between $12.50 and $13.50 per share of common stock. Assuming it meets the listing requirements, after the offering Bancorp intends to list its common stock on the Nasdaq Small Cap Market under the symbol "SRBK". No assurance can be given that all listing requirements will be met as a result of this offering.

        The last sales price of Bancorp common stock on or before May 23, 2003, the last practicable date before printing of this prospectus, was $10.00, which reflects a sale that occurred on April 23, 2003.

        For a discussion of certain factors important to your investment decision, see "INVESTMENT RISK FACTORS" commencing on page 8 of this prospectus.

        Directors and officers of Bancorp and Tamalpais Bank, Bancorp's wholly-owned subsidiary, have indicated an intention to subscribe for between                         and                         shares of Bancorp common stock in the offering.

        Neither the Securities and Exchange Commission nor any state securities commission or any federal or state bank regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

	Underwriting discounts(1) and commissions	Per Share(2)	Total(2)(3)
Public Offering Price	N/A	$12.50	$25,000,000
Proceeds to San Rafael Bancorp	N/A	$12.50	$5,287,338
Proceeds to Selling Shareholders	N/A	$12.50	$19,712,662

(1)
Presently it is contemplated that no discounts or commissions will be paid in connection with the sale of the shares. However, Bancorp reserves the right, in its sole discretion, to engage the services of a broker or brokers to assist it in selling the shares on a best efforts basis. If a broker is utilized, it is anticipated that a commission equal to 2% of the gross offering proceeds derived from investors introduce to Bancorp by the broker will be paid to the broker.

(2)
The actual offering price could be higher than $12.50 per share. It is anticipated that the proceeds to Bancorp will be reduced by an amount estimated to be approximately $            , representing expenses of the sale distribution and issuance of these securities. (See "USE OF PROCEEDS" and "PRO FORMA CAPITALIZATION"). Bancorp will bear the cost of registering the shares with the SEC and the cost of listing the shares on a stock exchange. All other costs associated with this offering including attorney, CPA, printing, distribution, and marketing costs will be shared by the Selling Shareholders and Bancorp on a pro-rata basis based on the number of shares sold for the benefit of each entity.

(3)
Bancorp may, in its discretion, elect to accept subscriptions totaling less than 2,000,000 shares

The date of this Prospectus is                            , 2003

TABLE OF CONTENTS [TO BE REVISED]

AVAILABLE INFORMATION	3
PROSPECTUS SUMMARY	4
THE OFFERING	5
WHO CAN HELP ANSWER YOUR QUESTIONS?	6
INVESTMENT RISK FACTORS	8
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	13
MARKET FOR BANCORP'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS	14
THE OFFERING	15
General	15
Method of Subscription	15
Plan of Distribution	16
DETERMINATION OF OFFERING PRICE	16
HANDLING OF STOCK SUBSCRIPTION FUNDS	17
REGULATORY LIMITATION	17
USE OF PROCEEDS	18
PRO FORMA CAPITALIZATION	18
DILUTION	18
DESCRIPTION OF BUSINESS	20
General	20
Company Strategy	21
Market Area and Competition	23
Lending Activities	25
PROPERTIES	47
SUPERVISION AND REGULATION	48
Payment of Dividends	50
Impact of Monetary Policies	50
Recent and Proposed Legislation	50
LEGAL PROCEEDINGS	58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	59
Liquidity and Liability Management	74
MANAGEMENT	77
EXECUTIVE COMPENSATION	82
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	85
SECURITY OWNERSHIP OF SELLING SHAREHOLDERS, CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	86
DESCRIPTION OF SECURITIES	89
MARKETABILITY OF SECURITIES	91
LEGAL MATTERS	91
EXPERTS	91
FINANCIAL STATEMENTS	91

AVAILABLE INFORMATION

        This prospectus is a part of a Registration Statement on Form SB-2 filed by Bancorp with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The registration statement registers the shares being offered for sale in the offering. For information in addition to that contained in this prospectus, reference is made to the registration statement, including the exhibits contained in the registration statement.

        Effective                , 2003, Bancorp became subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance with the 1934 Act files reports and other information with the Securities and Exchange Commission. These reports and Bancorp's registration statement can be inspected and copied at the Public Reference Room of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices, including the Northeast Regional Office, The Woolworth Building, 233 Broadway, New York, N.Y. 10279, and the Midwest Regional Office, 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60664. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549.

        This prospectus is not an offer to sell or a solicitation of an offer to buy:

  •
  any securities other than the shares of Bancorp common stock covered by this prospectus

  •
  any securities in any state where the offer or sale is not permitted.

        The securities being offered may not be used as collateral to secure a loan from Tamalpais Bank.

        Until                            , 2003, all dealers that buy, sell or trade Bancorp common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding Bancorp and its common stock and our financial statements appearing elsewhere in this prospectus. Potential purchasers are urged to read the entire prospectus carefully, and to give particular attention to the section entitled "INVESTMENT RISK FACTORS" starting on page 8 before making any decision to purchase some of the shares being offered for sale.

SAN RAFAEL BANCORP AND TAMALPAIS BANK

San Rafael Bancorp

        San Rafael Bancorp, Inc. ("Bancorp") was incorporated in the State of California on December 20, 1988 for the primary purpose of organizing, as a wholly owned industrial banking company subsidiary, Tamalpais Bank. Because Bancorp is the sole shareholder of the Bank, the Board of Directors of Bancorp elect the Board of Directors of the Bank.

        At March 31, 2003, Bancorp had $281.3 million in total assets, $197.1 million in net loans receivable, and $197.2 million in total deposits. Bancorp's principal executive offices are located at 851 Irwin Street, San Rafael, California, 94901, telephone number (415) 454-1212, facsimile number (415) 454-2315. Bancorp may also be contacted via electronic mail at: info@tambank. com. Information concerning Bancorp can be accessed at the following Internet site: www.tambank.com. This internet site is not a part of this prospectus.

Tamalpais Bank

        Tamalpais Bank (the "Bank") was licensed in 1991 as an industrial banking company and is subject to regulation by the California State Department of Financial Institutions and the Federal Deposit Insurance Corporation. The Bank is a member of the Federal Home Loan Bank of San Francisco and its deposits are insured by the FDIC to the maximum extent permitted by law.

        The Bank conducts business in Marin County, California from three branch offices, ATM's located at two of its branches, and from its administrative headquarters. In addition, the Bank supports its customers through internet banking, 24 hour telephone banking, courier service, mail, and ATM access through the STAR, PLUS, and VISA ATM networks. The Bank's retail branch network is expanding rapidly, with additional branches and ATM's opening in 2003 and 2004.

        Through its network of banking offices, the Bank offers personalized services focused upon three primary markets: households, professionals, and small business. The Bank also provides an extensive selection of deposit instruments. Investment advisory and financial planning services are offered in the Bank's branches through its affiliate, Kit Cole Investment Advisory Services. Kit Cole Investment Advisory Services focuses on meeting the overall financial needs of its clients through a relationship driven collaborative approach while providing investment management and investment advisory services and also refers its clients to the Bank for traditional banking services.

        The Bank maintains offices as follows:

Administrative Offices:
4380 Redwood Hwy., Suite A-1
San Rafael, California 94903

Full Service Branch Offices:

851 Irwin St. Suite 100
San Rafael, California 94901

453-455 Miller Ave
Mill Valley, California 94941

575 Sir Frances Drake Blvd.
Greenbrae, California 94904

THE OFFERING

Class of securities	common stock, no par value
Common stock offered by San Rafael Bancorp	422,987 shares
Common stock offered by Selling Shareholders	1,577,013 shares
Minimum Offering
No subscription will be accepted unless the minimum 744,701 shares are subscribed for. If the minimum number of shares is not subscribed for this offering will be terminated and any subscription funds received will be promptly refunded to the subscribers.
Common stock outstanding prior to this offering	3,129,127 shares
Common stock outstanding after this offering	3,552,114 shares
Offering price per share
Currently expected to be between $12.50 and $13.50 per share. The actual offering price will be established by the Board of Directors after considering a number of factors and may be higher than the current expected range. See "THE OFFERING"—Determination of Offering Price."
Proposed Nasdaq Small Cap Market symbol (assuming all listing requirements are met)	"SRBK"
Minimum purchase	200 shares ($ )
Anticipated use of proceeds
The proceeds from the sale of this offering will be utilized for working capital for Bancorp and the Bank. Bancorp will not receive any of the net proceeds from the shares sold by the Selling Shareholders. See "USE OF PROCEEDS."
Subscription procedures
Delivery of an executed subscription application, IRS Form W-9 and the full subscription price to Tamalpais Bank c/o San Rafael Bancorp Stock Subscription Account, 851 Irwin Street, San Rafael, California 94901 prior to July , 2003, or such later date as the Board of Directors may designate. See "THE OFFERING —General."

Plan of distribution
The offering will be conducted on a best efforts basis by the officers and directors of Bancorp. However, Bancorp reserves the right, in its sole discretion, to engage the services of a broker or brokers to assist it in selling the shares on a best efforts basis. If a broker is utilized, it is anticipated that a commission equal to 2% of the gross offering proceeds derived from investors introduce to Bancorp by the broker will be paid to the broker. Preference will be given to subscribers who have the potential to do business with, or to direct customers to, Bancorp and the Bank. See "THE OFFERING—Plan of Distribution."
The first 1,577,013 shares will be sold for the account of the Selling Shareholders. The remaining 422,987 shares will hold for the account of Bancorp.
Investment risk factors	Prospective investors should consider the material investment considerations affecting this offering. See "INVESTMENT RISK FACTORS."

WHO CAN HELP ANSWER YOUR QUESTIONS?

If you have questions about the offering, you should contact:

San Rafael Bancorp
851 Irwin Street
San Rafael, California 94901

Attention: Kit M. Cole, Chief Executive Officer
or
Mark Garwood, President, Tamalpais Bank
or
Michael Moulton, Chief Financial Officer

(415) 454-1212

SUMMARY CONSOLIDATED FINANCIAL DATA

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,
	2003	2002	2002	2001	2000
Financial Condition Data:
Total assets	$281,327	$151,756	$267,823	$144,276	$108,859
Available for sale securities	34,365	—	37,657	—	—
Held to maturity securities	32,406	—	35,628	—	—
Federal Home Loan Bank restricted stock	4,073	480	4,333	473	591
Pacific Coast Bankers' Bank restricted stock	50	50	50	50	50
Loans receivable, net of allowance for loan losses	197,133	123,217	174,947	122,360	92,139
Deposits	197,196	133,510	175,904	127,052	99,411
Federal Home Loan Bank advances	60,357	4,500	69,869	4,500	—
Trust preferred securities	10,000	—	10,000	—	—
Other borrowings	—	2,963	—	2,963	—
Total stockholders' equity	11,850	9,605	11,013	9,190	7,882
Statement of Operations Data:
Interest income	$4,303	$2,753	$13,187	$10,794	$9,457
Interest expense	1,757	1,097	5,410	5,476	5,309
Net interest income	2,546	1,656	7,777	5,318	4,148
Provision for loan losses	239	32	597	323	43
Net interest income after provision for loan losses	2,307	1,624	7,180	4,995	4,105
Noninterest income	108	110	1,028	674	745
Noninterest expenses(4)	1,301	946	4,798	3,459	3,594
Income (loss) before income tax expense (benefit)	1,114	788	3,410	2,210	1,256
Income tax expense (benefit)	428	304	1,340	834	530
Net income (loss)	$686	$484	$2,070	$1,376	$726
Per Share Data:
Earnings (loss) per share—Basic	$0.22	$0.15	$0.66	$0.44	$0.23
Earnings (loss) per share—Diluted	0.21	0.15	0.65	0.43	0.23
Common shares outstanding at end of period	3,129,127	3,139,311	3,128,739	3,139,311	3,182,931
Book value per share	$3.79	$3.06	$3.52	$2.93	$2.48

INVESTMENT RISK FACTORS

        You should review this entire prospectus in detail, and in your review, carefully consider the following risk factors before purchasing our common stock. If any of the events referred in this section actually occurs, Bancorp's business, financial condition, liquidity, and results of operation could suffer. In that case, the trading price of Bancorp's common stock could decline and you could lose all or part of your investment.

Risks Related to the Offering

There is a limited public market for Bancorp common stock and no active trading market is anticipated.

        Bancorp's common stock is not presently eligible for listing on any exchange or on Nasdaq. However, as a result of the offering and assuming all listing requirements are met, Bancorp intends to list the common stock on the Nasdaq Small Cap Market under the symbol "SRBK." No assurance can be given that all listing requirements will be met after the offering or in the future. There is very limited trading in and no established public trading market for Bancorp's common stock. While Bancorp's common stock is not subject to specific restrictions on transfer, Bancorp does not anticipate that an active trading market in the common stock will develop as a result of this offering, and no assurance can be given that an active trading market will develop in the future.

The Offering Price has been arbitrarily set by the Board of Directors.

        As there has been only limited trading in Bancorp's common stock, the offering price of $    per share has been arbitrarily set by the Board of Directors based upon known trades to date, anticipated earnings, the history of operations and the stock prices of comparable financial institutions. No independent investment banking firm has been retained to assist in the determination of the offering price.

You will experience substantial dilution in the value of your shares immediately following this offering.

        Investors purchasing shares of Bancorp's common stock in this offering will pay more for their shares than the amount paid by existing stockholders who acquired shares prior to this offering. Accordingly, if you purchase common stock in this offering, you will incur immediate dilution in pro forma net tangible book value of approximately $7.68 per share, assuming an initial public offering price of $12.50 per share. The actual offering price may be higher than $12.50 per share. If the offering is priced higher, the dilution will be lower. If the holders of outstanding options exercise those options, you will incur further dilution. See "DILUTION."

Bancorp does not currently pay dividends on its common stock.

        Bancorp does not currently pay cash dividends on its common stock and has only paid one cash dividend in its history. Bancorp presently intends to retain earnings and increase capital in furtherance of its overall business objectives. Bancorp will periodically review its dividend policy in view of its operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations. Cash and stock dividends are subject to determination and declaration by Bancorp's board of directors, which will take into account Bancorp's consolidated earnings, financial condition, liquidity and capital requirements, applicable governmental regulations and policies, and other factors deemed relevant by our board of directors. See "DESCRIPTION OF SECURITIES—Dividend Rights."

The Chairman and CEO of the Company is a control person for a group of selling shareholders and will receive a fee based in part on the stock price of this offering.

        The largest shareholder of Bancorp is Community Bankshares, L.P. which owns approximately 47% of the common stock of Bancorp. The Chairman and CEO of Bancorp is the CEO of Cole Financial Ventures, a California corporation, the general partner of this limited partnership. It is anticipated that this limited partnership will be liquidated in whole or in part from the proceeds of this offering. At an offering price per share of $    and upon liquidation Cole Financial Ventures will receive an accrued management fee of approximately $1.7 million plus a portion of the net proceeds from the sale of Community Bankshares's shares of Bancorp's common stock being offered by this prospectus upon liquidation of Community Bankshares. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

Risks related to Bancorp's Business and Operations

Bancorp's inability to execute its business strategy could adversely affect its financial performance and profitability.

        Bancorp's financial performance and profitability depends, in large part, on its ability to favorably execute its business strategy in converting from a financial institution emphasizing wholesale multifamily and commercial real estate lending to a private banking focused financial services firm. This evolution entails risks in, among other areas, technology implementation, market segmentation, brand identification, banking operations, and capital and human resource investments. Accordingly, there can be no assurance that Bancorp will be successful in its business strategy.

There is strong competition in Bancorp's market area.

        Bancorp faces substantial competition for deposits and loans throughout its market area, and expects to face substantial competition for its other contemplated products and services. Competition for deposits comes primarily from other commercial banks, savings institutions, credit unions, thrift and loans, money market and mutual funds and other investment alternatives. Competition for loans comes from other commercial banks, savings institutions, mortgage banking firms, credit unions, thrift and loans and other financial intermediaries, as well out-of-state financial intermediaries which have opened low-end production offices or which solicit deposits in Bancorp's market areas. Many of the financial intermediaries operating in our market area offer certain services, such as trust, investment and international banking services, which we do not offer directly. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries have larger lending limits and are thereby able to serve the credit and investment needs of larger customers.

Bancorp's multi-family residential and commercial real estate loans held for investment are relatively unseasoned, and defaults on such loans could adversely affect its financial condition and results of operations.

        At March 31, 2003, Bancorp's multi-family residential loans amounted to $70.3 million, or 35.3% of its total loans net of unearned income, and the average loan size of its multi-family residential loans was $411,000 as of such date. At March 31, 2003, Bancorp's commercial real estate loans amounted to $84.2 million, or 42.2% of its total loans, net of unearned income, and the average loan size of its commercial real estate loans was $379,000 as of such date. Bancorp's multi-family residential and commercial real estate loan portfolios consist primarily of loans originated after December 31, 1999, and are, consequently, unseasoned. The payment on these loans is typically dependent on the successful operation of the property, which is affected by the supply and demand for multi-family residential units and commercial property within the relevant market. If the market for multi-family units and commercial property experiences a decline in demand, multi-family and commercial borrowers may suffer losses on their projects and be unable to repay their loans. Defaults on these loans could negatively affect Bancorp's financial condition, results of operations and prospects.

Bancorp relies, in part, on external financing to fund its operations and the unavailability of such funds in the future could adversely impact its growth strategy and prospects.

        Bancorp relies on customer deposits and on advances from the Federal Home Loan Bank, or FHLB, of San Francisco to fund its operations. Bancorp has historically utilized certificates of deposit obtained out of its market area. As of March 31, 2003, Bancorp had $108 million of certificates of deposit, including $26 million of certificates with balances of $100,000 or more, $27 million of brokered certificates of deposit, and $23 million of non-brokered wholesale certificates of deposit. While Bancorp has reduced its reliance on certificates of deposit since 2000 and has been successful in promoting its money market deposit product, brokered and non-brokered wholesale deposits nevertheless constituted 25.2% of total deposits as of March 31, 2003. Although management has historically been able to replace such deposits on maturity if desired, no assurance can be given that Bancorp would be able to replace such funds at any given point in time, were its financial condition or market conditions to change.

Bancorp's investment portfolio includes securities which are sensitive to interest rates and variations in interest rates may adversely impact its profitability.

        At March 31, 2003, Bancorp's consolidated securities portfolio aggregated $66.8 million, of which $34.4 million was classified as available-for-sale, and $32.4 million was classified as held to maturity, and was comprised of mortgage-backed securities which are insured or guaranteed by government-sponsored enterprises. These securities amounted to 23.8% of total assets and are sensitive to interest rate fluctuations. The unrealized gains or losses in Bancorp's available-for-sale portfolio are reported as a separate component of stockholders' equity until realized upon sale. As a result, future interest rate fluctuations may impact stockholders' equity, causing material fluctuations from quarter to quarter. Failure to hold these securities until maturity or until market conditions are favorable for a sale could adversely affect Bancorp's financial condition, profitability and prospects.

Bancorp may have difficulty managing its growth which may divert resources and limit its ability to successfully expand its operations.

        Bancorp has grown substantially from $108.9 million of total assets and $99.4 million of total deposits at December 31, 2000 to $281.3 million of total assets and $197.1 million of total deposits at March 31, 2003. Bancorp has expanded the number of full service branches from one as of December 31, 2001 to three as of May 1, 2003 and space for three additional branches are currently in various stages of lease negotiation. Bancorp expects to continue to experience significant growth in the amount of its assets, the level of its deposits, the number of its clients and the scale of its operations. Bancorp's future profitability will depend in part on its continued ability to grow and Bancorp can give no assurance that it will be able to sustain its historical growth rate or even be able to grow at all.

Deterioration of local economic conditions could hurt Bancorp's profitability.

        Bancorp's operations are located in Northern California and our lending activities are concentrated in San Francisco, Alameda, Marin, Sonoma, and San Mateo Counties. Deposit generation is generally limited to Marin County. Although Bancorp has diversified its loan portfolio into other California counties, the vast majority of its credits remain concentrated in the five primary counties. As a result of this geographic concentration, Bancorp's results depend largely upon economic and real estate market conditions in these areas. A deterioration in economic or real estate market conditions in Bancorp's primary market areas could have a material adverse impact on the quality of its loan portfolio, the demand for its products and services, and its financial condition and results of operations. In addition, because Bancorp does not require earthquake insurance in conjunction with its real estate lending, an earthquake with an epicenter in or near Bancorp's primary market areas could also significantly adversely impact its financial condition and results of operations. See "DESCRIPTION OF BUSINESS—Lending Activities."

Deterioration of real estate markets could hurt Bancorp's performance.

        At March 31, 2003, approximately 93% of Bancorp's loans were secured by real estate. Bancorp's ability to continue to originate real estate secured loans may be impaired by adverse changes in local and regional economic conditions in the real estate market, increasing interest rates, or by acts of nature, including earthquakes and flooding. Due to the concentration of real estate collateral, these events could have a material adverse impact on the value of the collateral resulting in losses to Bancorp. For information about Bancorp's real estate loans, see "DESCRIPTION OF BUSINESS—Lending Activities," and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Allowance and Provision for Loan Losses."

Loan and lease losses could hurt our operating results.

        A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors, and related parties may fail to perform in accordance with the terms of their loans. Bancorp adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that management believes are appropriate to control this risk by assessing the likelihood of non performance, tracking loan performance, and diversifying the credit portfolio. These policies and procedures may not, however, prevent unexpected losses that could have a material adverse effect on Bancorp's financial condition or results of operations. Unexpected losses may arise from a wide variety of specific or systemic factors, many of which are beyond Bancorp's ability to predict, influence, and control.

Interest rates and general economic conditions could hurt Bancorp's results of operations.

        Bancorp's operating income and net income depends to a great extent on "rate differentials," i.e., the difference between the income received from loans, securities and other earning assets, and the interest expense paid on deposits and other liabilities. These rates are highly sensitive to many factors beyond our control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities, and in particular, the Board of Governors of the Federal Reserve System. Bancorp is financially exposed to parallel shifts in general market interest rates, changes in the relative pricing of the term structure of general market interest rates, and relative credit spreads. As a result, significant fluctuations in interest rates may present an adverse effect on Bancorp's financial condition and results of operations. See "SUPERVISION AND REGULATION—Impact of Monetary Policies" and "MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Liquidity and Liability Management."

Environmental liability associated with commercial lending could result in losses.

        In the course of business, Bancorp may in the future acquire, through foreclosure, properties securing loans which are in default. In commercial real estate lending, there is a risk that hazardous substances could be discovered on these properties. In this event, Bancorp might be required to remove these substances from the affected properties at our sole cost and expense. The cost of this removal could substantially exceed the value of affected properties. Bancorp may not have adequate remedies against the prior owner or other responsible parties or could find it difficult or impossible to sell the affected properties. This could have a material adverse effect on Bancorp's business, financial condition and operating results.

Bancorp relies heavily on technology and computer systems and computer failure could result in loss of business and adversely affect our earnings and stock price.

        Advances and changes in technology could significantly impact Bancorp's business and operations. Bancorp may face many challenges including the increased demand for providing computer access to its accounts and the systems to perform banking transactions electronically. Bancorp's ability to compete depends on its ability to continue to adapt technology on a timely and cost-effective basis to meet these demands. In addition, Bancorp's business and operations are susceptible to negative impacts from computer system failures, communication and energy disruption, and unethical individuals with the technological ability to cause disruptions or failures of Bancorp's data processing systems.

Bancorp depends upon its management and management may under certain circumstances have control over our common stock.

        Bancorp is, and for the foreseeable future will be, dependent upon the services of Kit M. Cole, who serves as Chief Executive Officer and President of Bancorp and Chief Executive Officer of the Bank and Mark Garwood, President of the Bank, Michael Moulton Chief Financial Officer of the Bank, and on the services of other senior officers retained by Bancorp. The loss of the services of Ms. Cole, Mr. Garwood, Mr. Moulton or other key employees could have a material adverse effect on our operations. See "MANAGEMENT."

        Bancorp's directors and officers have indicated an intention to subscribe for approximately            or    % of the shares of our common stock in the offering assuming all 2,000,000 shares are sold. Assuming all exercisable stock options are exercised, directors and officers would own    % of our outstanding shares if all 2,000,000 shares are sold in the offering. This may make it more difficult for shareholders to affect a change in our corporate governance without the support of the organizing directors and management. See SECURITY OWNERSHIP OF SELLING SHAREHOLDERS, CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "EXECUTIVE COMPENSATION—Employees Stock Option Plan."

Bancorp's and Bank's failure to attract and retain high caliber professionals with education and experience in private banking and financial services could adversely affect profitability.

        As a community-based private bank, the Bank is especially dependent upon the skills of its employees to generate business and manage risk. Bancorp faces a continuing challenge to attract and retain high caliber professionals with education and experience in private banking and financial services.

Risks Related to Governmental and Regulatory Concerns.

The State California budget crisis could have an unfavorable impact upon Bancorp's business, financial condition, and results of operations.

        In part due to the handling of the energy crisis and also due to the onset of the national recession, the State of California is currently facing a substantial budget deficit. A combination of reductions in State-provided services and increases in the level and nature of taxation could have an unfavorable impact on Bancorp's business, financial condition, and results of operations.

Terrorism and the War on Terrorism could significantly impact Bancorp's financial condition and results of operations.

        New terrorist attacks and the continued war on terrorism could have a substantial negative affect on the local economy due to decreased consumer spending and decreased consumer confidence, and/or a decrease in travel and tourism. Bancorp's financial condition and results of operations could be significantly impacted by future terrorist attacks and the ongoing war on terrorism.

Bancorp is subject to extensive government regulation.

        Financial institutions are subject to extensive governmental supervision, regulation and control, which have, in the past, materially affected the business of financial institutions. In recent years, the regulations applicable to financial institutions have changed dramatically. Future legislation and government policy could adversely affect the banking industry, including Bancorp and the Bank. For a description of certain potentially significant changes, see "SUPERVISION AND REGULATION."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some matters discussed in this prospectus including, but not limited to, matters described in "Description of Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," are forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and which are subject to the "safe harbor" created by those sections. You should understand that all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Changes to these risks and uncertainties, which could impact future financial performance, include, among others;

  •
  competitive pressures in the banking industry;

  •
  changes in interest rate environment;

  •
  general economic conditions, nationally, regionally and in operating market areas;

  •
  changes in the regulatory environment;

  •
  changes in business conditions and inflation;

  •
  changes in securities markets; and

  •
  the potential economic effect of the September 11, 2001 terrorist attacks on the World Trade Center and the Pentagon, the war on terrorism, and/or the war in Iraq.

        As a result, the information contained in this prospectus should be carefully considered when evaluating Bancorp's business prospects.

        Forward-looking statements include, but are not limited to statements containing the words "believes," "anticipates," "intends," "expects," "considers" and words of similar import, as well as among others, the factors discussed in the section entitled "Investment Risk Factors" on page 8 of this prospectus.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Potential investors should not rely heavily on the forward-looking statements.

        You should rely only on the information in this prospectus or other information referred to in this document. Bancorp has not authorized anyone to provide you with other or different information. This prospectus is dated                            , 2003. You should not assume that the information contained in this prospectus is accurate as of any date other than that date, and neither the distribution of this prospectus nor the issuance of shares of Bancorp common stock in the offering creates an implication to the contrary.

MARKET FOR BANCORP'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

        As of March 31, 2003, Bancorp's common equity consists of 10,000,000 authorized shares of no par value common stock, 3,129,127 shares of which were issued and outstanding and 115,801 shares were subject to outstanding stock options. Bancorp's common stock is not presently eligible for listing on any exchange or on Nasdaq. Assuming it meets the listing requirements, after the offering Bancorp intends to list its common stock on the Nasdaq Small Cap Market under the symbol "SRBK". No assurance can be given that all listing requirements will be met as a result of this offering. There is very limited trading in and no established public trading market for Bancorp's common stock. While Bancorp's common stock is not subject to specific restrictions on transfer, Bancorp does not anticipate that an active trading market in its common stock will develop as a result of this offering, and no assurance can be given that an active trading market will develop in the future.

        The following information is estimated by us based on trades of which Bancorp was aware as of the date of this prospectus, not including purchases of stock through the exercise of stock options and has been adjusted for stock splits. There may be other transactions of which Bancorp is not aware and which are not reflected in the range of actual sales prices stated. Additionally, since trading in Bancorp's common stock is limited, the range of prices stated is not necessarily representative of prices which would result from a more active market.

	High	Low		High	Low
First Quarter 2003	$10.00	$8.33
First Quarter, 2002	4.33	4.33	First Quarter, 2001	—	—
Second Quarter, 2002	4.33	4.33	Second Quarter, 2001	—	—
Third Quarter, 2002	—	—	Third Quarter, 2001	3.83	3.83
Fourth Quarter, 2002	8.33	6.67	Fourth Quarter, 2001	—	—

        The last sales price of our common stock on or before                            , 2003, the last practicable date before printing of this prospectus, was $10.00, which reflects a sale that occurred on April 23, 2003.

        As of March 31, 2003, there were approximately 127 shareholders of record.

Selling Shareholders

        As part of this offering, Bancorp has agreed to sell 1,549,401 shares for Selling Shareholders.

Dividends

        Bancorp's shareholders are entitled to receive dividends when and as declared by the board of directors out of funds legally available, subject to the restrictions provided by the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law also provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may still make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:

  •
  the corporation's assets equal at least 1.25 times its liabilities; and

  •
  the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1.25 times its current liabilities.

        The primary source of income for Bancorp, on a stand-alone basis, is the receipt of dividends from the Bank. The availability of dividends from the Bank is limited by various statutes and regulations. See "Supervision and Regulation—Regulation of the Bank—Payment of Dividends."

        Since its inception, Bancorp has paid only one cash dividend for $0.05 per share which was payable in April, 2001.

THE OFFERING

General

        Bancorp is offering from 744,701 up to 2,000,000 shares of its common stock, no par value at a cash purchase price currently expected to be between $12.50 and $13.50 per share, for an aggregate consideration of $                        . Of the 2,000,000 shares being offered, 422,987 shares are being offered by Bancorp and 1,577,013 shares are being offered by the Selling Shareholders. For information about the Selling Shareholders see "SECURITY OWNERSHIP OF AND SELLING SHAREHOLDERS," and CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

        Subscriptions will be accepted until 5:00 o'clock p.m., Pacific Time, July    , 2003, unless the expiration date is extended by us. We reserve the right to extend the expiration date for periods of up to thirty (30) days each without notice to subscribers.

        The minimum number of shares which may be subscribed for is 200, unless the directors, in their sole discretion, determine otherwise. There is no maximum limitation; however, see "REGULATORY LIMITATION." Bancorp's officers and directors have indicated their intention to subscribe for an aggregate total of approximately            shares, equal to approximately             % of the offering assuming all            shares are sold. See "MANAGEMENT."

        In determining which applications to accept, in whole or in part, the directors may, in their sole discretion take into account a subscriber's potential to do business with, or to direct customers to, us, as well as the order in which applications are received.

        Presently it is contemplated that no discounts or commissions will be paid in connection with the sale of the shares. However, Bancorp reserves the right, in its sole discretion, to engage the services of a broker or brokers to assist it in selling the shares on a best efforts basis. If a broker is utilized, it is anticipated that a commission equal to 2% of the gross offering proceeds derived from investors introduce to Bancorp by the broker will be paid to the broker. The offering will be made by the officers and directors of Bancorp and Tamalpais Bank who will solicit subscriptions from prospective shareholders. No promotional stock (stock sold at a discount or for services or other non-cash consideration) will be issued to anyone, including officers and directors.

        Bancorp is not obligated to obtain or accept subscriptions for the maximum number of shares being offered by this prospectus, and it may, in its sole discretion, terminate this offering by accepting all or a portion of those subscriptions, and may, in its discretion reject all subscriptions. Additionally, no subscription will be accepted unless the minimum 744,701 shares are subscribed for. If the minimum number of shares is not subscribed for thee offering will be terminated and any subscription funds received will bee promptly refunded to the subscribers. See "HANDLING OF STOCK SUBSCRIPTION FUNDS."

Method of Subscription

        Applications for stock subscriptions can be made by completing and signing the enclosed Subscription Application and mailing both copies of the application, the enclosed IRS Form W-9, and the full subscription price to Tamalpais Bank, c/o San Rafael Bancorp Subscription Account, 851 Irwin Street, San Rafael, California 94901. Bancorp reserves the right to reject a particular Application in whole or in part. Bancorp will decide which Applications to accept and all appropriate refunds will be mailed by no later than 30 days after the expiration of the Offering or the extension period during which the Application was received by Bancorp, whichever is later. Subscriptions can be accepted as received.

        IMPORTANT: THE FULL SUBSCRIPTION PRICE FOR SHARES MUST BE INCLUDED WITH THE APPLICATION. THE PURCHASE PRICE MUST BE PAID IN UNITED STATES CURRENCY BY CHECK, BANK DRAFT OR MONEY ORDER PAYABLE TO "SAN RAFAEL BANCORP—STOCK SUBSCRIPTION ACCOUNT." FAILURE TO INCLUDE THE FULL SUBSCRIPTION PRICE WITH THE APPLICATION WILL GIVE BANCORP THE RIGHT TO DISREGARD THE APPLICATION.

        In the event Bancorp rejects all or a portion of a requested subscription, Bancorp will refund to the subscriber all or the appropriate portion of the amount remitted with the Application, without crediting or debiting any gain or loss realized from the investment of subscription funds. See "HANDLING OF STOCK SUBSCRIPTION FUNDS." Bancorp will decide which applications to accept and all appropriate refunds will be mailed by no later than 30 days after the expiration of the offering or the extension period during which the application was received by us, whichever is later. Subscriptions can be accepted as received.

        Certificates for shares of stock duly subscribed and paid for in the offering (to the extent that we have accepted those subscriptions) will be issued as soon as practicable after completion of the offering.

Plan of Distribution

        Bancorp is offering its common stock through the officers and directors of Bancorp and the Bank on a best efforts basis and presently does not intend to seek the assistance of securities dealers in connection with this offering. However, Bancorp reserves the right, in its sole discretion, to engage the services of a broker or brokers to assist it in selling the shares on a best efforts basis. If a broker is utilized, it is anticipated that a commission equal to 2% of the gross offering proceeds derived from investors introduce to Bancorp by the broker will be paid to the broker. In soliciting subscriptions Bancorp intends to give preference to prospective shareholders who are residents of Marin County as well as a subscriber's potential to do business with, or to direct customers to, the Bank. Subject to limitations on the minimum numbers of shares that may be purchased in the offering and Bancorp's right to accept or reject subscriptions in its sole and absolute discretion, preference will be given to subscribers who have the potential to do business with, or to direct customers to, Tamalpais Bank.

        The first 1,577,013 shares will be sold for the account of the Selling Shareholders. The remaining 422,987 shares will hold for the account of Bancorp.

DETERMINATION OF OFFERING PRICE

        The subscription price for the shares of common stock was determined by management and approved our board of directors based upon information which they believed to be relevant. Management and the Board also considered the recent trading history of the common stock, our financial condition and earnings as well as the per share book value of our common stock, and the price of the common stock of comparable financial institutions.

        The primary objectives in establishing the subscription price were to maximize net proceeds obtainable from the offering and to enhance the success of the offering.

        No assurance can be given that the market price of Bancorp common stock will not decline during the offering to a level below the subscription price or that a shareholder will be able to sell shares purchased in the offering at a price equal to or greater than the subscription price.

HANDLING OF STOCK SUBSCRIPTION FUNDS

        All stock subscription funds are to be sent by the subscriber to Tamalpais Bank as subscription agent. Upon receipt of the funds by the Bank, they will be placed in the subscription account, and the deposited funds may be invested in short-term government obligations, short-term certificates of deposit of Tamalpais Bank, and/or in the federal funds market. No subscription will be accepted unless the minimum 744,701 shares are e subscribed for. If the minimum number of shares is not subscribed for the offering will be terminated and any subscription funds received will be promptly refunded to the subscribers.

        All questions concerning the timeliness, validity, form and eligibility of any subscription in the offering will be determined by Bancorp, and that determination will be final and binding. Bancorp may, in its sole discretion, waive any defect or irregularity, or permit a defect or irregularity to be corrected during a period of time as it may determine, or reject any submitted subscription application. Applications will not be considered as received or accepted until all irregularities have been waived or cured within the time that we determine, in Bancorp's sole discretion. Bancorp will not be under any duty to give notification of any defect or irregularity in connection with the submission of a subscription or incur liability for failure to give notification of a defect or irregularity. Bancorp reserves the right to reject a subscription if the subscription does not comply with the terms of the offering or is not in proper form or if the acceptance of an offer or the issuance of the common stock to a subscriber could be considered unlawful. See "REGULATORY LIMITATION."

        All questions or requests for assistance concerning the method of subscribing for shares and requests for additional copies of this prospectus should be directed to:

        Kit M. Cole, Mark Garwood, or Michael Moulton at (415) 454-1212.

REGULATORY LIMITATION

        Bancorp will not be required to issue shares of common stock in the offering to any person who, in its sole judgment and discretion, is required to obtain prior clearance, approval or nondisapproval from any state or federal regulatory authority to own or control shares of Bancorp's common stock unless, prior to the expiration of the offering, evidence of any required clearance, approval or nondisapproval has been provided to it.

        The Federal Change in Bank Control Act of 1978 prohibits a person or group of persons "acting in concert" from acquiring "control" of a bank unless the FDIC has been given 60 days' prior written notice of the proposed acquisition and within that time period the FDIC has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the FDIC issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FDIC, the acquisition of more than 10% of a class of voting stock of a bank would constitute the acquisition of control.

        Under the California Financial Code, no person shall, directly or indirectly, acquire control of the Bank or a company controlling the Bank unless the California Commissioner of Financial Institutions has approved the acquisition of control. A person would be considered to have acquired control of the Bank under this state law if that person, directly or indirectly, has the power:

  •
  to vote 25% or more of the voting power of the Bank; or

  •
  to direct or cause the direction of the management and policies of the Bank.

        For purposes of this law, a person who directly or indirectly owns or controls 10% or more of Bancorp's common stock would be presumed to control the Bank.

USE OF PROCEEDS

        Bancorp intends to use the net proceeds of this offering for operating capital for Bancorp and the Bank. Bancorp will not receive any of the net proceeds from the shares sold by the Selling Shareholders. Bancorp will bear the cost of registering the shares with the SEC and the cost of listing the shares on a stock exchange. All other costs associated with this offering including attorney, CPA, printing, distribution, and marketing costs will be shared by the Selling Shareholders and Bancorp on a pro-rata basis based on the number of shares sold for the benefit of each entity.

PRO FORMA CAPITALIZATION

        This table shows Bancorp's capitalization at March 31, 2003 and its pro forma consolidated capitalization at that date, as adjusted to give effect to the offering, assuming the sale of 422,987 new shares and gross proceeds of $5,287,338 on Bancorp's behalf assuming an offering price of $12.50 per share. The sale of shares by Selling Shareholders will not change Bancorp's capitalization. No assurances can given that some or all of the 422,987 shares will be sold. No shares will be sold on Bancorp's behalf until all of the Selling Shareholder's shares have been sold. Additionally, there is no established minimum number of shares being offered, and Bancorp may accept some or all amounts received.

	Pro Forma Capitalization March 31, 2003 (in 000s except per share information)(1)
	Actual	As Adjusted for this Offering(2)
EQUITY CAPITAL
Common Stock (no par value):
10,000,000 Shares of Common Stock authorized, no par value issued and outstanding: 3,129,127 at March 31, 2003; 3,552,114 if maximum number of shares sold in offering	$3,695,406	$8,982,744
Retained earnings	8,050,390	8,050,390
Accumulated other comprehensive income	104,297	104,297

Total Shareholders' Equity	$11,850,093	$17,137,431
Book value per share	$3.79	$4.82

(1)
Bancorp has reserved 181,381 of the shares of its common stock from its authorized but unissued stock for issuance when options to be granted under its stock option plan are exercised. See "EXECUTIVE COMPENSATION—Stock Options."

(2)
Does not include estimated expenses of approximately $                        incurred in connection with this offering. Bancorp will bear the cost of registering the shares with the SEC and the cost of listing the shares on a stock exchange. All other costs associated with this offering including attorney, CPA, printing, and distribution costs will be shared by the Selling Shareholders and Bancorp on a pro-rata basis based on the number of shares sold for the benefit of each entity.

DILUTION

        If you invest in Bancorp's common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of Bancorp's common stock and the pro forma net tangible book value per share of Bancorp's common stock after this offering.

        The net tangible book value of Bancorp's common stock as of March 31, 2003 was $11.9 million, or $3.79 per share, based on the number of common shares outstanding as of March 31, 2003. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of March 31, 2003.

        After

    •
    giving effect to the sale of the 422,987 new shares of common stock, and excluding 1,577,013 presently outstanding shares being offered by existing shareholders in this offering, at an assumed initial public offering price of $12.50 per share, and

    •
    deducting estimated offering expenses, Bancorp's pro forma net tangible book value as of March 31, 2003 would be $17.1 million or $4.82 per share,

this offering will result in an immediate increase in net tangible book value of $1.03 (4.82 - 3.79) per share to existing stockholders and an immediate dilution of $7.68 per share to new investors, or approximately 61.4% (7.68/12.50) of the assumed initial public offering price of $12.50 per share. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the assumed initial public offering price of $12.50 (12.50 - 4.82) per share. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$12.50
Net tangible book value per share at March 31, 2003	3.79
Increase in net tangible book value per share attributable to new investors	1.03
Pro forma net tangible book value per share at September 30, 2002		4.82

Dilution per share to new investors		$7.68

        The actual offering price may be higher than $12.50 per share. If the offering price is higher than $12.50 per share the dilution will be higher.

        The following table summarizes the total number of shares, the total consideration paid to Bancorp and the average price paid per share by existing stockholders and new investors purchasing common stock in this offering. This information is presented on a pro forma basis as of March 31, 2003, after giving effect to the sale of the 422,987 shares of common stock in this offering at an assumed initial public offering price of $12.50 share.

	Shares		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
			(In thousands)
Existing stockholders	3,129,324	88.1%	$3,919	42.6%	$1.25
New investors	422,987	11.9	5,287	57.4	12.50

Total	3,552,311	100.0%	$9,207	100.0%	$2.59

DESCRIPTION OF BUSINESS

        Some matters discussed or incorporated by reference in this prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The risks and uncertainties include, but are not limited to, those described in our "DESCRIPTION OF BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS". Therefore, the information in this section should be carefully considered when evaluating Bancorp's business prospects.

General

        San Rafael Bancorp, Inc. was incorporated in the State of California on December 20, 1988 for the primary purpose of organizing, as a wholly owned industrial banking company subsidiary, Tamalpais Bank. The consolidated company is comprised of three entities, the parent company, San Rafael Bancorp, Inc., and its two wholly-owned subsidiaries, Tamalpais Bank and San Rafael Capital Trust I. The Trust was formed during 2002 for the purpose of enabling Bancorp to issue trust preferred securities and accordingly, the investment activities related to the issuance, investment and debt service payments associated with the $10 million of trust preferred securities are so reflected. The Bank represents substantially all of the operational activities of Bancorp, and accordingly, the discussion and analysis of the Bank and Bancorp are substantially the same. Because Bancorp is the sole shareholder of the Bank, the Board of Directors of Bancorp elects the Board of Directors of the Bank.

        At December 31, 2002, Bancorp had $267.8 million in total assets, $174.9 million in net loans receivable, and $175.9 million in total deposits. At March 31, 2003, Bancorp had $281.3 million in total assets, $197.1 million in net loans receivable, and $197.2 million in total deposits. Bancorp is subject to regulations by the California State Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"). The principal executive offices of Bancorp and the Bank are located at 851 Irwin Street, San Rafael, California, 94901, telephone number (415) 454-1212, facsimile number (415) 454 -2315. Bancorp may also be contacted via electronic mail at: info@tambank. com. Information concerning Bancorp may be accessed at the following Internet site: www.tambank.com. This Internet site is not a part of this prospectus. The Bank is a member of the Federal Home Loan Bank of San Francisco ("FHLB") and its deposits are insured by the FDIC to the maximum extent permitted by law.

        Bancorp conducts business from three branch offices, ATMs located at two of its branches, and from its administrative headquarters. In addition, Bancorp supports its customers through internet banking, 24 hour telephone banking, courier service, mail, and ATM access through the STAR, PLUS, and VISA ATM networks. Bancorp's retail branch network is expanding rapidly, with additional branches and ATMs opening in 2003 and 2004.

        Through its network of banking offices, the Bank offers personalized services focused upon three primary markets: households, professionals, and small businesses. The Bank offers a wide complement of lending products, including:

  •
  A broad array of residential mortgage products, both fixed, and adjustable rate;

  •
  Consumer loans, including home equity lines of credit and secured and unsecured lines of credit;

  •
  Mortgages for multifamily real estate;

  •
  Commercial and industrial real estate loans;

  •
  Land and construction lending for single family residences, apartment buildings, and commercial real estate; and

  •
  Commercial loans to businesses, including both revolving lines of credit and term loans.

        The Bank also provides an extensive selection of deposit instruments. These include:

  •
  Multiple checking products for both personal and business accounts;

  •
  Tiered money market accounts offering a variety of access methods;

  •
  Tax qualified deposits accounts (e.g., IRAs);

  •
  A broad array of certificates of deposit products; and

  •
  Deposit related services such as electronic funds transfers, issuing ATM cards, and online banking and bill payment.

        Investment advisory and financial planning services are offered in the Bank's branches through its affiliate, Kit Cole Investment Advisory Services. Kit Cole Investment Advisory Services focuses on meeting the overall financial needs of its clients through a relationship driven collaborative approach while providing investment management and investment advisory services, and also refers its clients to the Bank for traditional banking services. Please see "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" for additional information regarding business activities by Kit Cole Investment Advisory Services.

        Bancorp's revenues are primarily derived from interest on its loans, interest and dividends on its investment securities, and fee income associated with the provision of various customer services. Interest paid on deposits and borrowings constitutes Bancorp's largest type of expense. Bancorp's primary sources of funds are deposits, various sources of wholesale borrowing including FHLB advances and brokered certificates of deposit, and proceeds from the sale of loans. Bancorp's most significant operating expenditures are its staffing expenses and the costs associated with maintaining its branch network.

Company Strategy

        During the past several years, Bancorp has adopted a business strategy with an emphasis on developing a community based private banking focus as a means of increasing market share in Marin County and as a means of increasing shareholder value. This emphasis was selected so that Bancorp might better and more completely serve the financial needs of the community it serves and because of the constrained financial returns associated with Bancorp's traditional non-relationship based real estate lending business of funding mortgages with certificates of deposit. This community based private banking focus is expected to produce more robust and recurring sources of income.

        In 2002 Bancorp began offering financial planning and investment advisory services in each of its branches through its affiliate, Kit Cole Investment Advisory Services. Investment advisory services are an important element in Bancorp's goal of becoming an established private bank by focusing on meeting the overall financial needs of its clients through a relationship driven collaborative approach.

        Bancorp's private banking strategy incorporates a relationship based approach to customer service and marketing, a balance sheet profile presenting loan and deposit portfolios diversified among multiple products, and a high level of community involvement and visibility by Bancorp, its directors, and its employees. This strategy, executed primarily through its expanding retail branch network, incorporates:

  •
  A focus on understanding the profile and objectives of Bancorp's customers as a means to provide enhanced service while also supporting credit quality;

  •
  Investment planning and management services offered in each of its full service branches;

  •
  Consumer and business loans representing a greater percentage of total loans than has been maintained in the past;

  •
  A deposit mix with a greater percentage of transaction accounts than has been maintained in the past, with a lower concentration of certificates of deposit;

  •
  Increasing fee income to a greater portion of total revenue than historically generated; and

  •
  Utilizing new technologies to better meet the financial needs of individuals, families, professionals, and businesses.

        As discussed elsewhere in this prospectus, Bancorp has achieved progress in these regards over the past several years. The following are among the accomplishments that Bancorp achieved in executing its strategic plan in 2002:

  •
  Net income for Bancorp increased 50.5% over the prior year to $2,070,000 and earnings per share increased 51.2% to $0.65 (diluted). The return on average shareholders equity was 20.5%, up from a return of 16.6% in 2001.

  •
  Bancorp's total assets increased 85.5% to $267.8 million as loans receivable increased 43.0%, deposits increased 38.5%, stockholders' equity increased 19.8% to $11.0 million, and a $73.3 million investment portfolio was established.

  •
  Bancorp issued a $10 million Trust Preferred Security through a special purpose subsidiary and infused $6.5 million as additional paid in capital to the Bank. This additional capital is non-dilutive to San Rafael Bancorp shareholders and is supporting Tamalpais Bank's rapid branch expansion.

  •
  The rapid growth was accomplished while maintaining minimal levels of non-performing assets. Loans 90 days or more past due and non-performing assets represented 0.41% of loans outstanding at December 31, 2002 and 0.16% at December 31, 2001. 2002 marked the sixth straight year with no loan charge offs.

  •
  The Bank launched its second branch in Mill Valley, CA and announced the location of its third branch in Greenbrae, CA. The Bank is actively negotiating space for other branches throughout central and southern Marin County.

  •
  The Bank continued its commitment to give back to the community. In 2002 the Bank contributed $116,000 for its Heart of Marin community outreach program to support over 150 Marin County based non-profit organizations.

        The following are among the accomplishments that Bancorp achieved in executing its strategic plan in the first quarter of 2003:

  •
  Net income for Bancorp increased 41.7% over the first quarter of 2002 to $686,000 and earnings per share increased 36.1% to $0.21 (diluted). The return on average shareholders equity was 24.0%, up from a return of 20.9% in the first quarter of 2002.

  •
  Bancorp's total assets increased to $281.3 million, up from December 31, 2002 and up 85.4% from March 31, 2002. Loans increased 12.7% from December 31, 2002 and 43.8% from March 31, 2002, deposits increased 12.1% from December 31, 2002 and 43.9% from March 31, 2002, and stockholders' equity increased 7.6% from December 31, 2002 and 23.3% from March 31, 2002.

  •
  The rapid growth was accomplished while maintaining minimal levels of non-performing assets. Loans 90 days or more past due and non-performing assets represented 0.13% of net loans outstanding at March 31, 2002 and 0.35% at March 31, 2003.

  •
  The Bank launched its third branch in Greenbrae, CA and announced the intent of open future branches in San Anselmo, North San Rafael, and Sausalito.

        Over the past several years, Bancorp has successfully emphasized checking and money market accounts in its marketing, new product development, and advertising as a means of cementing its relationship with its customers, decreasing its relative cost of funds, and bolstering non-interest income. Checking and money market accounts represented 48.8% of total deposits as of December 31, 2002, up from 44.1% as of December 31, 2001 and 28.8% as of December 31, 2000. Checking and money market accounts represented 45.7% of total deposits as of March 31, 2003.

        Bancorp's strategy of transitioning into a community based private banking focused financial institution also incorporates increasing the percentage of Bancorp's total revenue generated from fees and service charges, as compared to net interest income. In this regard, Bancorp has expanded it scope of fee based services, has altered its pricing, and has built key relationships with other firms.

        In order to execute the strategy of rapidly expanding Bancorp's retail and private banking operations, several new business development officers, private bankers, and branch managers were hired in 2002. These new employees also enhanced Bancorp's capacity to better serve its consumer base. Bancorp also hired a new Senior Vice President of Sales and Marketing with over 24 years of industry experience to spearhead the efforts to hire and train the retail and private banking staff.

        In June 2002, Bancorp completed its private placement of trust preferred securities in the amount of $10.0 million. The securities were issued by a special purpose business trust formed by Bancorp and were sold to a pooled investment vehicle sponsored by Bear Stearns L.P. in a private transaction. The securities were sold pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended, and have not been registered under the Securities Act. Bear Stearns assisted Bancorp in the placement of the trust preferred securities. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The $10.0 million in trust preferred securities have a floating rate of interest, which is reset semi-annually, equal to 6-month LIBOR plus 3.60%. The floating rate, however, may not exceed 12.0% for the first five years. Bancorp is reflecting the trust preferred securities as financing debt on its consolidated balance sheet. The rate as of March 31, 2003 was 4.94%.

Market Area and Competition

        Market Area.    The Bank is a community oriented financial institution which originates residential, multifamily, construction, commercial real estate, consumer, and business loans within its market area. The Bank's deposit gathering efforts are focused primarily in the Marin County communities surrounding its full service branches. The Bank's retail lending market is also focused on Marin County, however wholesale lending efforts for loans originated through mortgage brokers is concentrated on Alameda, Contra Costa, San Francisco, San Mateo, Santa Clara and Sonoma Counties as well as Marin County.

        Although there has been continued consumer demand for housing in Bancorp's primary market area over the last several years, there has been an ongoing economic slowdown in certain segments of the San Francisco Bay Area since the year 2000. The bear market in stocks that began in early 2000 accelerated after the September 11th 2001 terrorist attacks led to the demise of many internet companies and to substantial layoffs in many technology companies in Bancorp's market area. Beginning in late 2000 and continuing into early 2003, Bancorp noted significant slowing in the local economy, likely due in part to the decline of many technology companies during this time and the significant reduction in the stock market, most notably in the technology heavy NASDAQ stock market index. Bancorp believes that the local economy benefited in 1999 and the first half of 2000 from significant stock and stock option wealth created by the surge in market capitalization of many technology firms, and that much of this wealth has dissipated due to the precipitous decline in technology stocks.

        Bancorp's primary market areas were adversely impacted during 2002 by:

  •
  National recession in late 2001 and early 2002, with an increase in local unemployment rates;

  •
  Difficulties experienced by the technology industry following the significant reduction in the NASDAQ Index, from 2000 through 2002, and constrained venture capital financing; and

  •
  Impacts of the events of September 11, 2001, especially reduced travel and tourism, which had a particular negative effect upon the hospitality industry.

        These factors led to a slowdown in economic activity, which in turn moderated the pace of real estate price appreciation in Bancorp's primary market areas in 2002 versus the recent past. Certain communities within Bancorp's primary market area exhibited a slight softening of real estate prices in 2002. These factors were, however, partially offset by historically low interest rates. The largest negative impact on real estate prices stemming from these factors was for very high end residential properties ($1.5 million and above), which Bancorp serves but does not emphasize. Bancorp did not foreclose on any real estate collateral in 2002.

        Throughout 2002, many large national corporations with operations in the San Francisco Bay Area announced significant layoffs. In addition, many local technology companies shut down due to a combination of weak (or negative) earnings, limited liquidity, or a lack of access to additional capital. While the demand for labor decreased in the San Francisco Bay Area during 2002 versus the immediately preceding years, unemployment remained moderate by historical standards.

        Lease rates for many types of commercial real estate declined significantly in the San Francisco Bay Area during 2002, reversing strong rises in 1999 and 2000 fueled by the Internet boom. While Bancorp originates and purchases commercial real estate loans in the San Francisco Bay Area, management did not generally pursue loans on commercial office buildings that are most susceptible to corporate economic downturns. Bancorp had one $463,000 loan classified as substandard at December 31, 2002 that was secured by commercial real estate in the San Francisco Bay Area and two loans totaling $394,000 classified as substandard at March 31, 2003 that were secured by commercial real estate in the San Francisco Bay area.

        Competition.    The banking and financial services business in California generally, and in the Bank's market area specifically, is highly competitive. The increasingly competitive environment is a result of many factors including, but not limited to:

  •
  Significant consolidation among financial institutions which has occurred over the past several years, resulting in a number of substantially larger competitors with greater resources that Bancorp;

  •
  Increasing integration among commercial banks, insurance companies, securities brokers, and investment banks;

  •
  Continued growth and increased market share of non-bank financial service providers that often specialize in a single product line such as credit cards or residential mortgages;

  •
  Rise of the Internet, causing the Bank to more frequently compete with remote entities soliciting customers in its primary market area via web based advertising and product delivery; and

  •
  Introduction of new technologies which may bypass the traditional banking system for funds settlement.

        Bancorp competes for loans, deposits, fee based products, and customers for financial services with commercial banks, savings and loans, credit unions, thrift and loans, mortgage bankers, securities and brokerage companies, insurance firms, finance companies, mutual funds, and other non-bank financial service providers. Many of these competitors are much larger than the Bank in total assets, market reach, and capitalization; and enjoy greater access to capital markets and can offer a broader array of products and services than the Bank currently offers.

        In order to compete with other financial service providers, Bancorp relies upon:

  •
  Local community involvement;

  •
  Personal service and the resulting personal relationships of its staff and customers;

  •
  Referrals from directors, employees, and satisfied customers;

  •
  Development and sale of specialized products and services tailored to meet its customers' needs; and

  •
  Local and fast decision making.

        In addition, management considers its unique approach of placing highly skilled personal bankers and investment advisors representatives in prominent areas in its branches with close contact to clients to be a competitive advantage in attracting and retaining customers within its primary market area.

Lending Activities

        General.    Bancorp originates a wide variety of loan products. Loans originated by Bancorp are subject to federal and state law and regulations. Interest rates charged by Bancorp on loans are affected by the demand for such loans and the supply of money available for lending purposes and the rates offered by competitors. These factors are, in turn, affected by, among other things, economic conditions, monetary policies of the federal government, including the Federal Reserve Board, and legislative tax policies. Bancorp targets certain lending toward low to moderate income borrowers as part of its commitment to serve its local communities.

        At December 31, 2002, Bancorp's net loan portfolio held for investment totaled $174.9 million. At March 31, 2003, Bancorp's net loan portfolio held for investment totaled $197.1. This represented the highest total in Bancorp's history. The vast majority of this portfolio was associated with real estate of various types. In 2002, originations, including funding commitments for construction loans and lines of credit, totaled $103.2 million. In the first quarter of 2003, originations, including funding commitments for construction loans and lines of credit, totaled $33.9 million. Activity in 2002 and the first quarter of 2003 was supported by an active real estate market, ongoing historically low levels of interest rates, continued strong wholesale loan originations, and increased retail loan originations. The mix of loans originated in 2002 reflected Bancorp's business strategy of becoming a broader based, community focused financial services firm with a balance sheet diversified away from relatively lower yielding residential mortgages. Bancorp realized particular progress in bolstering its production of commercial real estate loans, taking advantage of favorable real estate markets in many of the communities served by Bancorp.

        Net loans as a percentage of total assets decreased from 84.8% at December 31, 2001 to 65.3% at December 31, 2002 and increased to 70.1% at March 31, 2003. The strategy to leverage the capital infusion obtained through the Trust Preferred Security allowed Bancorp to lower its concentration of loans as a percentage of assets and as a percentage of capital. In the first quarter of 2003 loans increased as a percentage of total assets as principal paydowns from the investment portfolio were used to fund new loans. Allocating a substantial percentage of its total assets to loans is fundamental to Bancorp's strategies of effectively supporting the financing needs of its local communities, increasing its net interest margin, and effectively leveraging Bancorp's capital position.

        Bancorp accepts loan applications generated through brokers for most of its product line. Broker referred loans are underwritten in the same manner as direct originations. Bancorp encourages its employees to refer and solicit loan business as an integral part of functioning as a community bank.

Employees receive various types of awards or commissions based upon the volume and nature of business booked.

        Bancorp requires title and hazard insurance for all real estate loans.

        Residential One To Four Unit Mortgage Lending.    Bancorp originates fixed rate, adjustable rate, and hybrid (fixed for a period, and then adjustable) mortgage loans secured by one to four family residential properties. Loans that meet stricter secondary market underwriting guidelines are sold through conduits on the secondary market. Bancorp is able to retain, at significanly higher yields, residential mortgages on its books that do not meet these secondary market parameters. Bancorp has a demonstrated expertise in financing properties that other lenders are less inclined to originate. Examples of the types of residential mortgage loans that Bancorp originates include loans where the borrowing entity is a limited liability corporation, short term swing loans, and loans on vacation property. Bancorp originates one to four family residential mortgage loans in amounts up to 80% of the lower of the appraised value or the selling price of the property securing the loan. As of December 31, 2002 one $248,000 one to four unit residential loan was on non-accrual status, and the borrower has filed bankruptcy. This loan remained Bancorp's only non-performing one to four unit residential loan as of March 31, 2003 and paid off in May 2003 with full collection of principal and interest.

        Multifamily Lending.    Bancorp offers hybrid and adjustable rate permanent multifamily (five or more units) real estate loans secured by real property in Northern California. Multifamily housing valuations have generally increased in California during the past several years, however in the last year Bancorp has noted a trend of decreasing market rents.

        Permanent loans on multifamily properties typically present maturities of up to 30 years. Factors considered by Bancorp in reaching a lending decision on such properties include the net operating income of the mortgaged premises before debt service and depreciation, the debt service ratio (the ratio of net earnings to debt service), the ratio of the loan amount to appraised value, and the financial profile of any guarantors. Pursuant to Bancorp's underwriting policies, multifamily adjustable rate mortgage loans are generally originated in amounts up to 80% of the appraised value of the underlying properties. Bancorp generally requires a debt service ratio of at least 1.00:1 to 1.15:1, indicating that the property produces sufficient cash flow to cover its operating costs, including the cost to service debt. However, Bancorp will on occasion originate loans that have a debt service ratio of less than 1.00 depending on the borrower's experience, sources of income, credit profile, and net worth. Properties securing loans are appraised by an independent appraiser. Title insurance is required on all loans. When evaluating the qualifications of the borrower for a multifamily loan, Bancorp considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property, and Bancorp's lending experience with the borrower.

        Because payments on loans secured by multifamily properties are often dependent on successful operation or management of the properties, repayment of these loans may be subject to a greater extent to adverse conditions in the real estate market or the economy. Bancorp seeks to minimize these risks through its underwriting policies, which require such loans to be qualified at origination in adherence with Bancorp's underwriting guidelines. Bancorp also attempts to limit its risk exposure by requiring annual operating statements on the properties and by acquiring personal guarantees from the borrowers.

        At December 31, 2002, Bancorp's portfolio of multifamily loans totaled $65.5 million, or 37.2% of gross loans receivable. This compares to $39.0 million, or 31.6% of gross loans receivable, at December 31, 2001. At March 31, 2003, Bancorp's portfolio of multifamily loans totaled $70.3 million, or 35.3% of gross loans receivable. Bancorp acquired multifamily loans from direct originations, broker referrals, and retail sources during 2002. It is expected that all of these sources will be utilized in 2003. As of December 31, 2002 and March 31, 2003 no multifamily loans were non-performing.

        Commercial & Industrial Real Estate Lending.    Bancorp originates permanent loans secured by commercial and industrial real estate located primarily in the San Francisco Bay Area. Bancorp's underwriting procedures provide that commercial and industrial real estate loans may generally be made in amounts up to 75% of the appraised value of the property. Permanent loans are typically made with amortization terms of 30 years with a 15 year balloon payment at maturity. The loans are adjustable rate mortgages repricing based principally on the 6 Month Constant Maturity Treasury (CMT) and some are hybrid (fixed for five years, then adjustable). Bancorp's underwriting standards and credit review procedures on commercial and industrial real estate loans are similar to those applicable to multifamily loans. Bancorp considers the property's net operating income, the loan to value ratio, the presence of guarantees, and the borrower's expertise, credit history, and financial status.

        Bancorp's commercial and industrial real estate loans are typically secured by properties such as retail stores, retail strip centers, office buildings, and light manufacturing facilities. Bancorp also extends loans secured by mixed use property in more urban areas, which typically present commercial (often retail) space in one part of the building (often street level) and residential units in other parts of the building.

        Because payments on loans secured by commercial real estate properties are often dependent on successful operation or management of the properties, repayment of these loans may be significantly subject to adverse conditions in the properties' management or real estate markets in general or particular to a subject property. Bancorp seeks to mitigate these risks through its underwriting standards and credit review policy, which requires annual operating statements for each collateral property. Bancorp also participates larger commercial and industrial real estate loans with other financial institutions as a means of diversifying its credit risk and remaining below the Bank's regulatory limit on loans to one borrower.

        Commercial and industrial real estate loans can present various environmental risks, as such properties are sometimes located on sites or in areas where various types of pollution may have historically occurred. Bancorp attempts to mitigate this risk through environmental surveys, reports, and, in some cases, testing; in addition to using a limited list of pre-approved appraisers. Commercial and industrial real estate can also be impacted by changing government regulation.

        At December 31, 2002, Bancorp's permanent commercial and industrial real estate loan portfolio totaled $71.1 million, or 40.3% of gross loans. This compares to $54.9 million, or 44.4% of gross loans as of December 31, 2001. At March 31, 2003, Bancorp's permanent commercial and industrial real estate loan portfolio totaled $84.2 million, or 42.2% of gross loans. As of December 31, 2002 one $463,000 commercial real estate loan was on non-accrual status and one $22,000 commercial real estate loan was 120 days past maturity and still accruing interest. The $463,000 non-accrual loan was sold to a private investor in March 2003 with full collection of principal, interest, late charges, and foreclosure costs. The $22,000 past maturity loan was renewed in January 2003 at normal rates and terms. As of March 31, 2002 no commercial real estate loan were on non-accrual status.

        Construction Lending.    Bancorp originates construction loans for the acquisition and development of 1-4 unit residential, multifamily, and commercial property. Collateral has been historically concentrated in residential properties, both owner occupied and speculative.

        Construction financing is generally considered to involve a higher degree of risk than long-term financing on improved, occupied real estate. Bancorp's risk of loss on construction loans depends largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. If the estimate of construction costs proves to be inaccurate, Bancorp may have to advance funds beyond the amount originally committed to permit completion of the development and to protect its security position. Bancorp may also be confronted, at or prior to maturity of the loan, with a project with insufficient value to ensure full repayment. Bancorp's underwriting, monitoring, and disbursement practices with respect to construction financing are intended to ensure that sufficient funds are available to complete construction projects. Bancorp attempts to limit its risk through its underwriting procedures, by using only approved, qualified appraisers, and by dealing with qualified builders / borrowers. Bancorp also participates larger construction loans with other financial institutions as a means of diversifying its credit risk and remaining below the Bank s regulatory limit on loans to one borrower.

        Bancorp's construction loans typically have adjustable rates and terms of 12 to 18 months. Bancorp originates one to four family owner occupied construction loans in amounts up to 80% of the appraised value of the property, and multifamily and commercial real estate construction loans is amounts up to 75% of the appraised value of the property. Loan proceeds are disbursed in increments as construction progresses and as inspections warrant.

        At December 31, 2002, Bancorp had gross construction and land development loans totaling $17.0 million, on which there were undisbursed loan funds of $6.3 million. At December 31, 2001, Bancorp had gross construction and land development loans totaling $12.6 million, on which there were undisbursed loan funds of $3.5 million. At March 31, 2003, Bancorp had gross construction and land development loans totaling $18.5 million, on which there were undisbursed loan funds of $6.6 million. The balance of disbursed construction loans as a percentage of gross loans declined from 7.4% at December 31, 2001 to 6.1% at December 31, 2002 and to 6.0% as of March 31, 2003. As of December 31, 2002 and March 31, 2003 no construction loans were non-performing.

        In general, Bancorp's strategy is to increase the construction loan portfolio and to have construction loans represent a greater portion of total assets. Bancorp has targeted increased construction lending because of the interest rate sensitivity of the loans, Bancorp's historic expertise and experience in this type of lending, the yields available from this type of lending, and, in the case of owner residential construction loans, the strong customer bond developed in financing the building of someone' s home. Construction loan borrowers are typically candidates for Bancorp's private banking services.

        Because construction loans are generally more complex than typical residential, multifamily, or commercial mortgages, they present a greater degree of credit risk. Bancorp attempts to control this credit risk through its underwriting and funds disbursement processes. In addition, it is Bancorp's strategy to, over time, build a series of strong relationships with local developers / builders / contractors with whom Bancorp has detailed financial knowledge and receives a steady stream of repeat business.

        Land Lending.    Bancorp offers loans secured by land, generally throughout the San Francisco Bay Area. The types of land generally considered by Bancorp are suitable for residential, multifamily, or commercial development or are demarcated residential lots.

        Because land and lots are generally less readily marketable than residential, multifamily, and commercial real estate, lending on land presents additional risks not present in residential mortgages. The market value of land and lots can be more susceptible to changes in interest rates, economic conditions, or local real estate markets than the market value for homes. Zoning changes by various government authorities may also impact the value and marketability of certain types of land. To mitigate these risks, Bancorp generally restricts total land loans to 100% of its tier 1 capital.

        At December 31, 2002, Bancorp's land loan portfolio totaled $8.6 million, or 4.8% of gross loans. This compares to $8.1 million, or 6.6% of gross loans as of December 31, 2001. At March 31, 2003, Bancorp's land loan portfolio totaled $9.1 million, or 4.6% of gross loans. As of December 31, 2002 and March 31, 2003, no loans were non-performing.

        Business Lending.    Bancorp offers business loans that are either uncollateralized or collateralized by business assets or commercial or residential real estate. The collateral typically consists of common stock or other securities. Business lending is generally considered to involve a higher degree of risk than the financing of real estate, primarily because security interests in the collateral are more difficult to perfect and the collateral may be difficult to obtain or liquidate following an uncured default. Business loans typically offer relatively higher yields, short maturities, and variable interest rates. The availability of this type of loan enables existing and potential business depositors to establish a more complete financial relationship with the Bank. Bancorp attempts to reduce the risk of loss associated with business lending by closely monitoring the financial condition and performance of its customers.

        As part of its business strategy, and in order to facilitate the growth of its business lending portfolio, Bancorp plans in 2003 and 2004 on having business loans managed by an assigned account manager. Bancorp believes this approach provides for better credit monitoring and facilitates Bancorp's seeking expanded business relationships with growing firms. Bancorp's business strategy envisions business loans representing a greater percentage of total assets in the future.

        At December 31, 2002, Bancorp had disbursed business loans and lines totaling $3.6 million, or 2.1% of gross loans. This compares to $3.8 million, or 3.1% of gross loans as of December 31, 2001. At March 31, 2003, Bancorp had disbursed business loans and lines totaling $3.6 million, or 1.8% of gross loans. As of December 31, 2002 and March 31, 2003, no business loans were non-performing.

        Consumer Lending.    Bancorp offers consumer loans that are either uncollateralized or collateralized by personal assets or commercial or personal real estate. Collateral typically consists of common stock or other securities, or deposits held with Bancorp. Consumer lending is generally considered to involve a higher degree of risk than the financing of real estate, primarily because security interests in the collateral are more difficult to perfect and the collateral may be difficult to obtain or liquidate following an uncured default. Consumer loans typically offer relatively higher yields, short maturities, and variable interest rates. The availability of consumer loans enables existing and potential personal banking clients to establish a more complete financial relationship with the Bank. Bancorp attempts to reduce the risk of loss associated with consumer lending through prudent underwriting and periodic financial review of its borrowers.

        At December 31, 2002, Bancorp had disbursed consumer loans and lines totaling $2.3 million, or 1.3% of gross loans. This compares to $1.4 million, or 1.1% of gross loans as of December 31, 2001. At March 31, 2003, Bancorp had disbursed consumer loans and lines totaling $2.4 million, or 1.2% of gross loans. As of December 31, 2002 and March 31, 2003 no consumer loans were non-performing.

        Loan Portfolio Composition.    The following tables present the composition of Bancorp's net loans receivable at the dates indicated.

	At December 31,
	2002		2001		2000
	AMOUNT	%	AMOUNT	%	AMOUNT	%
			(Dollars in Thousands)
One-to-four family residential	$14,294	8.1%	$6,988	5.6%	$4,088	4.4%
Multifamily residential	65,488	37.0	39,025	31.5	34,361	36.9
Commercial real estate	71,076	40.2	54,862	44.3	38,269	41.1
Land	8,572	4.8	8,112	6.6	8,723	9.4
Construction real estate	10,651	6.0	9,113	7.4	2,638	2.8
Consumer loans	2,309	1.3	1,420	1.1	191	0.2
Commercial, non real estate	3,657	2.1	3,796	3.1	4,603	4.9

Total gross loans	176,047	99.5	123,316	99.7	92,873	99.7
Net deferred loan costs	842	0.5	389	0.3	288	0.3

Total loans receivable, net	$176,889	100.0%	$123,705	100.0%	$93,161	100.0%

	At March 31, 2003
	AMOUNT	%
One-to-four family residential	$16,880	8.5
Multifamily residential	70,263	35.3
Commercial real estate	84,176	42.2
Land	9,104	4.6
Construction real estate	11,908	6.0
Consumer loans	2,378	1.2
Commercial, non real estate	3,616	1.8

Total gross loans	198,325	99.5
Net deferred loan costs	989	0.5

Total loans receivable, net	$199,314	100.0

        Loan Maturity Profile.    The following table shows the contractual maturities of Bancorp's gross loans at December 31, 2002 and March 31, 2003.

	At December 31, 2002
	2003	2004 Through 2007	2008 And Thereafter	Total Gross Loans
	(Dollars in Thousands)
One-to-four family residential	$4,772	$600	$8,922	$14,294
Multifamily residential	759	1,277	63,452	65,488
Commercial real estate	2,264	2,923	65,888	71,075
Land	1,210	7,362	—	8,572
Construction real estate	8,503	2,148	—	10,651
Consumer loans	1,026	1,283	—	2,309
Commercial, non real estate	2,444	1,213	—	3,657

Total	$20,978	$16,806	$138,262	$176,046

	At March 31, 2003
	Next 12 Months	13 months Through 60 Months	61 Months And Thereafter	Total Gross Loans
	(Dollars in Thousands)
One-to-four family residential	$5,142	$600	$11,138	$16,880
Multifamily residential	856	1,274	68,134	70,264
Commercial real estate	1,030	7,108	76,038	84,176
Land	977	8,127	—	9,104
Construction real estate	5,988	5,920	—	11,908
Consumer loans	2,378	—	—	2,378
Commercial, non real estate	2,671	943	2	3,616

Total	$19,042	$23,972	$155,312	$198,326

        The following tables present Bancorp's gross loans at December 31, 2002 and March 31, 2003, segregating those with fixed versus adjustable interest rates and also isolating those loans with contractual maturities or repricing frequencies less than or equal to and greater than one year.

			Maturity or Reset after 2003
	Maturity or Reset in 2003				Total Gross Loans
As of December 31, 2002
	Fixed	Adjustable	Fixed	Adjustable	Fixed	Adjustable
	(Dollars in Thousands)
One-to-four family residential	$690	$12,245	$0	$1,359	$690	$13,604
Multifamily residential	—	48,882	—	16,606	—	65,488
Commercial real estate	988	48,303	—	21,784	988	70,087
Land	286	8,286	—	—	286	8,286
Construction real estate	—	10,651	—	—	—	10,651
Consumer loans	—	2,309	—	—	—	2,309
Commercial, non real estate	—	3,657	—	—	—	3,657

Total	$1,964	$134,333	—	$39,749	$1,964	$174,082

	Maturity or Reset by March 31, 2004		Maturity or Reset after March 31, 2004
					Total Gross Loans
As of March 31, 2003
	Fixed	Adjustable	Fixed	Adjustable	Fixed	Adjustable
	(Dollars in Thousands)
One-to-four family residential	$—	$15,295	$690	$895	$690	$16,190
Multifamily residential	—	50,651	—	19,612	—	70,263
Commercial real estate	—	56,561	1,600	26,015	1,600	82,576
Land	—	9,104	—	—	—	9,104
Construction real estate	—	11,908	—	—	—	11,908
Consumer loans	—	2,378	—	—	—	2,378
Commercial, non real estate	—	3,616	—	—	—	3,616

Total	$—	$149,513	$2,290	$46,522	$2,290	$196,035

        Originations, Purchases, and Sales of Loans.    Bancorp's mortgage lending activities are conducted primarily through its branch offices and through its list of approved wholesale loan brokers who deliver completed loan applications to Bancorp. In addition, Bancorp has developed correspondent relationships with a number of financial institutions to facilitate the origination of real estate loans on a participation basis. Loans presented to Bancorp for purchase or participation are generally underwritten substantially in accordance with Bancorp' s established lending standards, which consider the financial condition of the borrower, the location of the underlying property, and the appraised value of the property, among other factors.

        On an ongoing basis, depending on its current asset / liability strategy, Bancorp sells or participates residential, multifamily, and commercial loans to other financial institutions in the secondary market. Loan sales are dependent on the level of loan originations and the relative customer demand for mortgage loans, which is affected by the current and expected future level of interest rates. Loan sales and participations are an integral part of Bancorp's business strategy, as such sales and participations are used to manage Bancorp's capital, liquidity and earnings. The level and timing of any future loan sales will depend upon market opportunities and prevailing interest rates.

        Because both the volume of sales and the amount of gain recognized on loan sales is subject to market conditions, there are risks inherent in relying on loan sales as a source of income and balance sheet management. In general, it is more difficult to sell loans, and the gain on sale of loans is lower, when interest rates rise. The Bank is exposed to risks to its capital, liquidity, and earnings if loan sales fail to materialize or if the gain on sale of loans is lower than specified in Bancorp's business strategy. To mitigate these risks, Bancorp generally sells adjustable rate mortgages whose prices are less susceptible to changes in interest rates. Refer to the "INVESTMENT RISK FACTORS" section of this prospectus.

        Loan Servicing.    Bancorp services its own loans as well as loans owned by others. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, and supervising foreclosures and property dispositions in the event of unremedied defaults. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. At December 31, 2002 and 2001, Bancorp was servicing $58.1 million and $75.1 million of loans for others, respectively. At March 31, 2003 Bancorp was servicing $53.0 million of loans for others. Bancorp's strategic plan does not contain a significant expansion in its loan servicing for others, as management believes that it is more advantageous to retain the underlying loan assets on its balance sheet to generate ongoing net interest income rather than selling or participating the loans and receiving a one time gain on sale.

Credit Quality

        General.    As of December 31, 2002 Bancorp had two non-accrual real estate secured loans totaling $710,000 or 0.40% of total loans. One of these loans was sold to an investor for collection of principal and interest in March 2003. As of March 31, 2003 Bancorp had one $248,000 non-accrual loan representing 0.13% of total loans. The one non-accrual loan paid off in May 2003 with full collection of interest and principal. Management believes that non-performing loans will generally be well secured and / or reserved, real estate acquired through foreclosure will be properly valued, and inherent losses are provided for in the allowance for loan losses. However, there can be no assurance that future deterioration in local or national economic conditions, collateral values, borrowers' financial status, or other factors will not result in future credit losses and associated charges against operations. Concerning real estate acquired via foreclosure, no assurance can be provided regarding when these properties will be sold or what the terms of sale will be when they are sold. It is Bancorp's general policy to obtain appraisals at the time of foreclosure and to periodically obtain updated appraisals for foreclosed properties that remain unsold.

        Non-accrual, Delinquent, and Restructured Loans.    Management generally places loans on non-accrual status when they become 90 days past due, unless they are well secured and in the process of collection. Management also places loans on non-accrual status when they are less than 90 days delinquent when there is concern about the collection of the debt in accordance with the terms of the loan agreement. When a loan is placed on non-accrual status, any interest previously accrued but not collected is reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where Bancorp has granted a concession on the interest paid or the original repayment terms due to financial difficulties of the borrower or because of issues with the collateral securing the loan. As of December 31, 2002 and March 31, 2003 there were no restructured loans.

        Delinquent Loan Procedures.    Specific delinquency procedures vary depending on the loan type and period of delinquency. However, Bancorp's policies generally provide that loans be reviewed monthly for delinquencies, and that if a borrower fails to make a required payment when due, Bancorp institutes internal collection procedures. For mortgage loans, written late charge notices are mailed no later than the 15th day of delinquency. At 25 days past due, the borrower is contacted by telephone and Bancorp makes a verbal request for payment. At 30 days past due, Bancorp begins tracking the loan as a delinquency, and at 45 days past due a notice of intent to foreclose is mailed. When contact is made with the borrower prior to foreclosure, Bancorp generally attempts to obtain full payment or develop a repayment schedule with the borrower to avoid foreclosure.

        Non-performing Assets.    Non-performing loans include non-accrual loans, loans 90 or more days past due and still accruing interest, and restructured loans. Non-performing assets include all non-performing loans, real estate acquired through foreclosure, and repossessed consumer assets.

        Real estate acquired through foreclosure is recorded at the lower of the recorded investment in the loan or the fair value of the related asset on the date of foreclosure, less estimated costs to sell. Fair value is defined as the amount in cash or cash-equivalent value of other consideration that a real estate asset would yield in a current sale between a willing buyer and a willing seller. Development and improvement costs relating to the property are capitalized to the extent they are deemed to be recoverable upon disposal. The carrying value of acquired property is regularly evaluated and, if appropriate, an allowance is established to reduce the carrying value to fair value less estimated costs to sell. Bancorp typically obtains appraisals on real estate acquired through foreclosure at the time of foreclosure. Bancorp generally conducts inspections on foreclosed properties and properties deemed in-substance foreclosures on a quarterly basis.

        The following table presents information regarding non-performing assets at the dates indicated:

	As of March 31	Balance as of As of December 31,
	2003	2002	2001	2000
	(Dollars In Thousands)
One-to-four family residential	$248	$248	$—	$—
Multifamily residential	—	—	196	—
Commercial real estate	—	463	—	—

Total gross non-performing loans	$248	$711	$196	$—

Gross non-performing loans to total loans	0.13%	0.40%	0.16%	—
Gross non-performing assets to total assets	0.09	0.27	0.14	—
Allowance for loan losses	$2,182	$1,942	$1,345	$1,022
Allowance for loan losses / non-performing loans	1.09%	1.10%	1.09%	1.10

        The following tables present information concerning loans 60 to 89 days delinquent and loans over 90 days delinquent and on accrual status at the dates indicated.

	Balance as of As of December 31,
	2002		2001		2000
	Number Of Loans	Principal Balance	Number Of Loans	Principal Balance	Number Of Loans	Principal Balance
	(Dollars In Thousands)
Loans delinquent 60—89 days and accruing
Commercial real estate	1	$84	—	$—	—	$—
Construction	—	—	—	—	—	—
Consumer loans	1	200	—	—	—	—

Total	2	$284	—	$—	—	$—

Loans delinquent 90 + days and accruing
Commercial real estate	1	$22	—	$—	—	$—
Land loans	—	—	—	—	1	145
Commercial, non real estate	—	—	—	—	—	—

Total	1	$22	—	$—	1	$145

	As of March 31, 2003
	Number Of Loans	Principal Balance
	(Dollars In Thousands)
Loans delinquent 60—89 days and accruing
Commercial real estate	1	$131
Construction	1	966
Consumer loans	—	—

Total	2	$1,097

Loans delinquent 90 + days and accruing
Commercial real estate	—	$—
Land loans	—	—
Commercial, non real estate	1	250

Total	1	$250

        Interest income foregone on non-accrual loans outstanding at year-end totaled $54 thousand, $7 thousand, and $0 for the years ended December 31, 2002, 2001, and 2000, respectively. Interest income foregone on non-accrual loans outstanding in the first quarter of 2003 totaled $5 thousand. At December 31, 2002 and March 31, 2003, Bancorp had no commitments to extend additional funds to loans on non-accrual status. Bancorp collected all delinquent interest on its one non-accrual loan in May 2003.

        Criticized And Classified Assets.    To measure the quality of assets, Bancorp has established internal asset classification guidelines as part of its credit monitoring system for identifying and reporting current and potential problem assets. Under these guidelines, both asset specific and general portfolio valuation allowances are established. Bancorp currently classifies problem and potential problem assets into one of four categories, presented below in order of increasing severity.

Special Mention Assets

        Special Mention:    Special Mention loans, or Other Assets Especially Mentioned (sometimes referred to as "watch list" loans) possess weaknesses, but do not currently expose Bancorp to sufficient risk to warrant categorization as a classified asset or assignment of a specific valuation allowance. Weaknesses that might categorize a loan as Special Mention include, but are not limited to, past delinquencies or a general decline in business, real estate, or economic conditions applicable to the loan.

Classified Assets

        Substandard.    Substandard loans have one or more defined weakness and are characterized by the distinct possibility that Bancorp will sustain some loss if the deficiencies are not corrected.

        Doubtful.    Doubtful loans have the weaknesses of substandard loans, with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values questionable; and there is a high possibility of loss of some portion of the principal balance.

        Loss.    Loss loans are considered uncollectible and their continuance as an asset is not warranted.

        Assets classified as substandard or doubtful require the establishment of general valuation allowances in amounts considered by management to be adequate under generally accepted accounting principles. These amounts represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. Judgments regarding the adequacy of general valuation allowances are based on continual evaluation of the nature, volume and quality of the loan portfolio, other assets, and current economic conditions that may affect the recoverability of recorded amounts. Assets classified as a loss require either a specific valuation allowance equal to 100% of the amount classified or a charge-off of such amount.

        The following table presents Bancorp's criticized and classified assets as of the dates indicated:

	As of March 31,	As of December 31,
	2003	2002	2001
Criticized Assets
One-to-four family residential	$499	$499	$248
Multifamily residential	399	400	—
Commercial real estate	268	400	1,160
Land	896	498	501
Construction real estate	1,036	1,036	—
Commercial, non real estate	500	500	—

Special mention	$3,598	$3,333	$1,909

Classified Assets
One-to-four family residential	2,077	248	—
Multifamily residential	—	—	196
Commercial real estate	131	463	—
Land	263	263	—
Construction real estate	—	—	1,520
Commercial, non real estate	2	—	—

Substandard loans	$2,473	$974	$1,716

Total classified assets	$2,473	$974	$1,716

Classified assets to total assets	0.88%	0.36%	1.19
Classified assets to stockholders' equity	20.9	8.8	18.7
Allowance for loan losses to total classified assets	88.2	199.4	78.4

        As of March 31, 2003, Bancorp had 8 special mention loans totaling $3,598,000 and five loans totaling $2,473,000 classified as substandard. Bancorp's largest substandard asset is $1.8 million residential construction loan in Northern California. The underlying property is currently under contract to be sold, however Bancorp makes no assurance that this sale will occur.

        Allowance For Loan Losses.    The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in Bancorp's loan portfolio. The allowance for loan losses is increased by provisions charged against earnings and reduced by net loan charge-offs. Loans are charged-off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

        The allowance for loan losses is maintained at an amount management considers adequate to cover estimated losses in loans receivable which are deemed probable and estimable. The allowance is based upon a number of factors, including, but not limited to, asset classifications, the size and mix of the loan portfolio, economic trends and conditions, industry experience and trends, industry and geographic concentrations, estimated collateral values, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience, changes in non-performing and past due loans, and Bancorp's underwriting policies.

        General valuation allowances represent loss allowances that have been established to recognize inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. In addition to the requirements of Accounting Principles Generally Accepted in the United States of America, or "GAAP", related to loss contingencies, a state chartered industrial banking company's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and DFI. The FDIC, in conjunction with other federal banking agencies, provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation allowances. It is required that all institutions:

  •
  Have effective systems and controls to identify, monitor, and address asset quality problems

  •
  Analyze all significant factors that affect the collectibility of the loan portfolio in a reasonable manner

  •
  Establish acceptable allowance evaluation processes that meet the objectives of the federal regulatory agencies.

        Various regulatory agencies, in particular the DFI and the FDIC, as an integral part of their examination process, periodically review Bancorp's allowance for loan losses. These agencies may require Bancorp to make additional provisions for loan losses, based on their judgments of the information available at the time of the examination. Although management believes that the allowance for loan losses is adequate to provide for estimated inherent losses in the loan portfolio, future provisions charged against operations will be subject to continuing evaluations of the inherent risk in the loan portfolio. In addition, if the national or local economy declines or asset quality deteriorates, additional provisions could be required. Such additional provisions could negatively and materially impact Bancorp's financial condition and results of operations.

        Bancorp continually monitors the adequacy of its Allowance for Loan Losses and may increase the allowance in the future. The growth in the nominal size of the loan portfolio has led management to increase the amount of the allowance in recent years.

        Bancorp's loan portfolio at December 31, 2002 presented significant geographic concentration. The majority of Bancorp's loans outstanding at December 31, 2002 were secured by real estate located in the five counties which constitute Bancorp' s primary lending area:

  •
  Alameda County

  •
  Marin County

  •
  San Francisco County

  •
  San Mateo County

  •
  Sonoma County

        This concentration provides certain benefits. For example, Bancorp has become well known in its market areas and therefore attracts more business. In addition, management develops a more comprehensive knowledge of real estate values and business trends in markets where lending is regularly conducted. However, this concentration also presents certain risks. A natural disaster such as an earthquake centered in the San Francisco Bay Area would impact Bancorp more significantly than firms with loans geographically dispersed over a wider area. Another concentration risk is that a downturn in the economy or real estate values in the San Francisco Bay Area would disproportionately unfavorably impact Bancorp versus a State-wide or national lender. The geographic concentration of Bancorp's loans is an important factor that management considers in determining appropriate levels of general loan loss reserves.

        Bancorp is evaluating the following trends and factors which in management's opinion may increase the inherent loss in the loan portfolio:

  •
  General reduction in national economic growth and the increased volume of layoffs being announced by major corporations may affect local real estate values.

  •
  The California state budget deficit may affect the local economy through both a reduction in services and an increase in taxes. This potentially could reduce local economic activity and adversely affect real estate values.

  •
  Adverse impacts of the weakened technology industry upon commercial real estate values. Bancorp's primary lending areas include several areas within the San Francisco Bay Area that have been impacted by the slump in various technology and technology related businesses.

  •
  Impact of lower stock prices on consumer spending, liquidity, and investment, with a particular concern regarding effects on the demand and pricing for real estate in the Bank's primary market areas.

        To the extent that Bancorp is successful in its strategic plan and therefore continues to expand its loan portfolio and to increase the proportion of non-residential loans in the portfolio, Management anticipates increasing, in future periods, the allowance for loan losses in a manner consistent with Bancorp's loan loss allowance methodology. Experience across the financial services industry indicates that commercial business and income property loans present greater risks than residential real estate loans, and therefore should be accompanied by suitably higher levels of reserves.

        The following table presents information related to Bancorp's allowance for loan losses as of the years ending and for the period indicated:

	As of March 31,	As of December 31,
	2003	2002	2001	2000
		(Dollars in Thousands)
Period end loans outstanding	$199,314	$176,889	$123,705	$93,161
Average loans outstanding	186,892	146,956	113,050	94,659
Period end non-performing loans outstanding	248	711	196	—
Allowance for loan losses
Balance, at beginning of year	$1,942	$1,345	$1,022	$979
Provision charged to operations	239	597	323	43

Balance, at end of year	$2,181	$1,942	$1,345	$1,022

Allowance as a percent of year end loans outstanding	1.09%	1.10%	1.09%	1.10
Allowance as a percent of non-performing loans	879.44	273.14	686.22	—

Investment Activities

        Cash Equivalents.    Bancorp does not include certain short term, highly liquid investments as investment securities, instead classifying these as cash equivalents. These include:

  •
  Federal funds sold.

  •
  Securities purchased under agreements to resell

  •
  Commercial paper

  •
  Money market mutual fund investments

  •
  Banker's acceptances

  •
  Certificates of deposit in federally insured financial institutions

        Liquidity Maintenance.    State chartered industrial banking companies have the authority to invest in various types of liquid assets, as defined in applicable regulations, including United States Treasury obligations, securities of or guaranteed by various federal agencies, certificates of deposit of insured banks and savings institutions, bankers' acceptances, repurchase agreements, and federal funds. Management agrees that maintaining an adequate level of liquidity at all times is fundamental to effective guidance of a financial institution. Management believes that Bancorp at all times in 2002 and through the first quarter of 2003 maintained a level of available liquidity considered to be adequate to meet foreseeable operational needs.

        Investment Policies.    In addition to liquid assets, subject to various restrictions, state chartered industrial banking companies may also invest in various other types of securities, including investment-grade corporate debt securities, mortgage backed securities, asset-backed securities, collateralized mortgage obligations not guaranteed by a federal agency, and mutual funds whose assets conform to the investments that a state chartered industrial banking companies is otherwise authorized to make directly. Bancorp maintains separate internal investment policies for the Bank. These policies are established by the board of directors with the key objectives of:

  •
  Providing and maintaining liquidity

  •
  Generating a favorable total return on a risk-adjusted basis

  •
  Managing the overall interest rate risk profile

  •
  Maintaining compliance with various associated regulations

  •
  Controlling credit risk exposure

        Specifically, Bancorp' s policies generally limit investments to publicly traded securities that are investment grade. These policies prohibit Bancorp's maintenance of a trading portfolio as defined under SFAS No. 115.

        Accounting And Reporting.    Investment securities classified as available for sale are recorded at fair value, while investment securities classified as held to maturity are recorded at cost. Unrealized gains or losses on available for sale securities, net of the deferred tax effect, are reported as a component of other comprehensive income and are included in stockholders' equity.

        The amortized cost and estimated fair value of securities as of the date indicated are presented in the following table:

	As of December 31, 2002
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(Dollars in Thousands
Available for sale
Variable rate FHLMC and FNMA PT's	$37,730	$5	$78	$37,657

Held to maturity
Variable rate FHLMC and FNMA PT's	$35,628	$50	$131	$35,547

	As of March 31, 2003
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
	(Dollars in Thousands
Available for sale
Variable rate FHLMC and FNMA PT's	$34,191	$174	$—	$34,365

Held to maturity
Variable rate FHLMC and FNMA PT's	$32,406	$149	$—	$32,555

        At December 31, 2002 and March 31, 2003, Bancorp's investment portfolio was entirely composed of adjustable rate pass through mortgage backed securities. In 2002 Bancorp restructured its security portfolio in pursuing the following objectives:

  •
  Generating a steady stream of cash flows to provide liquidity in support of the expanding loan portfolio

  •
  Increasing the interest rate sensitivity of the portfolio in conjunction with Bancorp's asset / liability management program

  •
  Deploying the capital that was obtained through Bancorp's issuance of a Trust Preferred Security and generating an interest margin sufficient to cover the Trust Preferred Security interest payments.

        The following table presents certain information regarding the amortized cost, estimated fair value, weighted average yields, and contractual maturities of Bancorp's securities as of December 31, 2002 and March 31, 2003. Actual maturities may differ from contractual maturities due to principal prepayments, or rights of issuers to call obligations prior to maturity:

	As of December 31, 2002
	2003	2004 Through 2007	2008 Through 2012	Thereafter
Available for sale

Variable rate FHLMC and FNMA PT's	$—	$—	$—	$37,730

Estimated fair value	$—	$—	$—	$37,657

Weighted average yield	—%	—%	—%	3.08%

Held to maturity

Variable rate FHLMC and FNMA PT's	$—	$—	$—	$35,628

Estimated fair value	$—	$—	$—	$35,547

Weighted average yield	—%	—%	—%	3.19%

	As of March 31, 2003
	Next 12 Months	13 months Through 60 Months	61 months Through 120 Months	Thereafter
Available for sale

Variable rate FHLMC and FNMA PT's	$—	$—	$—	$34,191

Estimated fair value	$—	$—	$—	$174

Weighted average yield	—%	—%	—%	2.86%

Held to maturity

Variable rate FHLMC and FNMA PT's	$—	$—	$—	$32,406

Estimated fair value	$—	$—	$—	$149

Weighted average yield	—%	—%	—%	3.06%

Sources of Funds

        General.    Bancorp's primary sources of funds are customer deposits, principal, interest, and dividend payments on loans and securities, FHLB advances and other borrowings, and, to a lesser extent, proceeds from sales of loans. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan and security prepayments are greatly influenced by general interest rates, economic conditions, and competition.

        Retail Deposits.    Bancorp offers a variety of deposit accounts with a range of interest rates and terms. Bancorp's deposits consist of non interest and NOW checking accounts, savings accounts, money market accounts, and certificates of deposit. The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates, and competition. Bancorp's deposits are obtained predominantly from Marin County, California where its branches are located. Bancorp relies primarily on customer service and relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions and mutual funds significantly affect Bancorp's ability to attract and retain deposits. The

Bank will also accept brokered deposits and non-brokered wholesale deposits from time to time. Management continually monitors Bancorp's certificate accounts and historically Bancorp has retained a large portion of such accounts upon maturity. Many of the customers who invest in certificate accounts are candidates for Bancorp's private banking services.

        Bancorp's strategic plan incorporates increasing the percentage of deposits represented by transaction accounts. Management believes that transaction accounts present the opportunity to strengthen customer relationships, build franchise value, generate fee income, and lower Bancorp's relative cost of funds. In addition, an expansion in transaction accounts supports Bancorp's asset / liability management program, as transaction accounts are generally less interest rate sensitive than most alternative sources of funding.

        In recent years, Bancorp has introduced a series of money market accounts specifically designed for certain target markets. For example, in 2002 Bancorp continued to offer a highly tiered money market account specifically designed to attract higher average balance depositors who might otherwise pursue money market mutual funds. As a result, money market deposit balances have increased in recent years, from $24.0 million at December 31, 2000 to $49.2 million at December 31, 2001, and to $75.8 million at December 31, 2002 to $79.0 million at March 31, 2003. Bancorp has had notable success in obtaining new money market account funds in 2002 and the first quarter of 2003 as it has been able to offer attractive rates in a declining rate environment while still reducing its cost of funds.

        Bancorp's other area of focus in deposit acquisition in recent years has been checking accounts, coincident with Bancorp's business strategy of becoming more of a community based financial services organization, meeting the primary financial needs of both consumers and small businesses. Total checking balances expanded from $4.7 million at December 31, 2000 to $6.9 million at December 31, 2001 and to $10.1 million at December 31, 2002 to $11.2 million at March 31, 2003.

        The increase in checking account balances during 2002 and the first quarter of 2003 was supported by increased account balances maintained by local businesses with which Bancorp established comprehensive relationships, through such services as lines of credit, courier service, real estate financing, and dedicated account relationship officers. Bancorp plans to further augment its business checking product line in 2003 with an enhancement to its internet banking services for businesses. Bancorp also plans to augment its line of consumer checking products in 2003 through the opening of several new branches and the expansion of its retail sales force.

        During 2002, Bancorp's certificate of deposit portfolio increased by $19.6 million. In the first quarter of 2003 certificates of deposits increased by $17.0 million. During the past several years, Bancorp has focused its deposit related sales efforts on transaction accounts as a means of increasing net interest margins, bolstering fee income, and building more comprehensive customer relationships. Nonetheless, Bancorp has seen an increase in certificates of deposit, partially in response the decreases in the stock market. Bancorp encounters significant price competition for certificates of deposit from one local thrift in particular, and from new or Internet banks seeking to build their customer bases through aggressive pricing without regard to short term profitability.

        Bancorp's weighted average cost of deposits at December 31, 2002 was 2.32%, equal to 6 basis points below the 11th District Cost of Funds Index ("COFI") for December 2002 of 2.38%. Bancorp's weighted average cost of deposits at March 31, 2003 was 2.19%, equal to 2 basis points below the 11th District Cost of Funds Index for March 2003 of 2.21%. While COFI contains funding components other than deposits, Bancorp uses a comparison to COFI as a benchmark of its success in managing its cost of deposits. Bancorp seeks to manage its cost of deposits both via pricing for individual products and through the deposit portfolio product mix.

        Bancorp maintained no deposits in foreign banking offices at December 31, 2002, December 31, 2001, or March 31, 2003.

        Bancorp's weighted average cost of deposits decreased significantly in 2002 and through the first quarter of 2003 primarily due to the ongoing historically low interest rate environment. The following tables summarize Bancorp's deposits at the dates indicated.

	December 31, 2002		December 31, 2001		December 31, 2000
	Balance	Weighted Average Rate	Balance	Weighted Average Rate	Balance	Weighted Average Rate
Noninterest-bearing deposits	$4,391	—%	$3,131	—%	$1,917	—
Interest-bearing checking deposits	5,728	0.93	3,782	0.98	2,752	2.40
Money Market and savings deposits	75,782	1.80	49,182	2.26	23,988	4.37
Certificates of deposit $100,000 or more	29,438	3.13	27,177	4.22	23,993	6.39
Certificates of deposit < $100,000	60,565	2.89	43,780	4.02	46,761	6.41

Total deposits	$175,904	2.32%	$127,052	3.19%	$99,411	5.68

	March 31, 2003
	Balance	Weighted Average Rate
Noninterest-bearing deposits	$5,610	—%
Interest-bearing checking deposits	5,603	0.93
Money Market and savings deposits	78,997	1.60
Certificates of deposit $100,000 or more	26,022	3.06
Certificates of deposit < $100,000	80,964	2.73

Total deposits	$197,196	2.19%

        The weighted average interest rates are at the end of the period and are based upon stated interest rates without giving consideration to daily compounding of interest or forfeiture of interest because of premature withdrawal.

        The following table presents the amount and weighted average rate of time deposits equal to or greater than $100,000 at December 31, 2002 and March 31, 2003.

	At March 31, 2003		At December 31, 2002
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)
Three months or less	$5,429	2.81%	$6,262	2.95
Over 3 through 6 months	8,480	2.96	5,276	2.83
Over 6 through 12 months	6,165	2.79	12,307	3.10
Over 12 months through 2 years	4,137	3.65	3,290	3.54
Over 2 through 3 years	1,810	3.80	2,303	3.82
Over 3 years	—	—

Total	$26,022	3.06	$29,438	3.13

        The following table presents the amount and weighted average rate of time deposits less than $100,000 at December 31, 2002 and March 31, 2003.

	At March 31, 2003		At December 31, 2002
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)
Three months or less	$9,054	2.62%	$12,814	2.53%
Over 3 through 6 months	15,694	2.67	8,184	2.77
Over 6 through 12 months	27,378	2.66	25,817	2.87
Over 12 months through 2 years	19,120	2.75	10,170	3.21
Over 2 through 3 years	9,419	3.10	3,459	3.72
Over 3 years	299	3.16	121	3.97

Total	$80,964	2.73	$60,565	2.89

        Please refer to Note 6 to the Consolidated Financial Statements for additional information concerning deposits.

Borrowings and Wholesale Certificates of Deposit

        From time to time, Bancorp obtains borrowed funds through FHLB advances, brokered deposits and wholesale deposits not obtained through brokers. Bancorp also has access to federal funds purchased and securities sold under agreements to repurchase as alternatives to retail deposit funds. Bancorp may continue to utilize these sources in the future as part of its operating strategy. Borrowings are also utilized to acquire certain other assets as deemed appropriate by management and to better utilize the capital resources of the Bank and Bancorp. Borrowings are also used as a tool in Bancorp's interest rate risk management process.

        FHLB advances are collateralized by the Bank's pledged mortgage loans and investment securities and investments in the capital stock of the FHLB. See "SUPERVISION AND REGULATION—Federal Home Loan Bank System." FHLB advances are made pursuant to several different credit programs with varying interest rate, amortization, and maturity terms. The maximum amount that the FHLB will advance to member institutions, including the Bank, fluctuates from time to time in accordance with the policies of the FHLB. During 2001 and 2002, and through March 31, 2003, the Bank periodically used FHLB advances to provide needed liquidity and to supplement deposit gathering activity.

        In July, August, and September 2002 the Bank increased its FHLB borrowings by $67,679,000 in order to deploy the capital obtained from the Trust Preferred Security in a timely manner. The funds provided from the FHLB advances obtained in 2002 were used primarily to purchase GNMA, FNMA, and FHLMC pass through adjustable rate mortgage backed securities. The security portfolio increased by $72,771 in July, August, and September 2002.

        The Bank has the ability to obtain wholesale certificates of deposit through approved deposit brokers. These brokered deposits are obtained for rates and terms that are generally comparable to what Bancorp can obtain through its retail marketing efforts. The Bank also has the ability to obtain wholesale deposits directly from investing institutions without the use of a deposit broker. The Bank will continue to obtain brokered and non-brokered wholesale CD's as appropriate in the execution of its long term strategic plan.

        The Bank maintains federal funds lines of credit with two correspondent banks. From time to time, the Bank may borrow federal funds from its correspondent banks as a source of short term liquidity.

        The following tables set forth information regarding Bancorp's FHLB borrowings as of the dates indicated.

	At December 31, 2002		At December 31, 2001
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
One year or less	$52,349	1.87%	$—	—%
Over one year to two years	6,349	3.75	—	—
Over two years to three years	10,449	3.71	4,000	3.78
Over three years to four years	516	3.84	500	3.50
Over four years to five years	205	3.83	—	—

Total	$69,868	2.33	$4,500	3.75

	At March 31, 2003
	Amount	Weighted Average Rate
One year or less	$35,144	1.90%
Over one year to two years	12,345	2.93
Over two years to three years	12,309	3.39
Over three years to four years	456	3.83
Over four years to five years	103	3.83

Total	$60,357	2.43

        Please refer to Note 8 to the Consolidated Financial Statements for additional information regarding FHLB advances.

Trust Preferred Securities

        On June 27, 2002, Bancorp completed its offering of trust preferred securities in the amount of $10.0 million. The securities were issued by a special purpose business trust formed by Bancorp and were sold to a pooled investment vehicle sponsored by Bear Stearns L.P. and Salomon Smith Barney Inc. in a private transaction. The securities were sold pursuant to an applicable exemption from registration under the Securities Act and have not been registered under the Act. Bear Stearns assisted Bancorp in the placement of the trust preferred securities. The securities may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        The $10.0 million in trust preferred securities have a floating rate of interest, which is reset quarterly, equal to 3-month LIBOR plus 3.60%. The floating rate, however, may not exceed 12.0% for the first five years. As of March 31, 2003 the floating rate was 4.94%.

        As the result of the issuance of $10.0 million in trust preferred securities, Bancorp retired $3.0 million in holding company debt and down-streamed $6.5 million to the Bank in the form of Tier I Capital. This enabled the Bank to implement an investment strategy whereby it established an investment portfolio that reached a maximum of $77 million and borrowed a maximum of $70 million from the Federal Home Loan Bank (FHLB). The purchased investment securities serve as collateral for the borrowing.

Personnel

        As of December 31, 2002, Bancorp had 26 full-time employees. Bancorp considers its relationship with its employees to be good. As of March 31, 2003 Bancorp had 29 full-time employees.

PROPERTIES

        The following table sets forth information relating to each of Bancorp's offices as of March 31, 2003:

	Lease Or Owned	Original Date Leased or Acquired	Date of Lease Expiration
Administrative Offices:
4380 Redwood Hyw. Suite A-1 San Rafael, California 94903	Leased	2/27/2002	3/31/2005
Full Service Branch Offices:
851 Irwin St. Suite 100 San Rafael, California 94901	Leased	8/18/1998	8/31/2008
453-455 Miller Ave Mill Valley, California 94941	Leased	5/1/2002	4/31/2012
575 Sir Frances Drake Blvd. Greenbrae, California 94904	Leased	7/23/2002	7/31/2012

SUPERVISION AND REGULATION

General

        Industrial banking companies are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the Bank Insurance Fund and not for the benefit of shareholders. The following information describes certain aspects of that regulation applicable to Bancorp and the Bank, and does not purport to be complete. The following discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions.

Regulation of Bancorp

        General.    Bancorp is not under direct oversight by the FDIC or the DFI. However, as a part of their Examinations of the Bank, the FDIC and DFI may review the operating records of the holding company as it reviews affiliated party transactions and to determine any obligation that the Bank will have to cover the holding company's operating expenses or funding commitments. Bancorp is not a bank holding company and accordingly is not regulated by the Board of Governors of the Federal Reserve System.

        Restrictions on Acquisitions.    Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in FDIC regulations, of a federally insured institution as a control person of that institution without giving at least 60 days written notice to the FDIC and providing the FDIC an opportunity to disapprove the proposed acquisition. In addition, no company may acquire control of such an institution without prior FDIC approval.

Regulation of the Bank

Capital Adequacy Requirements

        The Bank is subject to the FDIC's regulations governing capital adequacy for nonmember banks. Additional capital requirements may be imposed on banks based on market risk.

        The FDIC has established capital adequacy regulations for nonmember banks, which set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital(1) and "supplemental capital elements," or Tier 2 capital(2). At least fifty percent (50%) of the qualifying total capital base must consist of Tier 1 capital. The maximum amount of Tier 2 capital that may be recognized for risk-based capital purposes is limited to one-hundred percent (100%) of Tier 1 capital, net of goodwill.

        (1)   Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain intangibles. The following items are defined as core capital elements: (i) common stockholders' equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries.

        (2)   Supplementary capital elements include: (i) allowance for loan and lease losses (which cannot exceed 1.25% of an institution's risk-weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt securities; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus.

        Nonmember banks are required to maintain a minimum ratio of qualifying total capital to risk—weighted assets of eight percent (8%), at least one-half of which must be in the form of Tier 1 capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the FDIC to those assets.

        The FDIC has established a minimum leverage ratio of three percent (3%) Tier 1 capital to total assets for nonmember banks that have received the highest composite regulatory rating and are not anticipating or experiencing any significant growth. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3% minimum for a minimum of four percent (4%) or five percent (5%). See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS—Capital Resources"

        The risk-based capital ratio discussed above focuses principally on broad categories of credit risk, and may not take into account many other factors that can affect a bank's financial condition. These factors include overall interest rate risk exposure; liquidity, funding and market risks; the quality and level of earnings; concentrations of credit risk; certain risks arising from nontraditional activities; the quality of loans and investments; the effectiveness of loan and investment policies; and management's overall ability to monitor and control financial and operating risks, including the risk presented by concentrations of credit and nontraditional activities. The FDIC has addressed many of these areas in related rules and regulations, some of which are discussed herein. In addition to evaluating capital ratios, an overall assessment of capital adequacy must take account of each of these other factors including, in particular, the level and severity of problem and adversely classified assets. For this reason, the final supervisory judgment on a bank's capital adequacy may differ significantly from the conclusions that might be drawn solely from the absolute level of the bank's risk-based capital ratio. In light of the foregoing, the FDIC has stated that banks generally are expected to operate above the minimum risk-based capital ratio. Banks contemplating significant expansion plans, as well as those institutions with high or inordinate levels of risk, should hold capital commensurate with the level and nature of the risks to which they are exposed.

        Further, the banking agencies have adopted modifications to the risk-based capital regulations to include standards for interest rate risk exposures. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from movements in interest rates. While interest rate risk is inherent in a bank's role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank. The banking agencies have addressed this problem by implementing changes to the capital standards to include a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor that the banking agencies consider in evaluating an institution's capital adequacy. Bank examiners consider a bank's historical financial performance and its earnings exposure to interest rate movements as well as qualitative factors such as the adequacy of a bank's internal interest rate risk management.

        Finally, institutions with significant trading activities must measure and hold capital for exposure to general market risk arising from fluctuations in interest rates, equity prices, foreign exchange rates and commodity prices and exposure to specific risk associated with debt and equity positions in the trading portfolio. General market risk refers to changes in the market value of on-balance-sheet assets and off-balance-sheet items resulting from broad market movements. Specific market risk refers to changes in the market value of individual positions due to factors other than broad market movements and includes such risks as the credit risk of an instrument's issuer. The additional capital requirements apply effective January 1, 1998 to institutions with trading assets and liabilities equal to 10% or more of total assets or trading activity of $1 billion or more. The federal banking agencies may apply the market risk regulations on a case by case basis to institutions not meeting the eligibility criteria if necessary for safety and soundness reasons.

        The federal banking agencies will evaluate an institution in its periodic examination on the degree to which changes in interest rates, foreign exchange rates, commodity prices or equity prices can affect a financial institution's earnings or capital. In addition, the agencies focus in the examination on an institution's ability to monitor and manage its market risk, and will provide management with a clearer and more focused indication of supervisory concerns in this area.

        In certain circumstances, the FDIC may determine that the capital ratios for an FDIC-insured bank must be maintained at levels which are higher than the minimum levels required by the guidelines or the regulations. A bank which does not achieve and maintain the required capital levels may be issued a capital directive by the FDIC to ensure the maintenance of required capital levels.

Payment of Dividends

        Dividends payable by the Bank are restricted under California law to the lesser of the Bank's retained earnings, or the Bank's net income for the latest three fiscal years, less dividends previously paid during that period, or, with the approval of the DFI, to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year or the net income of the Bank for its current fiscal year.

        The FDIC has broad authority to prohibit a bank from engaging in banking practices which it considers to be unsafe or unsound. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC may assert that the payment of dividends or other payments by the bank is considered an unsafe or unsound banking practice and therefore, implement corrective action to address such a practice.

        In addition to the regulations concerning minimum uniform capital adequacy requirements discussed above, the FDIC has established guidelines regarding the maintenance of an adequate allowance for loan and lease losses. Therefore, the future payment of cash dividends by the Bank will generally depend, in addition to regulatory constraints, upon the Bank's earnings during any fiscal period, the assessment of the respective Boards of Directors of the capital requirements of such institutions and other factors, including the maintenance of an adequate allowance for loan and lease losses.

Impact of Monetary Policies

        The earnings and growth of the Bank are subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment. The earnings of the Bank are affected not only by general economic conditions but also by the monetary and fiscal policies of the United States and federal agencies, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy, such as seeking to curb inflation and combat recession, by its open market operations in United States Government securities and by its control of the discount rates applicable to borrowings by banks from the Federal Reserve System. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and affect the interest rates charged on loans and paid on deposits. As demonstrated over the past several years by the Federal Reserve's actions regarding interest rates, its policies have had a significant effect on the operating results of commercial banks and are expected to continue to do so in the future. The nature and timing of any future changes in monetary policies are not predictable.

Recent and Proposed Legislation

        From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature and by various bank regulatory agencies.

Sarbanes Oxley Act

        On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the bill restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, any non-audit services being provided to an audit client will require pre-approval by the company's audit committee members. In addition, the audit partners must be rotated. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Act, legal counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

        Longer prison terms and increased penalties will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives are restricted. The Act accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change.

        The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statement's materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to stockholders. In addition, the Act requires that each financial report required to be prepared in accordance with (or reconciled to) accounting principles generally accepted in the United States of America and filed with the SEC reflect all material correcting adjustments that are identified by a "registered public accounting firm" in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the SEC.

        Effective August 29, 2002, as directed by Section 302(a) of Sarbanes-Oxley, the Bank's chief executive officer and chief financial officer are each required to certify that the Bank's Quarterly and Annual Reports do not contain any untrue statement of a material fact. The rules have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of the Bank's internal controls; they have made certain disclosures to the Bank's auditors and the audit committee of the Board of Directors about the Bank's internal controls; and they have included information in the Bank's Quarterly and Annual Reports about their evaluation and whether there have been significant changes in the Bank's internal controls or in other factors that could significantly affect internal controls subsequent to the evaluation.

USA PATRIOT Act

        On October 26, 2001, the President signed the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001. Under the USA PATRIOT Act, financial institutions are subject to prohibitions against specified financial transactions and account relationships as well as enhanced due diligence and "know your customer" standards in their dealings with foreign financial institutions and foreign customers. For example, the enhanced due diligence policies, procedures, and controls generally require financial institutions to take reasonable steps:

  *
  To conduct enhanced scrutiny of account relationships to guard against money laundering and report any suspicious transaction;

  *
  To ascertain the identity of the nominal and beneficial owners of, and the source of funds deposited into, each account as needed to guard against money laundering and report any suspicious transactions;

  *
  To ascertain for any foreign bank, the shares of which are not publicly traded, the identity of the owners of the foreign bank, and the nature and extent of the ownership interest of each such owner; and

  *
  To ascertain whether any foreign bank provides correspondent accounts to other foreign banks and, if so, the identity of those foreign banks and related due diligence information.

        Under the USA PATRIOT Act, financial institutions were given 180 days from enactment to establish anti-money laundering programs. The USA PATRIOT Act sets forth minimum standards for these programs, including:

  *
  The development of internal policies, procedures, and controls;

  *
  The designation of a compliance officer;

  *
  An ongoing employee training program; and

  *
  An independent audit function to test the programs.

        In June 2002, the Board of Directors of the Bank adopted comprehensive policies and procedures to address the requirements of the USA PATRIOT Act, and management believes that the Bank is currently in full compliance with the Act.

Gramm-Leach-Bliley Act

        On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act. That legislation eliminated many of the barriers that had separated the insurance, securities and banking industries since the Great Depression. The federal banking agencies (the Board of Governors of the Federal Reserve System (the "Board of Governors"), FDIC, Office of the Comptroller of the Currency) among others, have drafted regulations to implement the Gramm-Leach-Bliley Act. The likelihood of any major change from regulations that have not yet been issued, and the impact such change may have on the Bank is impossible to predict.

        The Gramm-Leach-Bliley Act is the result of a decade of debate in the Congress regarding a fundamental reformation of the nation's financial system. The law is subdivided into seven titles, by functional area. Title I acts to facilitate affiliations among banks, insurance companies and securities firms. Title II narrows the exemptions from the securities laws previously enjoyed by banks, requires the Board of Governors and the SEC to work together to draft rules governing certain securities activities of banks and creates a new, voluntary investment bank holding company. Title III restates the proposition that the states are the functional regulators for all insurance activities, including the insurance activities of federally-chartered banks. The law bars the states from prohibiting insurance activities by depository institutions. The law encourages the states to develop uniform or reciprocal rules for the licensing of insurance agents. Title IV prohibits the creation of additional unitary thrift holding companies. Title V imposes significant requirements on financial institutions related to the transfer of nonpublic personal information. These provisions require each institution to develop and distribute to accountholders an information disclosure policy, and requires that the policy allow customers to, and for the institution to, honor a customer's request to "opt-out" of the proposed transfer of specified nonpublic information to third parties. Title VI reforms the Federal Home Loan Bank system to allow broader access among depository institutions to the system's advance programs, and to improve the corporate governance and capital maintenance requirements for the system. Title VII addresses a multitude of issues including disclosure of ATM surcharging practices, disclosure of agreements among non-governmental entities and insured depository institutions which donate to non-governmental entities regarding donations made in connection with the CRA, and disclosure by the recipient non-governmental entities of how such funds are used. Additionally, the law extends the period of time between CRA examinations of community banks.

        Activities of Subsidiaries of State Non-Member Banks.    In January 2001, the FDIC adopted final regulations implementing Section 121 of Title I, regarding permissible activities and investments of insured state banks. The regulations, in the form of amendments to Part 362 of the FDIC rules and regulations, provide the framework for subsidiaries of state nonmember banks to engage in financial activities that the Gramm-Leach-Bliley Act permits national banks to conduct through a financial subsidiary.

        Activities permissible for financial subsidiaries of national banks, and pursuant to Section 362 of the FDIC rules and regulations are permissible for financial subsidiaries of state nonmember banks, include, but are not limited to, the following: (a) Lending, exchanging, transferring, investing for others, or safeguarding money or securities; (b) Insuring, guaranteeing, or indemnifying against loss, harm, damage, illness, disability, or death, or providing and issuing annuities, and acting as principal, agent, or broker for purposes of the foregoing, in any State; (c) Providing financial, investment, or economic advisory services, including advising an investment company; (d) Issuing or selling instruments representing interests in pools of assets permissible for a bank to hold directly; and, (e) Underwriting, dealing in, or making a market in securities.

        Additionally, the FDIC, pursuant to authority granted under Section 24 of the FDI Act, has the authority to approve applications from state nonmember banks to engage in activities that are prohibited to national banks and their financial subsidiaries.

        Privacy.    As required under Title V of the Gramm-Leach-Bliley Act, federal banking regulators issued final rules on May 10, 2000 to implement the privacy provisions of Title V. Pursuant to the rules, financial institutions must provide (i) initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates; (ii) annual notices of their privacy policies to current customers; and (iii) a reasonable method for customers to "opt out" of disclosures to nonaffiliated third parties.

        Compliance with the rules was optional until July 1, 2001. As of July 1, 2001 the Bank was in compliance with the privacy provisions of the Gramm-Leach-Bliley Act and the implementing regulations promulgated by the FDIC, and subsequently, as necessary, has updated and enhanced its procedure and practice in this critical area.

        Safeguarding Confidential Customer Information.    Under Title V of the Gramm-Leach-Bliley Act, federal banking regulators are required to adopt rules that will require financial institutions to implement a program to protect confidential customer information. In January 2000, the federal banking agencies adopted guidelines requiring financial institutions to establish an information security program to: (i) identify and assess the risks that may threaten customer information; (ii) develop a written plan containing policies and procedures to manage and control these risks; (iii) implement and test the plan; and (iv) adjust the plan on a continuing basis to account for changes in technology, the sensitivity of customer information and internal or external threats to information security.

        The guidelines were effective July 1, 2001. The Bank implemented a security program appropriate to its size and complexity and the nature and scope of its operations in advance of the July 1, 2001 effective date, and subsequently, as necessary, has refined and improved its security program.

        Community Reinvestment Act Sunshine Requirements.    In February 2001, the federal banking agencies adopted final regulations implementing Section 711 of Title 7, the CRA Sunshine Requirements. The regulations require nongovernmental entities or persons and insured depository institutions and affiliates that are parties to written agreements made in connection with the fulfillment of the institution's CRA obligations to make available to the public and the federal banking agencies a copy of each such agreement. The regulations impose annual reporting requirements concerning the disbursement, receipt and use of funds or other resources under each such agreement. The effective date of the regulations was April 1, 2001.

        The Bank is not a party to any agreement that would be subject of reporting pursuant to the CRA Sunshine Requirements.

        The Bank intends to comply with all provisions of the Gramm-Leach-Bliley Act and all implementing regulations as they become effective.

Fair Credit Reporting Act

        In 1970, the federal Fair Credit Reporting Act was enacted to insure the confidentiality, accuracy, relevancy and proper utilization of consumer credit report information. Under the framework of the FCRA, the United States has developed a highly advanced and efficient credit reporting system. The information contained in that broad system is used by financial institutions, retailers and other creditors of every size in making a wide variety of decisions regarding financial transactions. Employers, and law enforcement agencies have also made wide use of the information collected and maintained in databases made possible by the FCRA. The FCRA affirmatively preempts state law in a number of areas, including the ability of entities affiliated by common ownership to share and exchange information freely, and the requirements on credit bureaus to reinvestigate the contents of reports in response to consumer complaints, among others. By its terms, the preemption provision of the FCRA will terminate as of December 31, 2003. Termination of the preemption provisions could significantly impact the ability of the existing credit bureau system to continue operating.

        The Bank may incur additional costs, and be required to implement additional costly procedures and systems in the event that the preemption provisions of the FCRA terminate at the end of 2003, and California, or other states, adopts legislation that would have the effect of prohibiting the continued sharing of information such as that currently collected by credit bureaus throughout the United States. The likelihood of the FCRA preemption provisions terminating by their terms, and of the adoption of such restrictive provisions by state legislatures, cannot be estimated at this time.

Deposit Insurance Reform

        Both houses of the 108th Congress have among the bills each is to consider during the current session a measure designed to make the administration of the deposit insurance system more efficient by merging the Bank Insurance Fund and the Savings Association Insurance Fund, and increasing the flexibility of the FDI Act with regard to the appropriate level of the resulting Deposit Insurance Fund, as established by the FDIC Board of Directors.

        On February 4, 2003, Representative Spencer Bachus of Alabama introduced bill H.R. 522, entitled the "Federal Deposit Insurance Reform Act of 2003". H.R. 522 incorporates a number of provisions requiring a merger of the Bank Insurance Fund and the Savings Association Insurance Fund to form the Deposit Insurance Fund, increasing the coverage amount for deposit insurance, amending the procedure and considerations utilized by the Board of Directors of the FDIC in setting insurance assessment rates, replacing the fixed target for the size of the Bank Insurance Fund of 1.25 percent of estimated insured deposits to a range of not less than 1.15 and not more than 1.4 percent of estimate deposits, making technical changes to the manner in which the FDIC gathers information to assess the risk of future bank failures for use in analyzing the adequacy of the Bank Insurance Fund and other technical amendments regarding refunds, dividends and credits from the Deposit Insurance Fund. Finally, H.R. 522 directs the Comptroller General, the Board of Directors of the FDIC and the National Credit Union Administration Board variously to conduct a number of studies on issues including the utility of the prompt corrective provisions of the FDI Act as implemented by the federal banking agencies, the appropriateness of the organizational structure of the FDIC, and the feasibility of creating a system of private deposit insurance for amounts over the maximum public deposit insurance provided and the feasibility of converting to a voluntary or private deposit insurance system.

        On January 29, 2003, Senator Tim Johnson of South Dakota introduced S. 229, entitled "A bill for the merger of the bank and savings association deposit insurance funds, to modernize and improve the safety and fairness of the Federal deposit insurance system, and for other purposes." S. 229 also seeks to merge the Bank Insurance Fund with the Savings Association Insurance Fund to form the Deposit Insurance Fund, to increase the level of federal deposit insurance coverage generally to $130,000 per account, replacing the fixed target for the size of the Bank Insurance Fund of 1.25 percent of estimated insured deposits to a range of not less than 1.10 and not more than 1.5 percent of estimate deposits, inserting a requirement that the FDIC refund any overpaid assessment, and require studies, first by the Board of Directors of the FDIC and the National Credit Union Administration Board on the feasibility of increasing deposit insurance coverage for municipalities and other units of local government, the feasibility of creating a system of private deposit insurance for amounts over the maximum public deposit insurance provided, and of the feasibility of using actual deposits rather than estimated deposits in the calculation of the reserve ratio of the Deposit Insurance Fund.

        No assurance can be given as to the passage, or failure, of the House or Senate bills. The Bank may incur additional costs, in the form of deposit insurance premiums, in the event that either bill becomes law.

California Privacy Legislation

        California Senate Bill 1, introduced on December 2, 2002, would enact the "California Financial Information Privacy Act", which would require a financial institution to provide specific information to a consumer related to the sharing of that consumer's nonpublic personal information. The bill would allow a consumer to direct the financial institution not to share his or her nonpublic personal information with affiliated or nonaffiliated companies with which a financial institution has contracted to provide financial products and services, and would require that permission from each such consumer be acquired by a financial institution prior to sharing such information. These provisions are more restrictive than the privacy provisions of the GLB Act, and would require the Bank to adopt new policies, procedures and disclosure documentation if enacted. The cost of complying with this bill if enacted as law in California is not predictable at this time.

Transactions with Related Parties

        The Bank's authority to engage in transactions with related parties or "affiliates" (e.g., any company that controls or is under common control with an institution, including Bancorp and any non-financial institution subsidiaries) is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA"). Section 23A limits the aggregate amount of covered transactions as follows:

  •
  To an amount equal to 10% of the association's capital and surplus, in the case of covered transactions with any one affiliate; and

  •
  To an amount equal to 20% of the association's capital and surplus, in the case of covered transactions with all affiliates.

        In addition, an institution and its subsidiaries may engage in covered transactions and other specified transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A "covered transaction" includes:

  •
  A loan or extension of credit to an affiliate;

  •
  A purchase of investment securities issued by an affiliate;

  •
  A purchase of assets from an affiliate, with some exceptions;

  •
  The acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; and

  •
  The issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate.

        The Bank's authority to extend credit to executive officers, directors, and 10% shareholders, ("insiders"), as well as entities such persons control, is governed by the Federal Reserve Act and Federal Reserve Regulation O. Among other things, such loans are required to be made on terms substantially the same as those offered to unaffiliated individuals and to not involve more than the normal risk of repayment. Specific legislation created an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. Regulation O also places individual and aggregate limits on the amount of loans the Bank may make to insiders based, in part, on the Bank's capital position and requires certain Board approval procedures to be followed. For information concerning loans to executive officers and directors of Bancorp, please refer to Note 19 to the Consolidated Financial Statements.

Loans to One Borrower Limitation

        Pursuant to the California Financial Code, state chartered industrial banking companies total unsecured loans or extensions of credit to a single or related group of borrowers may not exceed 15% of the sum of the bank's shareholders' equity, allowance for loan losses, and capital notes and debentures. The total of secured and unsecured loans or extensions of credit to a single or related group of borrowers may not exceed 25% of the sum of the bank's shareholders' equity, allowance for loan losses, and capital notes and debentures.

        At December 31, 2002, the Bank's limit on loans to one borrower was $5.5 million. At December 31, 2002, the Bank's largest aggregate outstanding balance of loans to one borrower totaled approximately $3.1 million. This consists of one $2.0 million loan secured by a deed of trust in first position and one $0.1 million loan secured by a deed of trust in second position on a commercial property in Greenbrae, CA and one $1.0 million loan secured by a second deed of trust on the borrower's personal residence in San Rafael, CA. The Bank occupies space for a full service branch in the Greenbrae commercial property and pays the borrower market rents as a lessee.

Federal Home Loan Bank System

        The Bank is a member of the Federal Home Loan Bank of San Francisco ("FHLB-SF"). Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned geographic region. Each Federal Home Loan Bank is financed primarily from the sale of consolidated obligations of the FHLB system. The FHLB-SF provides a comprehensive credit facility and various correspondent services to member institutions. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the Board of Directors of the individual FHLB. As a member of the FHLB-SF, the Bank is required to own capital stock in an amount at least equal to the greater of:

  •
  1.0% of the aggregate principal amount of outstanding residential loans and mortgage backed securities, as defined, at the beginning of each calendar year; and

  •
  5.0% of its advances from the FHLB.

        At its most recent evaluation, the Bank was in compliance with this requirement. FHLB advances must be secured by specific types of collateral, including various types of mortgage loans and securities, and the Bank's investment in the capital stock of the FHLB. It is the policy of the Bank to maintain an excess of pledged collateral with the FHLB-SF at all times to serve as a ready source of additional liquidity.

        The FHLBs are required to provide funds to contribute toward the payment of certain bonds issued in the past to fund the resolution of insolvent thrifts. In addition, FHLBs are required by statute to contribute funds toward affordable housing programs. These requirements could reduce the amount of dividends the FHLBs pay on their capital stock and could also negatively impact the pricing offered for on and off balance sheet credit products—events that could unfavorably impact the profitability of Bancorp.

        The Gramm-Leach-Bliley Act made significant reforms to the FHLB system, including:

  •
  Expanded Membership

  •
  expands the uses for, and types of, collateral for advances;

  •
  eliminates bias toward QTL lenders; and

  •
  removes capital limits on advances using real estate related collateral (e.g., commercial real estate and home equity loans).

  •
  New Capital Structure—each FHLB is allowed to establish two classes of stock: Class A is redeemable within six months of notice; and Class B is redeemable within five years notice. Class B is valued at 1.5 times the value of Class A stock. Each FHLB will be required to maintain minimum capital equal to 5% of equity.

  •
  Voluntary Membership—federally chartered savings associations are no longer required to be members of the system.

  •
  REFCorp Payments—changes the amount paid by the system on debt incurred in connection with the thrift crisis in the late 1980s from a fixed amount to 20% of net earnings after deducting certain expenses.

        As required by the FHLB System Modernization Act of 1999, the FHLB-SF has recently submitted its proposed capital plan to the Federal Housing Finance Board for approval. In early 2002, the Federal Housing Finance Board was evaluating the FHLB-SF's proposed capital plan, as well as the proposed capital plans of the other 11 Federal Home Loan Banks. Following the approval of the FHLB-SF's capital plan as submitted or as required to be modified, the FHLB-SF will give members at least 240 days written notice of the implementation date for the final capital plan. This advance notice period is designed to provide members with sufficient time to evaluate the final plan and make any associated decisions or elections involving their membership. Based upon a review of the most recent proposed FHLB-SF capital plan, management does not anticipate a material impact to Bancorp's results of operations, financial condition, or investment requirement in FHLB capital stock if the most recent FHLB-SF proposed capital plan is approved as submitted.

Other

        Other legislation which has been or may be proposed to the United States Congress and the California Legislature and regulations which may be proposed by the FDIC and the DFI may affect the business of the Bank. It cannot be predicted whether any pending or proposed legislation or regulations will be adopted or the effect such legislation or regulations may have upon the business of the Bank.

LEGAL PROCEEDINGS

        Bancorp is not a defendant in any material pending legal proceedings and no such proceedings are known to be contemplated. No director, officer, affiliate, more than 5% shareholder of Bancorp or any associate of these persons is a party adverse to Bancorp or has a material interest adverse to Bancorp in any material legal proceeding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        Certain matters discussed or incorporated by reference in this prospectus are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Changes to such risks and uncertainties, which could impact future financial performance, include, among others,

  •
  competitive pressures in the banking industry;

  •
  changes in interest rate environment;

  •
  general economic conditions, nationally, regionally and in operating market areas;

  •
  changes in the regulatory environment;

  •
  changes in business conditions and inflation;

  •
  changes in securities markets;

  •
  the potential economic effect of the September 11, 2002 terrorist attacks on the World Trade Center and the Pentagon; and

  •
  the war in Iraq.

        Therefore, the information in this prospectus should be carefully considered when evaluating Bancorp's business prospects.

General

        Management's discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes in trends relating to Bancorp's financial condition, results of operations, liquidity and interest rate sensitivity. The following discussion and analysis should be read in conjunction with our financial statements and related notes, included elsewhere in this prospectus.

        The consolidated company is comprised of three entities, the parent company, San Rafael Bancorp, and its two wholly owned subsidiaries, Tamalpais Bank (Bank) and San Rafael Capital Trust I (Trust). The Trust was formed during 2002 for the purpose of enabling Bancorp to issue trust preferred securities and accordingly, the investment activities related to the issuance, along with investment and debt service payments, associated with the $10 million of trust preferred securities are so reflected. The Bank represents substantially all of the operational activities of Bancorp, and accordingly, the discussion and analysis of the Bank and Bancorp are substantially the same.

        For the year ended December 31, 2002, Bancorp reported, on a consolidated basis, net income of $2,070,000 as compared to $1,376,000 for 2001. Basic earnings per share were $0.66 for 2002 as compared to $0.44 for 2001. Diluted earnings per share were $0.65 for 2002 as compared to $0.43 for 2001. The increase in net income was a result of several factors. Net interest income increased by $2,459,000 while provisions for loan losses increased by $274,000. Noninterest income increased by $354,000, substantially as a result of increases in gains on sales of investment securities available-for-sale of $496,000, which exceeded the decrease in income from gains on sales of loans and other noninterest income. However, noninterest expense increased by $1,339,000, primarily due to increased salaries and benefits and other administrative expenses. Income tax expense increased by $506,000 as a result of increased pre-tax earnings. Return on average assets for the year ended December 31, 2002 was 1.03% as compared to 1.08% in 2001.

        On an unconsolidated basis, as a stand-alone entity, the Bank generated net income of $2,437,000 for the year ended December 31, 2002 as compared to $1,488,000 for 2001, which represents a 63.8%

increase. On an unconsolidated basis, Bancorp, on a stand-alone basis, generated a net loss of $(376,000) for 2002 as compared to $(113,000) for 2001. The increase in Bancorp's stand alone net loss was primarily due to increased interest expense associated with the trust preferred security.

        As of December 31, 2002, consolidated total assets were $267,823,000 as compared to $144,276,000 at December 31, 2001, which represents an increase of approximately 86%. Total loans increased $53,184,000 from $123,705,000 at December 31, 2001 to $176,889,000 at December 31, 2002. Total investment securities increased by $73,285,000 during the year. Total deposits increased $48,853,000 from $127,052,000 at December 31, 2001 to $175,904,000 at December 31, 2002. Stockholders' equity increased $1,824,000 from $9,190,000 as of December 31, 2001 to $11,014,000 as of December 31, 2002, as a result of net income generated for the year of $2,070,000, a net reduction in common stock of $(202,000) primarily as a result of repurchases transacted, and a decrease in accumulated other comprehensive income of $(44,000).

        For the year ended December 31, 2001, Bancorp reported, on a consolidated basis, net income of $1,376,000 as compared to $879,000 for 2000. Basic earnings per share were $0.44 for 2001 as compared to $0.28 for 2000. Diluted earnings per share were $0.43 for 2001 as compared to $0.27 for 2000. The increase in net income was a result of several factors. Net interest income increased by $1,170,000, and provisions for loan losses increased by $280,000. Noninterest income decreased by $(71,000), substantially as a result of decreases in gains on sales of loans and loan servicing income of $(65,000) on a combined basis. Noninterest expense also decreased by $(135,000), primarily due to decreased salaries and benefits of $(222,000) which was partially offset by moderate increases in professional, data processing and other administrative expenses. Income tax expense for the year increased by $457,000 as a result of increased pre-tax earnings. Return on average assets for the year ended December 31, 2001 was 1.08% as compared to 0.82% in 2000.

        On an unconsolidated basis, as a stand-alone entity, the Bank generated net income of $1,488,000 for the year ended December 31, 2001 as compared to $1,003,000 for 2000, which represents a 48.4% increase. On an unconsolidated basis, Bancorp, on a stand-alone basis, generated a net loss of $(113,000) for 2001 as compared to a loss of $(125,000) for 2000.

        As of December 31, 2001, consolidated total assets were $144,276,000 as compared to $109,012,000 at December 31, 2000, which represents an increase of approximately 32%. Total loans increased $30,544,000 from $93,161,000 at December 31, 2000 to $123,705,000 at December 31, 2001. Investment securities decreased $(1,994,000) to $0 as of December 31, 2001. Total deposits increased $27,641,000 from $99,411,000 at December 31, 2000 to $127,052,000 at December 31, 2001. Stockholders' equity increased $1,156,000 from $8,034,000 as of December 31, 2000 to $9,190,000 as of December 31, 2001, as a result of net income generated for the year of $1,376,000, a decrease in common stock due to net repurchases transacted throughout the year of $(167,000), and a decrease due to dividends paid of $(53,000).

        For the two interim periods reported, Bancorp reported consolidated net income of $686,000 and $484,000 for the three months ended March 31, 2003 and 2002, respectively. The increase in the net income generated during 2003 as compared to the amount generated for the same period in 2002 was due to the increased earning asset base of the Bank, which translated into a general increase in the overall earnings of Bancorp. Specifically, net interest income increased $890,000 or 53.8%, which more than offset the increase in provisions for loan losses of $207,000, the increase in noninterest expenses of $355,000 and the increase in income tax expense of $124,000. Return on average assets, on an annualized basis, was 1.00% and 1.31% for the three months ended March 31, 2003 and 2002, respectively.

        Total assets were $281,327,000 as of March 31, 2003 which reflects an increase of $13,504,000 or 5% over the $267,823,000 total assets as of December 31, 2002. As of March 31, 2002, total assets were

$151,885,000 which reflected an increase of $42,873,000 or 39% over the $109,012,000 total assets as of December 31, 2001.

Distribution of Assets, Liabilities and Stockholders' Equity

        The following table presents the average amounts outstanding for the major categories of our assets and liabilities, the amount of interest income and expense, the average interest rates earned or paid and the net yield on average interest-earning assets for the periods indicated:

	2002			2001			2000
	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid	Average Balance	Interest Income/ Expense	Yields Earned/ Paid
	(Dollars in Thousands)
Assets
Investment Securities—Taxable(1)	$26,007	$820	3.15%	109	$6	5.50%	377	$26	6.90%
Other investments	4,594	139	3.03%	1,967	66	3.36%	3,239	224	6.92%
Interest-bearing deposits in other financial institutions	10,428	360	3.45%	3,920	240	6.12%	—	—	—
Federal funds sold	7,088	113	1.59%	5,043	198	3.93%	6,631	408	6.15%
Loans(2)	146,956	11,755	8.00%	113,050	10,284	9.10%	94,659	8,798	9.29%

Total Interest-Earning Assets	195,073	13,187	6.76%	124,089	10,794	8.70%	104,906	9,456	9.01%
Allowance for loan losses	(1,592)			(1,221)			(1,042)
Cash and due from banks	3,503			1,974			1,543
Net premises, furniture and equipment	1,607			625			706
Other assets	2,048			1,360			1,397

Total Assets	$200,639			$126,827			$107,510

Liabilities and Shareholders' Equity
Interest-bearing demand	$4,300	44	1.02%	$2,947	52	1.76%	$2,102	46	2.19%
Savings deposits(3)	60,667	1,357	2.24%	37,931	1,331	3.51%	27,345	1,188	4.34%
Time deposits	76,496	2,672	3.49%	69,275	3,831	5.53%	65,849	3,906	5.93%
Other borrowings	38,395	1,050	2.73%	5,095	262	5.14%	1,740	168	9.66%
Trust preferred securities	5,385	287	5.33%	—	—	—	—	—	—

Total Interest-Bearing Liabilities	185,243	5,410	2.92%	115,248	5,476	4.75%	97,036	5,308	5.47%
Demand deposits	3,985			2,261			1,710
Other liabilities	1,335			1,049			1,206

Total Liabilities	190,563			118,558			99,952
Shareholders' Equity	10,076			8,269			7,558

Total Liabilities and Shareholders' Equity	$200,639			$126,827			$107,510

Net interest income		$7,777			$5,318			$4,148

Net interest spread(4)			3.84%			3.95%			3.54%
Net interest margin(5)			3.99%			4.29%			3.95%

(1)
The yields for securities were computed using the average amortized cost and therefore do not give effect for changes in fair value

(2)
Loans, net of unearned income, include non-accrual loans but do not reflect average reserves for possible loan losses.

(3)
Savings deposits include Money Market accounts.

(4)
Net interest spread is the interest differential between total interest earning assets and total interest-bearing liabilities.

(5)
Net interest margin is the net yield on average interest-earning assets.

Net Interest Income and Net Yield

        Bancorp's earnings depend largely upon the difference between the income it receives from its loan portfolio, investment securities, and other earning assets and the interest paid on its liabilities, including interest paid on deposits and any borrowings and/or debentures. This difference is net interest income. Net interest income, when expressed as a percentage of average total interest-earning assets, is referred to as the net yield on interest-earning assets. Bancorp's net interest income is affected by the change in the level and the mix of interest-earning assets and interest-bearing liabilities, referred to as volume changes. Bancorp's net yield on interest-earning assets is also affected by changes in the yields earned on assets and rates paid on liabilities, referred to as rate changes. Interest rates charged on loans are affected principally by the demand for such loans, the supply of money available for lending purposes and competitive factors. These factors are in turn affected by general economic conditions and other events beyond Bancorp's control, including the monetary policies of the Federal Reserve.

        For the year ended December 31, 2002, net interest income was $7,777,000 as compared to $5,318,000 for the year ended December 31, 2001. Average interest-earning assets increased $70,984,000 or 57.2% versus a 60.7% increase in average interest-bearing liabilities of $69,995,000. Average loans accounted for most of the increase in average earning assets. Average loans increased by $33,906,000 or 30.0%. The yield on interest-earning assets was 6.76% for 2002, which was down 194 basis points from the 2001 level of 8.70%. This reduction was substantially more attributable to the declining interest rate environment than to any change in the mix of earning assets in the portfolio. The average cost of interest-bearing liabilities decreased from 4.75% in 2001 to 2.92% in 2002, representing a 183 basis point reduction, which only partially offset the decrease in the yield on average earning assets. This resulted in the net yield on interest-earning assets decreasing from 4.29% for the year ended December 31, 2001 to 3.99% for the year ended December 31, 2002, a 28 basis point reduction.

        For the year ended December 31, 2001, net interest income was $5,318,000 as compared to $4,148,000 for the year ended December 31, 2000. Average interest-earning assets increased $19,183,000 or 18.3% versus an 18.8% increase in average interest-bearing liabilities of $18,212,000. Average loans accounted for most of the increase in average earning assets. Average loans increased by $18,391,000 or 19.4%. The yield on interest-earning assets was 8.70% for 2001, which was down 31 basis points from the 2000 level of 9.01%. This reduction was substantially more attributable to the declining interest rate environment than to any change in the mix of earning assets in the portfolio. The average cost of interest-bearing liabilities decreased from 5.47% in 2000 to 4.75% in 2001, representing a 72 basis point reduction. This resulted in the net yield on interest-earning assets increasing from 3.95% for the year ended December 31, 2000 to 4.28% for the year ended December 31, 2001.

        For the three months ended March 31, 2003, net interest income was $2,546,000 as compared to $1,656,000 for the three months ended March 31, 2002. Average interest-earning assets were $268,546,000 versus $255,749,000 in average interest-bearing liabilities. Average loans accounted for most of the increase in average earning assets. Average loans were $186,826,000. The yield on interest-earning assets was 6.41% for 2003. The average cost of interest-bearing liabilities was 2.75%. This resulted in the net yield on interest-earning assets of 3.79%.

        For the three months ended March 31, 2002, net interest income was $1,656,000. Average interest-earning assets were $143,516,000 versus $138,173,000 in average interest-bearing liabilities. Average loans were $124,252,000. The yield on interest-earning assets was 7.67% for 2002. The average cost of interest-bearing liabilities was 3.27%. This resulted in the net yield on interest-earning assets of 4.62%.

        The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of change attributable to volume and rate changes for the years indicated. Changes not solely attributable to volume or rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

	December 31, 2002 - 2001			December 31, 2001 - 2000
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in Thousands)
Increase/(decrease) in Interest Income
Investment securities	$818	$(4)	$814	$(16)	$(4)	$(20)
Other investments	80	(7)	73	(68)	(90)	(158)
Interest-bearing deposits	261	(141)	120	240	—	240
Federal funds sold	61	(146)	(85)	(84)	(126)	(210)
Loans	2,819	(1,348)	1,471	1,677	(191)	1,486

	4,039	(1,646)	2,393	1,749	(411)	1,338

Increase/(decrease) in Interest Expense
Interest-bearing demand deposits	19	(27)	(8)	16	(10)	6
Savings deposits	618	(592)	26	401	(258)	143
Time deposits	367	(1,526)	(1,159)	197	(272)	(75)
FHLB and other borrowings	964	(176)	788	202	(108)	94
Trust preferred securities	287	—	287	—	—	—

	2,255	(2,321)	(66)	816	(648)	168

Increase/(decrease) in Net Interest Income	$1,784	$675	$2,459	$933	$237	$1,170

Loans

        The following table sets forth the components of total net loans outstanding in each category at the dates indicated:

	December 31,
	2002	2001	2000	1999	1998
	(Dollars in Thousands)
Real Estate Loans:
Construction	$10,651	$9,113	$2,638	$2,056	$180
Residential	79,783	46,013	38,448	48,115	15,737
Commercial	71,075	54,862	38,269	30,167	79,426
Land	8,572	8,112	8,723	7,976	6,252

	170,081	118,100	88,078	88,314	101,595
Commercial and industrial loans	3,657	3,796	4,603	184	—
Consumer	2,309	1,420	192	496	433

	176,047	123,316	92,873	88,994	102,028
Add/(Deduct):
Net loan costs	842	389	287	222	118
Allowance for loan losses	(1,942)	(1,345)	(1,022)	(979)	(1,127)

	$174,947	$122,360	$92,138	$88,237	$101,019

        Real estate construction loans are primarily interim loans to finance the construction of commercial and single family residential property. These loans are typically short-term. Other real estate loans consist primarily of loans made based on the borrower's cash flow and which are secured by deeds of trust on commercial and residential property to provide another source of repayment in the event of default. Maturities on these loans are generally restricted to fifteen years (on an amortization of thirty years with a balloon payment due in fifteen years). Any loans extended for greater than five years generally have re-pricing provisions that adjust the interest rate to market rates at times prior to maturity.

        Commercial and industrial loans are made for the purpose of providing working capital, financing the purchase of equipment or for other business purposes. Such loans include loans with maturities ranging from thirty days to one year and "term loans," which are loans with maturities normally ranging from one to five years.

        Consumer loans are made for the purpose of financing various types of consumer goods and other personal purposes. Consumer loans generally provide for the monthly payment of principal and interest.

        Outstanding loan commitments at December 31, 2002 and December 31, 2001 primarily consisted of commercial lines of credit and undisbursed construction loans. Based upon past experience, the outstanding loan commitments and standby letters of credit are expected to grow throughout the year as loan demand continues to increase, subject to economic conditions. Bancorp does not have any concentrations in our loan portfolio by industry or group of industries, except that as of December 31, 2002 and December 31, 2001, approximately 96.6% and 95.8%, respectively, of our loans were secured by real estate.

        The following table shows the maturity distribution of loans outstanding at December 31, 2002. At that date, there were no loans with maturity greater than thirty years. In addition, the table shows the distribution of such loans between those loans with predetermined (fixed) interest rates and those with adjustable (floating) interest rates. Adjustable rates generally fluctuate with changes in the various pricing indices, primarily the six- month constant maturity treasury index. As of December 31, 2002, approximately 98.6% of the loan portfolio was comprised of floating and adjustable interest rate loans. Nonperforming loans are included in this schedule based on original maturities even though we may be unable to collect such loans at their maturity date.

	Maturing
	Within One Year	One to Five Years	After Five Years	Total
	(Dollars in Thousands)
Domestic
Real estate construction	$9,303	$1,348	$—	$10,651
Real estate residential	5,531	1,878	72,374	79,783
Real estate commercial	2,264	6,182	62,629	71,075
Land	1,210	7,362	—	8,572
Commercial and industrial	2,444	1,213	—	3,657
Consumer	1,026	1,283	—	2,309

Total	$21,778	$19,266	$135,003	$176,047

Loans and leases with predetermined interest rates	$1,964	$—	$455	$2,419
Loans and leases with floating or adjustable interest rates	19,814	19,266	134,548	173,628

Total	$21,778	$19,266	$135,003	$176,047

Nonperforming Assets

        Prior to classifying a loan as nonperforming, management reviews each loan to determine the nature of the problem and the need to classify. Further, all nonperforming loans are reviewed on a monthly basis to discern if there were changes to the value of the collateral and the ability of the borrower to repay. Interest on performing loans is accrued and taken into income daily. Loans over 90 days past due are deemed "nonperforming" and are placed on a non-accrual status, unless the loan is well collateralized and in the process of collection. Interest received on non-accrual loans is credited to income only upon receipt and in certain circumstances may be applied to principal until the loan has been repaid in full, at which time the interest received is credited to income.

        When appropriate or necessary to protect Bancorp's interests, real estate taken as collateral on a loan may be taken by us through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as other real estate owned ("OREO"). OREO would be carried on our books as an asset, at the lesser of our recorded investment or the fair value less estimated costs to sell. OREO represents an additional category of "nonperforming assets." Since commencing operations Bancorp has not had any OREO.

        The following table provides information with respect to the components of our nonperforming assets at the dates indicated. There were no loans past due 90 days or more still on accrual and no restructured loans.

	December 31,
	2002	2001	2000	1999	1998
	(Dollars in Thousands)
Non-accrual loans	$710	$196	$—	$—	$—
Restructured loans	—	—	—	—	—
Loans 90 days past due and still accruing	21	—	145	390	—

Total nonperforming loans	731	196	145	390	—
Other real estate owned	—	—	—	—	—

Total nonperforming assets	$731	$196	$145	$390	$—

Nonperforming assets as a percent of total loans	0.42%	0.16%	0.16%	0.44%	0.00%
Nonperforming assets as a percent of total assets	0.27%	0.14%	0.13%	0.38%	0.00%

        If the non-accrual loans as of December 31, 2002 and 2001 had been current in accordance with their original terms, it would have resulted in additional interest income of $54,000 and $7,000, respectively, for the years then ended.

        In addition to non-accrual loans, one commercial real estate loan totaling $264,000 was classified as substandard and was still accruing interest. Bancorp has identified approximately $3,732,000 in additional loans that have a higher than normal risk of loss. These loans have been placed on our internal "watch list" for special attention and loss potential and are closely monitored. These loans have been categorized as Other Assets Especially Mentioned ("OAEM"). As of December 31, 2002, approximately $1,035,000 were real estate construction loans, approximately $400,000 were commercial real estate loans, approximately $897,000 were land loans, approximately $400,000 were residential loans, approximately $500,000 were commercial loans and approximately $500,000 were consumer loans. These loans are in various stages of collection; however, no assurance can be given that we will be successful in collecting all of these loans or that we have adequate loan loss reserves established for these loans.

        As of March 31, 2003, non-accrual loans totaled $248,000 which have been classified as substandard. An additional $2,225,000 in currently accruing loans have also been classified as substandard. In addition, approximately $3,732,000 in loans have been identified that have a higher than normal risk of loss. These loans have been placed on our internal "watch list" for special attention and loss potential and are closely monitored. These loans have been categorized as OAEM. As of March 31, 2003, approximately $1,036,000 were real estate construction loans, approximately $268,000 were commercial real estate loans, approximately $896,000 were land loans, approximately $499,000 were residential loans, approximately $500,000 were commercial loans and approximately $399,000 were multifamily loans. These loans are in various stages of collection; however, no assurance can be given that we will be successful in collecting all of these loans or that we have adequate loan loss reserves established for these loans.

Investments

        In order to maintain a reserve of readily saleable assets to meet liquidity and loan requirements, Bancorp purchases mortgage-backed securities and other investments. Sales of "Federal Funds," short-term loans to other banks, are regularly utilized. Placement of funds in certificates of deposit with other financial institutions may be made as alternative investments pending utilization of funds for loans or other purposes. Securities may be pledged to meet security requirements imposed as a condition to secure Federal Home Loan Bank (FHLB) advances, the receipt of public fund deposits and for other purposes. As of December 31, 2002 and 2001, the carrying values of securities pledged were $73,204,000 and $0, respectively. Bancorp's policy is to stagger the maturities and to utilize the cash flow of our investments to meet our overall liquidity requirements.

        As of December 31, 2002 and 2001, Bancorp's investment portfolio consisted of mortgage-backed securities. Bancorp also owned $4,333,000 and $473,000 in Federal Home Loan Bank stock and $50,000 of Pacific Coast Banker's Bank stock as of December 31, 2002 and 2001, respectively.

        At December 31, 2002, $35,628,000 of securities was classified as held-to-maturity and $37,657,000 of securities was classified as available-for-sale. At December 31, 2001, there were no such investment securities. The Federal Home Loan Bank stock and the Pacific Coast Banker's Bank stock are not classified since they have no stated maturities. Available-for-sale securities are bonds, notes, debentures, and certain equity securities that are not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of capital until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Held-to-maturity securities consist of bonds, notes and debentures for which we have the positive intent and the ability to hold to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

        The following table summarizes the amounts and distribution of our investment securities, held as of the dates indicated, and the weighted average yields:

	For the Years Ended December 31,
	2002		2001		2000
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in Thousands)
Available-for-Sale:
U.S. government agencies	$—	$—	$—	$—	$—	$—
Mortgage backed securities	37,731	37,657	—	—	—	—
FHLB Stock	4,333	4,333	473	473	591	591

Total Available-for-Sale	$42,064	$41,990	$473	$473	$591	$591

Held to Maturity:
U.S. government agencies	$—	$—	$—	$—	$1,994	$1,994
Mortgage-backed securities	35,628	35,547	—	—	—

Total Held-to-Maturity	$35,628	$35,547	$—	$—	$1,994	$1,994

	March 31, 2003
	Balance	Yield
	(Dollars in Thousands)
Available-for-Sale Mortgage backed securities
Due after ten years	$35,628	3.19%
Held-to-Maturity Mortgage backed securities
Due after ten years	37,657	3.08%
FHLB stock
No stated maturity	4,333	4.50%

Total	$77,618	3.21%

        As of March 31, 2003 $34,365,000 and $32,406,000 in investment securities were classified as available-for-sale and held-to-maturity, respectively. Also, interest-bearing deposits in other financial institutions amount to $4,757,000. As of March 31, 2002, Bancorp had no investment securities, and interest-bearing deposits in other financial institutions were $8,694,000.

Deposits

        Deposits are Bancorp's primary source of funds. At December 31, 2002, there was a deposit mix of 43.1% money market and savings deposits, 34.3% in time deposits less than $100,000, 16.9% in time deposits greater that $100,000, 3.2% in interest-bearing checking deposits, and 2.5% in noninterest-bearing deposits. At December 31, 2001, there was a deposit mix of 38.7% money market and savings deposits, 34.4% in time deposits less than $100,000, 21.4% in time deposits greater that $100,000, 3.0% in interest-bearing checking deposits, and 2.5% in noninterest-bearing deposits.

        Deposits are obtained from a cross-section of the communities Bancorp serves. Approximately $1.2 million and $1.3 million of deposits at December 31, 2002 and 2001, respectively, were from related parties. In addition, approximately $10.7 million and $8.6 million in average balances of deposits for the years ended December 31, 2002 and 2001 were from depositors with 1% or more of our total deposits. No other material portion of the deposits has been obtained from or is dependent upon any one person or industry. Bancorp's business is not seasonal in nature. The Bank accepts deposits in excess of $100,000 from customers and those deposits are priced to remain competitive. The Bank had brokered funds on deposit of $25,997,000 and $11,781,000, and wholesale non-brokered certificates of deposit of $6,039,000 and $693,000 as of December 31, 2002 and 2001, respectively.

        Bancorp is not dependent upon funds from sources outside the United States and we have not made loans to any foreign entities. In addition, we have not made any loans to finance leveraged buyouts or for highly leveraged transactions.

        The following table summarizes the distribution of average deposits and the average rates paid for the years indicated:

	Year Ended December 31,
	2002		2001		2000
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in Thousands)
Noninterest-bearing demand deposits	$3,985		$2,261		$1,710
Interest-bearing demand deposits	4,300	1.02%	2,947	1.76%	2,102	2.19%
Savings deposits(1)	60,667	2.24%	37,931	3.51%	27,345	4.34%
Time deposits	76,496	3.49%	69,275	5.53%	65,849	5.93%

Total Deposits	$145,448	2.80%	$112,414	4.60%	$97,006	5.30%

(1)
Savings deposits include Money Market and NOW accounts.

        As of March 31, 2003, the deposit mix consisted of 40.1% money market and savings deposits, 41.1% in time deposits less that $100,000, 13.2% in time deposits greater than $100,000, 2.8% in interest-bearing checking deposits, and 2.8% in noninterest-bearing deposits. At March 31, 2002, the deposit mix consisted of 41.4% money market and savings deposits, 35.8% in time deposits less that $100,000, 17.9% in time deposits greater than $100,000, 3.1% in interest-bearing checking deposits, and 1.8% in noninterest-bearing deposits. Included in deposit totals were $26,993,000 and $12,078,000 of brokered deposits and $22,862,000 and $693,000 in non-brokered wholesale certificates of deposits as of March 31, 2003 and 2002, respectively.

        The following schedule shows the maturity of time deposits as of December 31, 2002:

	$100,000 or more	Less than $100,000
	(Dollars in Thousands)
Three months or less	$6,467	$12,611
Over three to six months	5,276	8,184
Over six to twelve months	12,306	25,817
Over twelve months	5,389	13,954

Total	$29,438	$60,566

Borrowed Funds

        The Bank has secured advances from the Federal Home Loan Bank ("FHLB") at December 31, 2002 and 2001 amounting to $69.9 million and $4.5 million, respectively. The FHLB advances as of December 31, 2002 were secured by $83.9 million of our loan portfolio and our entire investment securities portfolio of $73.3 million. The FHLB advances as of December 31, 2001 were secured by $50.6 million of our loan portfolio. The advances have been outstanding at varying levels throughout the two years and total interest expense incurred approximated $911,000 and $122,000, respectively.

The maturities of the advances substantially occur in 2003, 2004 and 2005 with comparatively smaller amounts maturing in 2006 and 2007.

        Bancorp has a $3,000,000 variable rate line of credit to a correspondent bank. The rate of interest is prime plus 75 basis points. During 2001 we increased our indebtedness on the line from $1.2 million to $3.0 million as of year-end. Principal and interest payments were required on a quarterly basis through final maturity in 2009. During 2002, the entire amount of the line was repaid. Total interest expense for the 2002 and 2001 years was $139,000 and $140,000, respectively.

        During 2002, we issued $10,000,000 of variable rate cumulative trust-preferred securities. The securities mature on June 30, 2032 but are callable after June 30, 2007. Bancorp pays interest currently on the trust-preferred securities, and total interest expense attributable during 2002 was $287,000. The entire amount of $10,000,000 was outstanding as of December 31, 2002.

        Secured advances from the FHLB at March 31, 2003 and 2002 amounted to $60.4 million and $4.5 million, respectively. The FHLB advances as of March 31, 2003 were secured by $12.5 million of loans and the entire investment securities portfolio of $66.8 million. The FHLB advances as of March 31, 2002 were secured by $56.4 million of loans. The advances have been outstanding at varying levels throughout the two three-month periods and total interest expense incurred approximated $395,000 and $42,000, respectively.

Allowance and Provisions for Loan Losses

        Bancorp maintains an allowance for loan and lease losses to provide for potential losses in the loan portfolio. Additions to the allowance are made by charges to operating expenses in the form of a provision for loan and lease losses. All loans that are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. Bancorp has instituted loan policies, designed primarily for internal use, to adequately evaluate and assess the analysis of risk factors associated with our loan portfolio and to enable us to assess such risk factors prior to granting new loans and to assess the sufficiency of the allowance. The Board of Directors conducts a critical evaluation of the loan portfolio monthly. This evaluation includes an assessment of the following factors: the results of our internal loan review, any external loan review and any regulatory examination, loan loss experience, estimated potential loss exposure on each credit, concentrations of credit, value of collateral, any known impairment in the borrower's ability to repay and present economic conditions.

        Each month the board also reviews the allowance and make additional transfers to the allowance as needed. For the year ended December 31, 2002, the provision for loan losses was $597,000 as compared to $323,000 for 2001. This represents an increase of $274,000 or 85% from 2001 to 2002. The provision for loan losses charged during 2001 was $280,000 or 650% higher than the amount charged during 2000. For the years ended December 31, 2002 and 2001, there were no charge-offs of loans nor were there any recoveries on previously charged-off loans.

        At December 31, 2002, the allowance for loan and lease losses was 1.10% of loans outstanding. At December 31, 2001, the allowance was 1.09% of the loans then outstanding. At those same dates, the ratio of the allowance for loan and lease losses to nonperforming loans was 266% and 686%, respectively. Although management deemed these levels adequate, no assurance can be given that further economic difficulties or other circumstances which would adversely affect our borrowers and their ability to repay outstanding loans will not occur which would be reflected in increased losses in our loan portfolio, which losses could possibly exceed the amount then reserved for loan and lease losses.

        The following table summarizes our loan loss experience, transactions in the allowance for loan and lease losses and certain pertinent ratios for the periods indicated:

	2002	2001	2000	1999	1998
	(Dollars in Thousands)
Loans Outstanding, Period End	$176,889	$123,705	$93,146	$89,216	$102,145

Average Amount of Loans Outstanding	$146,956	$113,050	$94,659	$101,094	$89,795

Loans Loss Reserve Balance, Beginning of Period	$1,345	$1,022	$979	$1,127	$830

Charge-offs
Commercial and industrial	—	—	—	—	—
Real estate—construction	—	—	—	—	—
Real estate—mortgage	—	—	—	—	—
Real estate—commercial	—	—	—	—	—
Land	—	—	—	—	—
Consumer loans	—	—	—	—	—

	—	—	—	—	—

Recoveries
Domestic
Commercial and industrial	—	—	—	—	—
Real estate—construction	—	—	—	—	—
Real estate—mortgage	—	—	—	—	—
Real estate—commercial	—	—	—	—	—
Land	—	—	—	—	—
Consumer loans	—	—	—	—	—

	—	—	—	—	—

Net Charge-offs/(recoveries)	—	—	—	—	—

Additions/(Reductions) charged to operations	597	323	43	(148)	297

Allowance for Loan and Lease Loss, End of Period	$1,942	$1,345	$1,022	$979	$1,127

Ratio of Net Charge-offs/(Recoveries) During the Period to Average Loans Outstanding During the Period	0.00%	0.00%	0.00%	0.00%	0.00%

Ratio of Allowance for Loan Losses to Loans at Period End	1.10%	1.09%	1.10%	1.10%	1.10%

        For the three months ended March 31, 2003, the provision for loan losses was $239,000 as compared to $32,000 for the same period in 2002. This represents an increase of $207,000 or 648% from 2002 to 2003. The provision for loan losses charged during 2002 was $32,000 or 70% lower than the amount charged during the first three months of 2001. For the periods ended March 31, 2003 and 2002, there were no charge-offs of loans nor were there any recoveries on previously charged-off loans.

        At March 31, 2003, the allowance for loan and lease losses was 1.10% of loans outstanding. At March 31, 2002, the allowance was 1.10% of the loans then outstanding. At those same dates, the ratio of the allowance for loan and lease losses to nonperforming loans was 880% and 555%, respectively.

Although management deemed these levels adequate, no assurance can be given that further economic difficulties or other circumstances which would adversely affect our borrowers and their ability to repay outstanding loans will not occur which would be reflected in increased losses in our loan portfolio, which losses could possibly exceed the amount then reserved for loan and lease losses.

        The following table summarizes the allocation of the allowance for loan and lease losses by loan type for the years indicated and the percent of loans in each category to total loans:

	2002		2001		2000		1999		1998
	Reserve for Loan Losses	Percent of Loans in Each Category to Total Loans	Reserve for Loan Losses	Percent of Loans in Each Category to Total Loans	Reserve for Loan Losses	Percent of Loans in Each Category to Total Loans	Reserve for Loan Losses	Percent of Loans in Each Category to Total Loans	Reserve for Loan Losses	Percent of Loans in Each Category to Total Loans
Commercial and industrial	$107	2.1	$48	3.1	$46	5.0	$5	0.2	$3	—
Real estate—construction	106	6.0	229	7.4	22	2.8	17	2.3	5	0.2
Real estate—residential	484	45.3	311	37.3	284	41.4	368	54.1	423	15.4
Real estate—commercial	611	40.4	479	44.4	302	41.2	300	33.9	405	77.9
Land	115	4.9	99	6.6	81	9.4	77	9.0	64	6.1
Consumer	30	1.3	17	1.2	3	0.2	5	0.5	2	0.4
Unallocated allowance	489	—	162	—	284	—	207	—	225	—

Total	$1,942	100.0	$1,345	100.0	$1,022	100.0	$979	100.0	$1,127	100.0

Noninterest Income and Noninterest Expense

        For the year ended December 31, 2002, noninterest income was $1,028,000, representing an increase of $354,000 or 52.5% from the 2001 amount of $674,000. The major contributing items to this were increased gains on sales of investment securities of $496,000 as compared to $0 for 2001, and increased fees and service charges of $72,000 or 33.5%. These increases were partially offset by a decrease in gains on sales of loans and loan servicing income of $(214,000) on a combined basis.

        For the year ended December 31, 2001, noninterest income was $674,000, representing a decrease of $(71,000) or (9.5)% from the 2000 amount of $745,000. This decrease was primarily a result of reductions in gains on sales of loan and loan servicing income totaling $(65,000).

        Noninterest expense for the year ended December 31, 2002 increased $1,339,000 or 38.7% to $4,798,000 from $3,459,000 in 2001. The increases in all consolidated expense classifications are attributable to growth. The major contributing items to this were salaries and benefits increasing $848,000 or 42%, equipment and occupancy expenses increasing $45,000 or 11%, professional services increasing $55,000 or 51%, and other expense increasing $391,000 or 42%. The increases were due to the opening of a new full-service branch as well as a general increase in the volume of business at each of the offices.

        Noninterest expense for the year ended December 31, 2001 decreased $(135,000) or (3.8)% to $3,459,000 from $3,546,000 in 2000. The decrease was substantially due to a reduction in salaries and benefits of $(221,000), which was partially offset by moderate increases in most of the various expense categories. The increases were due to a general increase in the volume of business at each of the offices.

        For the three months ended March 31, 2003, noninterest income was $108,000, representing a slight decrease of $(2,000) or (1.5)% from the 2002 amount of $110,000. The primary reason for this slight change was the offset of reduced gains from the sale of loans by increased income from fees and service charges and servicing income. For the three months ended March 31, 2002, noninterest income was $110,000, representing a decrease of $(55,000) or (33.4)% from the 2001 amount. This decrease was primarily a result of reductions in gains on sales of loan and loan servicing income totaling $(54,000).

        Noninterest expense for the three-month period ended March 31, 2003 increased $355,000 or 37.5% to $1,301,000 from $946,000 in 2002. The increases in all consolidated expense classifications are attributable to growth. The major contributing items to this were salaries and benefits increasing $186,000 or 32%, equipment and occupancy expenses increasing $73,000 or 72%, professional services increasing $4,000 or 9%, and other expense increasing $92,000 or 45%. The increases were due to the opening of a new full-service branch as well as a general increase in the volume of business at each of the offices.

        Noninterest expense for the three-month period ended March 31, 2002 increased $69,000 or 7.9% to $946,000. The increase was substantially due to an increase in salaries and benefits of $67,000, with various offsetting moderate increases and decrease in the other categories of expense.

Income Taxes

        Income tax expense incurred for the year ended December 31, 2002 amounted to $1,341,000, which was an increase of $506,000 or 60.7% over the $834,000 amount incurred for the year ended December 31, 2001. Income tax expense incurred for the year ended December 31, 2001 amounted to $834,000, which was an increase of $457,000 or 121% over the amount incurred for the year ended December 31, 2000. The substantial increases are attributable to the increasing level of pre-tax earnings being reported on a consolidated basis.

        Income tax expense incurred for the three months ended March 31, 2003 amounted to $428,000, which was an increase of $124,000 or 40.9% over the $304,000 amount incurred for the three months ended March 31, 2002. Income tax expense incurred for the three-month period ended March 31, 2002 amounted to $304,000, which was an increase of $160,000 or 111% over the amount incurred for the three-month period ended March 31, 2001. The substantial increases are attributable to the increasing level of pre-tax earnings being reported on a consolidated basis.

Capital Resources

        Under regulatory capital adequacy guidelines, capital adequacy is measured as a percentage of risk-adjusted assets in which risk percentages are applied to assets on the balance sheet as well as off-balance sheet, such as unused loan commitments and standby letters of credit. The guidelines require that a portion of total capital be core, or Tier 1, capital consisting of common stockholders' equity and perpetual preferred stock, less goodwill and certain other deductions. Tier 2 capital consists of other elements, primarily non-perpetual preferred stock, subordinated debt and mandatory convertible debt, plus the allowance for loan losses, subject to certain limitations. The guidelines also evaluate the leverage ratio, which is Tier I capital divided by average assets.

        For all reporting periods, including the interim periods ending March 31 of each year, Bancorp's capital exceeded all minimum regulatory requirements and were considered to be "well capitalized" as defined in the regulations issued by the FDIC. The capital ratios, shown below as of December 31, 2002, have been computed in accordance with regulatory accounting guidelines.

	Actual Capital		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2002:
Total capital to risk-weighted assets	$22,214	12.1%	$14,718	8.0%	$18,398	10%
Tier 1 capital to risk-weighted assets	20,272	11.0%	7,359	4.0%	11,039	6.	%
Tier 1 capital to average assets	20,272	7.5%	10,746	4.0%	13,432	5.	%
As of December 31, 2001:
Total capital to risk-weighted assets	$13,008	10.9%	$9,549	8.0%	$11,936	10%
Tier 1 capital to risk-weighted assets	11,663	9.8%	4,774	4.0%	7,162	6.	%
Tier 1 capital to average assets	11,663	8.2%	5,699	4.0%	7,123	5.	%

        During 2001, Bancorp repurchased 14,540 shares of its common stock at a total cost of $167,000. The other changes to the capital of Bancorp during 2001 were attributable to the net income of $1,376,000 and dividends declared and paid of $53,000.

        During 2002, Bancorp repurchased 33,352 of its previously outstanding shares of common stock at a total coast of $420,000 Bancorp gave a stock award of 6,000 shares at a total value of $39,000 to Bancorp Director Horan and Bank directors Mauzy and Robinson as retirement gifts. Stock options were exercised during the year for a total of 25,128 shares generating gross proceeds including the tax effect of the exercise of $179,000. Bancorp declared two stock splits; one was a two-for-one split and the second was a three-for-two split declared subsequent to year-end. The other changes to capital of Bancorp during 2002 were attributable to the net income of $2,070,000 and unrealized losses on securities available-for-sale of $(44,000) net of income taxes.

        As discussed in the Borrowed Funds section of this prospectus and the notes to the financial statements, during 2002 Bancorp issued and had $10 million in trust preferred securities outstanding at December 31, 2002. Under applicable regulatory guidelines, the proceeds of the trust preferred securities that are infused into the Bank qualify as Tier I capital. Of the $10 million in trust preferred securities, $6.5 million was infused into the Bank as additional paid in capital and is included in the Bank's Tier I Capital.

        Stockholders' equity increased $1.8 million during 2002 to $11,014,000 as compared to $9,190,000 at year-end 2001 due to net income of $2,070,000, a decrease in the unrealized gain on available-for-sale securities of $(44,000), the stock award of $39,000, the exercise of stock options amounting to $179,000 and the net repurchase of stock that resulted in a decrease of $420,000. At December 31, 2001, stockholders' equity was $9.2 million, an increase of $1,155,000 from December 31, 2000. The increase was comprised of $1,376,000 in net income, net repurchase of previously outstanding stock amounting to $(167,000) and the payment of a dividend of $(53,000). Average Stockholders' equity to average assets was 5.02% and 6.52% for the years ended December 31, 2002 and 2001, respectively. Book value per share was $3.52 at December 31, 2002, an increase of $0.59 over the December 31, 2001 amount of $2.93. Book value per share at December 31, 2001 was $2.93, which was an increase of $0.41 over the December 31, 2000 amount of $2.52. These per share amounts have been retroactively adjusted for the effect of the three-for-two and two-for-one stock splits. Although

Bancorp's capital was adequate to support its current operations and growth, capital may not be adequate to support all of our planned growth, including growth through additional branches.

Liquidity and Liability Management

        Liquidity management for banks requires that funds always be available to pay anticipated deposit withdrawals and maturing financial obligations promptly and fully in accordance with their terms. The balance of the funds required is generally provided by payments on loans, sale of loans, liquidation of assets, and the acquisition of additional deposit liabilities. One method that banks utilize for acquiring additional liabilities is through the acceptance of "brokered deposits" (defined to include not only deposits received through deposit brokers, but also deposits bearing interest in excess of 75 basis points over market rates), typically attracting large certificates of deposit at high interest rates. Bancorp had $25,997,000 of "brokered deposits" at December 31, 2002, we had $11,781,000 of brokered deposits as of December 31, 2001.

        To meet liquidity needs, Bancorp maintains a portion of our funds in cash deposits in other banks, Federal Funds sold, and investment securities. As of December 31, 2002, the liquidity ratio was 19.59% (defined as liquid assets as a percentage of deposits). Liquid assets were comprised of $1,008,000 in Federal Funds sold, $7,214,000 in interest-bearing deposits in other financial institutions, $2,291,000 in cash and due from banks, and $37,657,000 in available-for-sale securities. As of December 31, 2001, the liquidity ratio was 14.12%. Liquid assets were composed of $4,335,000 in Federal Funds sold, $7,331,000 in interest-bearing deposits in other financial institutions, $4,987,000 in money market funds, and $1,927,000 in cash and due from banks.

        Liquidity can be enhanced, if necessary, through short-term borrowings. As of December 31, 2002, Bancorp had lines of credit totaling $39.5 million available. These consist of $3.0 million in unsecured lines of credit with two correspondent banks, and approximately $36.5 million in a line of credit through pledged loans and securities with the Federal Home Loan Bank of San Francisco. In addition, the Bank has a line of credit with the Federal Reserve Bank of San Francisco, although there are currently no loans or securities pledged.

        The careful planning of asset and liability maturities and the matching of interest rates to correspond with this maturity matching is an integral part of the active management of an institution's net yield. To the extent maturities of assets and liabilities do not match in a changing interest rate environment, net yields may be affected. Even with perfectly matched re-pricing of assets and liabilities, risks remain in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk. In an overall attempt to match assets and liabilities, Bancorp takes into account rates and maturities to be offered in connection with its certificates of deposit and variable rate loans. Because of its ratio of rate sensitive assets to rate sensitive liabilities, Bancorp has been positively affected by the decreasing interest rate market. Bancorp has generally been able to control its exposure to changing interest rates by maintaining a large percentage of adjustable interest rate loans and the majority of time certificates in relatively short maturities. The majority of loans have periodic and lifetime interest rate caps and floors.

        Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate our interest rate sensitivity position. To supplement traditional gap analysis, Bancorp performs simulation modeling to estimate the potential effects of changing interest rates. The process allows management to explore the complex relationships within the gap over time and various interest rate environments.

        The following table shows our cumulative gap analysis as of December 31, 2002:

	As of December 31, 2002 (Dollars in Thousands)
	Three Months	Three to Twelve Months	One Year Five Years	Over Five Years	Total
	(Dollars in Thousands)
Interest-Earning Assets
Securities	$4,285	$25,321	$43,679	$—	$73,285
Federal funds	1,008	—	—	—	1,008
Interest-bearing deposits in other financial institutions	2,377	1,971	2,307	559	7,214
Loans and leases	77,849	57,503	39,291	1,404	176,047
FHLB and PCBB stock	—	—	—	4,383	4,383

Total	85,519	84,795	85,277	6,346	261,937

Interest-Bearing Liabilities
Interest-bearing checking	1,281	4,447	—	—	5,728
Money market and savings	9,687	29,061	37,035	—	75,783
Time deposits	19,078	51,583	19,323	20	90,004
FHLB advances	18,000	33,000	18,869	—	69,869
Trust preferred securities	—	—	—	10,000	10,000

Total	48,046	118,091	75,227	10,020	251,384

Interest rate sensitivity gap	$37,473	$(33,296)	$10,050	$(3,674)	$10,553

Cumulative interest rate sensitivity gap	$37,473	$4,177	$14,227	$10,553	$10,553

Cumulative gap as a percentage of interest-earning assets	14%	2%	5%	4%	4%

        The Asset Liability Committee meets monthly to monitor our investments, liquidity needs and oversee our asset-liability management. In between meetings of the Committee, management oversees liquidity management.

Return on equity and assets

        The following sets forth key ratios for the periods ending December 31, 2002, 2001 and 2000 and March 31, 2003.

	As of December 31
	2002	2001	2001
Net Income as a Percentage of Average Assets	1.03%	1.08%	0.68%
Net Income as a Percentage of Average Equity	20.54	16.64	9.72
Average Equity as a Percentage of Average Assets	5.01	6.49	6.99
Dividends Declared Per Share as a Percentage of Net Income Per Share	—	—	—
	As of March 31
	2003	2002
Net Income as a Percentage of Average Assets	1.00%	1.32%
Net Income as a Percentage of Average Equity	23.98	21.04
Average Equity as a Percentage of Average Assets	4.17	6.26
Dividends Declared Per Share as a Percentage of Net Income Per Share	—	—

Inflation

        The impact of inflation on a financial institution can differ significantly from that exerted on other companies. Banks, as financial intermediaries, have many assets and liabilities that may move in concert with inflation both as to interest rates and value. However, financial institutions are affected by inflation's impact on noninterest expenses, such as salaries and occupancy expenses. During 2001 and 2002 the problems of inflation remained relatively stable, due primarily to continuous management of the money supply by the Federal Reserve, which substantially reduced interest rates throughout the last half of 2000 and all of 2001 and 2002.

        Because of Bancorp's ratio of rate sensitive assets to rate sensitive liabilities, Bancorp tends to benefit slightly in the short-term from a decreasing interest rate market and, conversely, suffer in an increasing interest rate market. As such, the management of the money supply by the Federal Reserve to control the rate of inflation has an impact on our earnings. The changes in interest rates may have a corresponding impact on the ability of borrowers to repay loans.

MANAGEMENT

        The Bylaws authorize not less than four (4) or more than seven (7) directors with the exact number within that range to be fixed by resolution of the Board of Directors. The number of directors of Bancorp has been fixed at five (5). The Directors hold office for a term of one year continuing until the Meeting of Shareholders to be held in July, 2003 and until their successors are duly elected and qualified.

        The following is a brief account of the business experience during the past five years of each director and executive officer of Bancorp. Executive officers must be selected by the Board of Directors annually as required by the bylaws of Bancorp.

        The following table lists our directors and executive officers as of March 31, 2003:

Name	Position
Kit M. Cole	Chairman and Chief Executive Officer, Tamalpais Bank Chairman and Chief Executive Officer, San Rafael Bancorp
Carolyn B. Horan(1) (2)	Vice Chairman and Director, Tamalpais Bank Vice Chairman and Director, San Rafael Bancorp
Richard E. Smith(1) (2)	Director, Tamalpais Bank Director and Treasurer, San Rafael Bancorp
William Jeffrey Tappan	Director, Tamalpais Bank Director and Secretary, San Rafael Bancorp
Diane Doodha(1) (2)	Director and Treasurer, Tamalpais Bank
Mark Garwood	President, Tamalpais Bank
Gunnel H. Bergstrom	Senior Vice President, Senior Operations Officer, Tamalpais Bank
Michael E. Moulton	Senior Vice President, Chief Financial Officer, San Rafael Bancorp and Tamalpais Bank
Michael Popovich	Senior Vice President, Sales Manager, Tamalpais Bank
Jean Silveira	Senior Vice President, Senior Lending Officer, Tamalpais Bank

(1)
Member of Personnel Committee

(2)
Member of Audit Committee

        Kit M. Cole, age 62, is the Chairman and CEO of Tamalpais Bank and Bancorp. Ms Cole has served as Chairman and Director of Bancorp since its inception in 1988 and as Chairman and Director of the Bank since its inception in 1991. She is also CEO of an investment advisory firm, Kit Cole Investment Advisory Services, located in central San Rafael. She established Kit Cole Investment Advisory Services in 1977 to provide investment advisory and financial planning services, with a special focus on the needs of women and families. In 1997, Ms. Cole was inducted into the Marin County Women's Hall of Fame. In 1998, Ms. Cole served as Chairman of the Marin Women's Commission, where she also co-chaired the Economic Resource Center Committee. Ms. Cole was the principal organizer of New Horizons Savings and Loan Association ("New Horizons") in 1978 and served as its first Chairman of the Board. She has co-founded two influential community organizations: the Wednesday Morning Dialogue, a group of one hundred community women, and Marin Forum, a group of fifty outstanding men and women community leaders. Ms. Cole is also Chairman Emeritus and a director of Novato Community Bank and New West Bancshares.

        Carolyn B. Horan, Ed.D, age 71, is a well-known educator and community leader. Dr. Horan has served as a director and vice chairman of Bancorp since its inception in 1988 and as a director and vice chairman of the Bank since its inception in 1991. Carolyn B. Horan served as Executive Director of the Buck Institute for Education, a research and development institute, from 1987 through 2002. Previously she was Assistant Superintendent of Educational Development for the Marin County Office of Education. Over the years she has held office on several boards and in the past five years was Chairman of Marin Nexus, an organization dedicated to Community action in nonprofit organizations and volunteerism, and was on the Board of Directors of the Marin Women's Hall of Fame. Dr. Horan holds a Bachelor of Science Degree and a Masters Degree from San Francisco State University and a Doctorate Degree in Education from Nova University. Currently, she is a consultant to Youth in Arts for evaluation of elementary school programs. In 1992 Dr. Horan was inducted into the Marin County Women's Hall of Fame. Dr. Horan has been a Board Director of San Rafael Bancorp since 1991.

        Richard E. Smith, CPA, age 65, is semi-retired after a distinguished career in public accounting and now lives in Green Valley, Arizona. Mr. Smith was active in Marin Rotary Clubs, Marin Estate Planning Council, the International Association of Financial Planners, Marin Wine and Food Society, and Marin Country Club. He was an Audit Partner in a National CPA firm and became Managing Partner of the San Francisco Bay Area Profit Center before founding his own firm in Marin County. Mr. Smith served on the California State Board of Accountancy Technical Review Panel for a five-year period and then on the State Board of Accountancy Major Case Project for an additional five years. Mr. Smith specialized in forensic accounting and is a Certified Fraud Examiner. He testified as an expert accounting witness in more than 100 civil and criminal judicial proceedings. He was involved with many Marin County charitable organizations, and for 18 years a Director and Treasurer of the Okizu Foundation. He is currently a member of the Board of Directors and Treasurer of Desert Hills Golf Club. He is a Director of Green Valley Water District and former Audit Committee Chair of Green Valley Recreation, Inc. Mr. Smith is a co-organizer and founding shareholder of San Rafael Bancorp. He has been a San Rafael Bancorp Director since the firm's inception.

        William Jeffery Tappan, age 38, is a project manager at Kit Cole Investment Advisory Services, where he is responsible for the administration of the firm's flagship mutual fund, Kit Cole Strategic Growth Fund. Prior to joining Kit Cole Investment Advisory Services in 1989, Mr. Tappan worked at a national brokerage house in San Francisco with a corporate cash management team. Mr. Tappan has served as a Board Member for a local savings institution in Marin County. Mr. Tappan received a Bachelors of Arts in Business Economics from U.C. Santa Barbara and has completed a graduate program at the California Interstate Banking School. He earned his Series 7 securities license, has been a participant in the San Rafael Leadership Institute and is working on his Master's in Business Administration at SFSU. Mr. Tappan has had extensive international experience, having lived abroad. Mr. Tappan was elected to the San Rafael Bancorp and Tamalpais Bank Board of Directors in 2001.

        Diane Doodha, age 60, is a resident of Ross, CA. Ms. Doodha's diverse career includes that of Educator, Administrator and Business Woman. Ms. Doodha began her career in education where she was selected to work on a Carnegie Research Project that laid the groundwork for change in the way educators approach learning differences and teaching styles. She then went on to manage non-profit organizations where she held the position of Executive Director of The North San Mateo County Center of the Arts and of The Mill Valley Film Festival. Ms. Doodha has worked in Marketing and was President and CEO of a parent education company which featured parent education seminars. In addition she has long been a supporter of both Marin and San Francisco community organizations and has served many boards of directors including those of BAYLA, The California Film Institute/Mill Valley Film Festival, The San Francisco Performing Arts Library and Museum and the Marin Arts Council. She is presently a member of the Board of Directors of Vector Theater Company.

Ms. Doodha holds a Bachelor or Arts Degree, a Master's Degree and has completed course work toward an MBA. Ms. Doodha has been a member of the board of directors of Tamalpais Bank since 1991 and is a founding shareholder of Tamalpais Bank.

        Mark Garwood, age 48, a resident of Kentfield, California, is the President of Tamalpais Bank. Mr. Garwood began employment with Tamalpais Bank as Vice President and Chief Lending Officer in 1991, and was named President in 1996. Mr. Garwood is the Chairman of the Technological Services Committee. Prior to joining the Bank, Mr. Garwood served in progressively senior lending positions for three other financial companies and has over 24 years of industry experience. Mr. Garwood has held a California Department of Real Estate broker's license and has been a residential developer for 20 years. Mr. Garwood is a founding organizer of the Major Employer Housing Group, which was created to establish a workforce housing trust in Marin County through a public private partnership. He is currently a member of the Board of Directors and Executive Committee of the San Rafael Chamber of Commerce and served as Chairman in 2002. Mr. Garwood serves as Treasurer for the City of San Rafael's Friends of San Rafael. He is a former Chairman of both the San Rafael Chamber's Affordable Housing Committee and Marin Consortium for Workforce Housing and is a past board member and treasurer of the Kentfield Schools Foundation. Mr. Garwood is also a past member of the Western Independent Bankers Membership Committee, Hospice of Marin Underwriting Committee, Board of Supervisors Housing Discrimination Task Force, North Bay Family Homes Loan Committee and San Rafael Rotary. He has also served on the Board of Directors for the Habitat for Humanity of Marin, and the California Association of Mortgage Brokers. Under Mr. Garwood's leadership the Marin Consortium for Workforce Housing received the award for excellence in the area of Affordable Housing from the Marin Economic Commission in 1999. M. Garwood received the Mary Lou Jacobsen award of excellence for leadership from the San Rafael Chamber of Commerce in 2000.

        Gunnel H. Bergstrom, age 56, a resident of Fairfax, California, is Senior Vice President and Senior Operations Officer of Tamalpais Bank. Ms. Bergstrom began employment with Tamalpais Bank in 1994 as Branch Operations Officer and was promoted to her current position of Senior Vice President and Senior Operations Officer in 1999. As part of the Bank's senior management team, Ms. Bergstrom manages the Operations Department, including branch operations, branch compliance training, regulatory reporting, development of policies and procedures, and implementation of new branches. Ms. Bergstrom serves as the Bank's Secrecy Officer and Compliance Officer for Operations. Ms. Bergstrom has over twenty years of industry specific experience.

        Michael E. Moulton, age 41, a resident of Sausalito California, is Chief Financial Officer of San Rafael Bancorp and Senior Vice President and Chief Financial Officer for Tamalpais Bank. Mr. Moulton came to Tamalpais Bank in 1994 as Vice President, Controller. He was named Chief Financial Officer of the Bank in 1998 and Chief Financial Officer of Bancorp in 2003. Prior to joining the Bank, Mr. Moulton served in various accounting and financial capacities at three other financial institutions. Mr. Moulton has 17 years of industry experience and for the last five year's has been responsible for the Bank's accounting, investment management, financial planning and analysis, and secondary marketing activities.

        Michael Popovich, age 48, a resident of San Anselmo, California, is Senior Vice President and Sales Manager for Tamalpais Bank. As a member of the Bank's senior management team, Mr. Popovich develops and ensures that the company vision and growth goals are attained, and is responsible for proposing and executing sales strategies and meeting business plan targets. He is responsible for all day-to-day sales, business development and marketing activities and oversees all sales staff, including the branch managers and private bankers. Mr. Popovich is also the Security Officer for the Bank. In 2000 and 2001 Mr. Popovich was Vice President of Sales with Ampent, a high-tech start-up firm focused on financial supply chain management in the online equipment leasing space. From 1997 to 2000, Mr. Popovich was Director of Sales for the U.S. Retail Group of Newcourt Credit Group/The CIT Group, one of the world's largest "non-bank" financial institutions. Prior to joining

The CIT Group, Mr. Popovich spent over 18 years in progressively senior positions with Transamerica Commercial Finance Corporation.

        Jean Silveira, age 60, a resident of Sausalito, California, is Senior Vice President and Senior Lending Officer. Ms. Silveira began employment with Tamalpais Bank in 1994 as Senior Underwriter, became Vice President in 1996, and was promoted to her current position as Senior Vice President and Senior Lending Officer in 2001. Ms. Silveira is responsible for profitable and sound management of all aspects of the Bank's lending activities, including underwriting, closing and servicing. At the Board's direction, Ms. Silveira develops and implements loan policy, signs loan approvals and denials up to and including $1,000,000 and conducts loan committee meetings. As the Bank's Compliance Officer for Loans, Ms. Silveira ensures that the loan staff is properly trained and that compliance requirements are met in an accurate and timely manner. Ms. Silveira is also the Bank's CRA Officer, and ensures high performance standards are maintained. Ms. Silveira is also one of the Affiliated Party Policy Compliance Officers. Ms. Silveira has over twenty years of industry specific experience.

        There is no family relationship between any director, or principal officer, except that Director Jeffrey Tappan is the son of Chairman and CEO Kit Cole. No director of the Bancorp holds a directorship in any company with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended.

DIRECTORS EMERITUS

        Tamalpais Bank began its Director Emeritus Program in 2002 for the purpose of encouraging former directors to continue to promote Tamalpais Bank in the community. Emeritus Directors receive a stipend of $1,000 per month for their services in promoting the Bank.

        Byron Mauzy, Ed.D., was a Tamalpais Bank Director from 1994 until 2002; he is a past Secretary of the Tamalpais Bank Board, and served as Chairman of the Audit and Personnel Committees. Dr. Mauzy's career in education spanned a period of over forty years; he retired as the Marin County Superintendent of Schools in 1995. Over the years, Dr. Mauzy has served on several community boards, including the Beryl Buck Institute for Education, Marin Suicide Prevention, Marin Chamber of Commerce, and the Marin Volunteer Center.

        Pedro Reyes actively served on the Tamalpais Bank Board from 1994 until 2003; he is a past Secretary and Chairman of the Loan, CRA and Fair Lending Committees. Mr. Reyes founded and owns Marin 1 Real Estate Company and is a former Vice President and Marketing Director for one of the largest title insurance companies in the county. Mr. Reyes is a past director for Fair Housing of Marin, and is currently a Director of the Latino Educational and Cultural Foundation, and has raised money for many local non-profit organizations.

        Glen Robinson was a Tamalpais Bank Director from 1994 until 2002; he is a past Chairman of the Loan, CRA and Fair Lending Committees. Mr. Robinson was appointed United States Marshal for the Northern District of California by President Carter in 1978, and served in this capacity until retiring in 1990. Mr. Robinson has received numerous awards including the U.S. Department of Justice Outstanding Performance Award in 1971, 1974, 1975, and 1990. He has also served on several community boards, including the Marin County Board of Education, Salvation Army, American Red Cross, and Performing Stars of Marin.

Committees of the Board of Directors

        Personnel Committee.    The personnel committee of our board of directors consists of Carolyn Horan, Kit Cole, Pedro Reyes, Jeff Tappan, Richard Smith, and Diane Doodha. The personnel committee:

  •
  Reviews and approves the compensation and benefits for our employees

  •
  Grants stock options to employees, management and directors under our stock option plan

  •
  Makes recommendations to our board of directors regarding these matters

        Audit Committee.    The audit committee consists of Diane Doodha, Richard Smith, and Carolyn Horan. The audit committee:

  •
  Reviews the results and scope of the audit and other services provided by the Bank's independent auditors

  •
  Reviews and evaluates the Bank's audit and control functions

  •
  Reviews and recommends to the Board of Directors revisions to the Internal and External Audit and Compliance Policy and Program

  •
  Reviews results of the Bank's Internal Compliance Program

  •
  Reviews the performance of management and staff in the implementation of the Bank's policy and procedures, compliance with applicable laws, and recommended corrective action or enhancements

  •
  Ensures record keeping and reporting systems are adequate to measure and monitor the Bank's risk

  •
  Review proposed and existing affiliated transactions annually for conformity with the Bank's Affiliated Party Policy and applicable affiliated transaction laws, regulations and interpretations

  •
  Reviews all compliance exams and safety and soundness exams

        Tamalpais Bank Committees.    In addition, Tamalpais Bank has an Asset and Liability Committee (ALCO), CRA and Fair Lending Committees, Loan Committee, Risk Assessment Committee, and Technological Services Committee (TSC).

Personnel Committee Interlocks and Insider Participation

        The members of the personnel committee of our board of directors are currently Carolyn Horan, Kit Cole, Jeff Tappan, Richard Smith, and Diane Doodha. Ms. Cole is the Chief Executive Officer. Effective upon consummation of this offering, Ms. Cole will resign from the personnel committee.

EXECUTIVE COMPENSATION

        The following table provides a summary of the compensation paid during each of Bancorp's last three completed fiscal years for services rendered in all capacities to Bancorp and the Bank to Chief Executive Officer Kit M. Cole and Mark Garwood, Michael Moulton, Jean Silveira, Gunnel Bergstrom, and Michael Popovich, the only other executive officers whose salary and other compensation was $100,000 during 2002 (Ms. Cole, Mr. Garwood, Mr. Moulton, Ms. Silveira, Mr. Bergstrom, and Mr. Popovich sometimes collectively referred to as the "Named Executive Officers").

Annual Compensation
Name	Principal Position	Year	Salary	Bonus	401(K) Company Match	Other Compensation
Kit M. Cole	CEO Tamalpais Bank San Rafael Bancorp	2002 2001 2000	192,000 160,000 160,000	79,872 24,000 4,000	14,733 7,000 6,667	— — —
Mark Garwood	President Tamalpais Bank	2002 2001 2000	212,750 185,000 185,000	88,735 27,750 4,625	10,655 9,250 9,250	1,060 880 —
Michael Moulton	Chief Financial Officer Tamalpais Bank San Rafael Bancorp	2002 2001 2000	128,754 125,000 104,167	54,093 18,750 2,604	6,170 5,469 5,171	2,194 1,594 2,568
Jean Silveira	Senior Lending Officer Tamalpais Bank	2002 2001 2000	125,000 95,000 85,000	42,975 14,250 10,625	6,250 4,809 3,896	1,167 651 —
Gunnel Bergstrom	SVP Savings Admin Tamalpais Bank	2002 2001 2000	92,500 85,000 75,000	32,243 12,750 9,375	5,646 3,542 3,438	1,512 2,658 485
Michael Popovich(1)	SVP, Director of Sales and Marketing	2002	48,145	15,454	1,042	213

(1)
Mr. Popovich was hired in July, 2002. His 2002 salary was based on an average annual salary of $100,000.

        The value of perquisites and other personal benefits are disclosed in other annual compensation if they exceed, in the aggregate, the lesser of $50,000 or 10% of salary and bonus. No amounts are reported in this column for any of the Named Executive Officers since the value of perquisites and other personal benefits did not exceed the reporting threshold.

        The directors who are not full-time employees of the Bank are presently receiving monthly directors' fees. Director Cole does not presently receive directors' fees.

Employees Stock Option Plan

        In 1997, Bancorp adopted the Employee Incentive Stock Option and Stock Appreciation Right Plan (the "Plan'). The Plan was adopted to provide employees of Bancorp and its subsidiaries the opportunity to acquire a proprietary interest in the success of Bancorp and the Bank by purchasing shares of Bancorp common stock (which, at the discretion of the Board, may include stock appreciation rights).

        The aggregate number of shares which may be issued pursuant to the exercise of options granted under the Plan is 27,000 shares (as adjusted per the Plan) of common stock.

Option Grants and Exercises

        The following table sets forth information concerning individual grants of stock options during fiscal year 2002 to each of the Named Executive Officers:

Name	Number of Securities Underlying Options SARS Granted (#)	% of Total Options SARS Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Value(1)
Kit M. Cole	2,775	10.65%	8.33	12/31/2012	4,912
Mark Garwood	2,775	10.65%	8.33	12/31/2012	4,912
Michael Moulton	1,800	6.91%	8.33	12/31/2012	3,186
Jean Silveira	1,800	6.91%	8.33	12/31/2012	3,186
Gunnel Bergstrom	1,800	6.91%	8.33	12/31/2012	3,186
Michael Popovich	1,800	6.91%	8.33	12/31/2012	3,186

(1)
Present value at date of grant using the Black-Scholes model.

        The following table shows exercises of stock options during fiscal year 2002 by the Named Executive Officers and the value at December 31, 2002 of unexercised options on an aggregated basis held by each of those persons:

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

			Number of Securities Underlying Unexcercised Options SARS at FY-end(#)		Value of Unexcercised In-The-Money Options at FY-end ($) (1)
	Shares Acquired On Exercise
Name		Value Realized
			Excercisable	Unexcercisable	Excercisable	Unexcercisable
Kit M. Cole	24,000	$220,080	5,805	2,220	30,694	3,707
Mark Garwood	—	—	25,731	2,220	205,645	3,707
Gunnel Bergstrom	—	—	13,623	2,640	106,787	2,405
Michael Moulton	—	—	13,623	2,640	106,787	2,405
Jean Silveira	—	—	13,623	2,640	106,787	2,405
Michael Popovich	—	—	360	1,440	601	2,405

(1)
Based on a bid price of $10.00 at December 31, 2002.

San Rafael Bancorp 401(k) Plan

        On January 1, 1996 the Board of Directors of San Rafael Bancorp approved a 401(k) Plan effective January 1, 1996 for the benefit of the Bank employees. This Plan was amended on October 22, 2002 effective January 1, 2002. All employees 18 years of age or older with three months of service at the Bank are eligible to participate in the 401(k) Plan.

        Under this Plan, each employee elects the amount of his or her salary to be deferred and contributed each year. The Bank may also, in its sole discretion, make additional nonelective contributions. The 401(k) Plan is administered by the Bank. The Bank's Board of Directors appoints trustees to oversee the administration of the Plan and the Plan assets. Trustees can be contacted by writing to them c/o San Rafael Bancorp, 851 Irwin Street, San Rafael, CA 94901.

        During 2002, a matching contribution of $90,364 was made by the Bank to the 401(k) Plan. Of this amount $14,733, $10,655, $1,690, $1,563, $1,375, $1,250 were allocated to the accounts of Kit M. Cole, Mark Garwood, Michael Moulton, Jean Silveira, Gunnell Bergstrom, and Michael Popovich, respectively. $23,189 was allocated to the accounts of all executive officers as a group.

Salary Continuation Plan for Kit M. Cole

        Pursuant to a salary continuation plan dated May 1, 2002 and effective January 1, 2002, Ms. Cole shall be eligible to receive a benefit of $100,000 per year commencing January 1, 2005 for a period of fifteen (15) years. The benefit shall vest and be non-forfeitable at the rate of one third of the total benefit (33.3%) for each year of service performed and completed by Ms. Cole commencing January 1, 2002. Should Ms. Cole voluntarily terminate employment or be terminated by the Bank for cause prior to December 31, 2004, she shall be entitled to receive payment for fifteen years equal to $100,000 times the percentage of the benefit that is then vested. Should Cole be terminated by the Bank for other than cause prior to December 31, 2004, she shall become fully vested and entitled to receive the full benefit payments. Should Ms. Cole die or become disabled, or should there be a change in control, prior to her termination and prior to December 31, 2004, she shall become fully vested and she shall be entitled to receive the full benefit payments.

Salary Continuation Plan for Mark Garwood

        Pursuant to a salary continuation plan executed in April 2003 and effective January 1, 2003, Mr. Garwood shall receive equal payments of $100,000 per year commencing January 1, 2015, or upon Mr. Garwood's retirement from the Bank if later, for a period of fifteen (15) years; provided, however, that should Mr. Garwood prior to December 31, 2014

  •
  voluntarily terminate employment,

  •
  be terminated by the Bank for cause or

  •
  die,

he shall be entitled to no benefit under this Plan. Should Mr. Garwood be terminated by the Bank other than for cause prior to December 31, 2014, should Garwood become disabled or should there be a change in control, prior to Garwood's termination of employment and prior to December 31, 2014, his benefit shall become vested and his benefit shall be an amount equal to $100,000 per year times the number of years of service to such date over twelve (12) years, which benefit shall be payable for fifteen years. Should Mr. Garwood be terminated other than for cause, should Mr. Garwood become disabled or should there be a change in control, prior to December 31, 2014, monthly benefit payments in an amount equal to the vested percentage shall commence within 60 days after such termination, disability or change in control and shall be completed after 180 monthly payments have been made.

Director Compensation

        Each non-employee director of Bancorp receives an annual stipend of $9,000 per year. In addition, each non-employee director of Tamalpais Bank receives an annual stipend of $18,000.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        There is no existing or proposed material interests or transactions between Bancorp and/or any of it's officers or directors outside the ordinary course of Bancorp's business. It is anticipated that the directors and officers of Bancorp and the Bank, and the companies with which they are associated, will have banking transactions with the Bank in the ordinary course of business. It is the firm intention of the Board of Directors that any loans and commitments to lend included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness.

        It is also possible that one or more members of the Board of Directors may from time to time provide services and equipment to the Bank. It is the firm policy of the Board that any such transactions between the Bank and any members of its Board, or any person directly or indirectly related to a director, be made in strict accordance with applicable rules and regulations and on substantially the same terms as those available at the time for comparable transactions with disinterested persons.

        The largest shareholder of Bancorp is Community Bankshares, L.P. which owns approximately 47% of the common stock of Bancorp. The Chairman and CEO of Bancorp is the CEO of the corporation acting as general partner of this limited partnership. It is anticipated that this limited partnership will be liquidated in whole or in part from the proceeds of this offering. At an offering price per share of $12.50 and upon the full liquidation, the general partner will receive an accrued management fee plus net sale proceeds as specified in the limited partnership agreement. The limited partnership has agreed to pay the general partner an annual management fee of $150,000 per year. These fees are accrued and are payable when shares of Bancorp are sold. At December 31, 2002 accrued management fees totaled $1,593,095. The partnership made no distributions in 2002. In accordance with the limited partnership agreements, cash from operations can be distributed at the sole discretion of the general partner as follows:

  •
  Limited partners and the general partner will receive 90% and 10%, respectively until the aggregate amount of all cash the limited partners have received equals a cumulative non-compounding annual rate of return equal to 8% of the adjusted capital contributions.

  •
  Then, the Limited partners and the general partner will receive 85% and 15%, respectively, of any additional cash distributed until the aggregate amount of cash the limited partners have received equals a cumulative non-compounding annual rate of return equal to 10% of the adjusted capital contributions.

  •
  Then, the Limited partners and the general partner will receive 80% and 20%, respectively, of any additional cash distributed until the aggregate amount of cash the limited partners have received equals a cumulative non-compounding annual rate of return equal to 12% of the adjusted capital contributions.

  •
  Then, the limited partners and the general partner will receive 75% and 25%, respectively, of any additional cash distributed.

        Bancorp made payments for lease and lease related expenses totaling $146,321 in 2002 to Marin Advisors Investors II (MAI-II), a California limited partnership that owned the building in which Bancorp's offices and one branch are located. The Chairman and CEO of Bancorp is the majority owner of Marin Advisors, Inc., which is the general partner of MAI-II. This building was sold in March 2003 to a non-affiliated party in an arms length transaction. Bancorp funded two loans totaling $5.2 million to the non-affiliated buyer to finance the purchase of the building at normal rates and terms.

        In November 2002 Ms. Cole exercised stock options of 24,000 shares and Bancorp simultaneously repurchased these shares at $10.00 per share. Ms. Cole recognized a gain of $220,080 from the exercise and simultaneous repurchase by Bancorp of these options.

        Bancorp Directors Horan and Smith, Bank Director Doodha, and Bank Director Emeritus Reyes will be selling a portion of their shares in this offering. Dr. Horan will be selling 10,000 shares, or 14.6% of her total shares, Mr. Smith will be selling $10,000 shares, or 11.1% of his total shares, Ms. Doodha will be selling 40,000 shares, or 25.7% of her total shares, and Mr. Reyes will be selling 27,612, or 100%, of his shares. Each of these selling shareholders are founding shareholders for Bancorp.

        The selling shareholders, comprised of Community Bankshares and Directors Horan, Smith, Bank Director Doodha, and Bank Director Emeritus Reyes will receive proceeds from this offering before proceeds are available to Bancorp through the issuance of new shares. The order in which the proceeds of this offering will be distributed is as follows:

  •
  100% of the funds from the sale of the first 1,489,401 shares will be distributed to Community Bankshares

  •
  The funds from the sale of the next 87,612 shares will be distributed to Bancorp directors Smith and Horan, Bank director Doodha and former Bank director Reyes in proportion to the number of shares being sold by each individual.

  •
  The funds from the sale of the remaining 422, 987 shares will be utilized for working capital of Bancorp and the Bank.

        Bancorp will bear the cost of registering the shares with the SEC and the cost of listing the shares on a stock exchange. All other costs associated with this offering including attorney, CPA, printing, distribution and marketing costs will be borne among the selling shareholders and Bancorp on a pro-rata basis based on the number of shares sold for the benefit of each entity.

        The Chairman and CEO of Bancorp is the CEO of an investment advisory company, Kit Cole Investment Advisory Services. In July 2002, and amended in November 2002 and January 2003, the Bank and Kit Cole Investment Advisory Services entered into a referral agreement whereby the Bank refers potential investment advisory clients to Kit Cole Investment Advisory Services and Kit Cole Investment Advisory Services refers loan business to the Bank. The Bank provides the equipment and facilities in each of its branches to offer these investment advisory services. The Bank receives a fee equal to 40% of Kit Cole Investment Advisory Services' gross billable fees of clients that the Bank refers for investment management services. The Bank also receives 25% of the fees collected for clients that it refers for educational seminars and financial coaching. Through March 2003, while the Bank has not received any shared investment management revenues, the Bank has originated $6.4 million in loans from referrals as a result of this program.

SECURITY OWNERSHIP OF SELLING SHAREHOLDERS, CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of March 31, 2003 as to common shares beneficially owned by the Selling Shareholders, the directors of Bancorp and each of the Named Executive Officers, as well as all directors and principal officers of Bancorp as a group. Ownership information is based upon information furnished by the individuals listed. Except for Kit M. Cole and Community Bankshares, LP, there are no shareholders with ownership of 5% or more of Bancorp's stock The address for Ms. Cole and Community Bankshares is 851 Irwin Street St., San Rafael, CA 94901.

        Except as otherwise noted, may include shares held by such person's spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which person is a beneficiary and trustee with sole voting and investment power (or shared power with a spouse); shares held in street name for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which person is the sole beneficiary and has pass-through voting rights and investment power.

		Shares Owned Prior to this Offering(1)			Shares Being Included in this Offering		Shares Owned After this Offering
Name	Relationship to Bancorp
		Number	Percent		Number	Percent	Number	Percent
Kit M. Cole	Chief Executive Officer, Chairman of the Board & Director	160,026 1,489,401	5.10 47.90	(2)% (3)	— 1,489,401	— 74.47%	160,026 —	4.50 —%
Carolyn Horan	Director	68,465	2.19		10,000	0.50	58,465	1.65
Richard E. Smith	Director	90,000	2.88		10,000	0.50	80,000	2.25
W. Jeffery Tappan(4)	Director	32,661	1.04		—	—	32,661	0.92
Diane Doodha	Director, Tamalpais Bank	155,619	4.97		40,000	2.00	115,619	3.25
Pedro Reyes	Former Director, Tamalpais Bank	27,612	0.88		27,612	1.38	—	—
Mark Garwood(5)	President, Tamalpais Bank	29,331	0.93		—	—	29,331	0.82
Michael Moulton(6)	Chief Financial Officer	13,623	0.43		—	—	13,623	0.38
Gunnel Bergstrom(7)	SVP Savings Administration Tamalpais Bank	13,623	0.43		—	—	13,623	0.38
Jean Silveira(8)	Senior Lending Officer Tamalpais Bank	13,623	0.43		—	—	13,623	0.38
Michael Popovich(9)	SVP Director of Sales and Marketing Tamalpais Bank	360	0.01		—	—	360	0.01
Community Bankshares(10)	Control Group	1,489,401	47.60		1,489,401	74.47	—	—
All Directors and Executive Officers as a group (10 persons)		2,066,735	64.55	(3)(11)			373,331	10.30

(1)
Includes shares owned and stock options that are presently exercisable.

(2)
Includes 108,207 shares voted for Kit M. Cole Family Trust as Trustee; 42,417 shares voted for K. Cole Sep IRA; 3,222 shares voted for Cole Financial Group as CEO; 375 shares voted for Kit Cole Investment Advisory Services (formerly Cole Financial Group) as CEO, and 5,805 shares of incentive stock options that are presently exercisable.

(3)
Includes 1,489,401 shares owned by Community Bancshares, Inc. but voted by Ms. Cole as the CEO of the General Partner of Community Bankshares.

(4)
Includes 27,000 shares voted for Kit M. Cole Grandchildren's Trust as Trustee.

(5)
Includes 25,731 shares of incentive stock options that are presently exercisable.

(6)
Includes 13,623 shares of incentive stock options that are presently exercisable.

(7)
Includes 13,623 shares of incentive stock options that are presently exercisable.

(8)
Includes 13,623 shares of incentive stock options that are presently exercisable.

(9)
Includes 360 shares of incentive stock options that are presently exercisable.

(10)
Kit M. Cole is the CEO of the general partner of Community Bankshares.

(11)
Includes 72,765 shares of incentive stock options that are presently exercisable.

DESCRIPTION OF SECURITIES

General

        Bancorp currently has an authorized capitalization of 10,000,000 shares of common stock. Of these authorized capital shares, 3,129,127 shares of common stock and no shares of preferred stock are currently issued and outstanding. An additional 181,381 shares of Bancorp's common stock is reserved for issuance under to Bancorp's stock option plans.

Common Stock

        The balance of Bancorp's authorized common stock will be available to be issued when and as the Board of Directors of Bancorp determines it advisable to do so. Common shares could be issued for the purpose of raising additional capital, in connection with acquisitions or formation of other businesses, or for other appropriate purposes. The Board of Directors of Bancorp has the authority to issue common shares to the extent of the present number of authorized unissued shares, without obtaining the approval of existing holders of common shares. If additional shares of Bancorp's common stock were to be issued, the existing holders of Bancorp shares would own a proportionately smaller portion of the total number of issued and outstanding common shares.

  Dividend Rights

        The shareholders of Bancorp are entitled to receive dividends when and as declared by its Board of Directors out of funds legally available, subject to the restrictions set forth in the California General Corporation Law. The Corporation Law provides that a corporation may make a distribution to its shareholders if the corporation's retained earnings equal at least the amount of the proposed distribution. The Corporation Law further provides that, in the event that sufficient retained earnings are not available for the proposed distribution, a corporation may nevertheless make a distribution to its shareholders if it meets two conditions, which generally stated are as follows:

  •
  the corporation's assets equal at least 1 1/4 times its liabilities, and

  •
  the corporation's current assets equal at least its current liabilities or, if the average of the corporation's earnings before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the corporation's interest expense for such fiscal years, then the corporation's current assets must equal at least 1 1/4 times its current liabilities.

        Bancorp does not currently pay cash dividends on its common stock and has only paid one cash dividend in its history. Bancorp presently intends to retain earnings and increase capital in furtherance of its overall business objectives. Bancorp will periodically review its dividend policy in view of its operating performance, and may declare dividends in the future if such payments are deemed appropriate and in compliance with applicable law and regulations.

  Voting Rights

        All voting rights with respect to Bancorp are vested in the holders of Bancorp's common stock.

        Holders of Bancorp common stock are entitled to one vote for each share held except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by the shareholder multiplied by the number of directors to be elected and a shareholder may cast all his or her votes for a single candidate or distribute votes among any or all of the candidates he or she chooses. However, no shareholder will be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination.

  Preemptive Rights

        Shareholders of Bancorp common stock have no preemptive rights. Also there are no applicable conversion rights, redemption rights or sinking fund provisions.

  Liquidation Rights

        Upon liquidation of Bancorp, the shareholders of Bancorp's common stock have the right to receive their pro rata portion of the assets of Bancorp distributable to shareholders. This is subject, however, to the preferential rights, if any, of the holders of any outstanding senior securities. Presently there are no senior securities outstanding except for the subordinated debt issued by Bancorp in connection with the trust preferred transaction.

Subordinate Debt

        On June 28, 2002 Bancorp issued $10.0 million of trust preferred securities through a special purpose trust subsidiary, San Rafael Capital Trust I, which is wholly-owned by Bancorp. Dividend payments on the trust preferred security are funded by interest payments Bancorp makes on subordinated debt issued to San Rafael Capital Trust I. The trust preferred security matures 30 years after the issuance date and has a five-year call provision, except under limited circumstances where the security may be called earlier. San Rafael Capital Trust I pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 360 basis points. At March 31, 2003, the interest rate being paid on the trust preferred security was 4.94% and the annual interest payments amounted to $0.5 million, based on the applicable interest rate at that date. Such interest payments are currently expected to be funded by dividends paid to Bancorp by the Bank. Bancorp's principal and interest payments on the subordinated debt are in a superior position to the liquidation rights of shareholders of Bancorp's common stock.

Provisions of Articles of Incorporation

  Issuance of Additional Securities

        The articles of incorporation permit the Board of Directors to issue additional shares of common stock and shares of preferred stock without the prior approval of the holders of Bancorp common stock. The issuance of additional common stock, preferred stock or other securities permitted by the articles of incorporation at some future date may have the effect of delaying, deferring or preventing a change in control of Bancorp.

MARKETABILITY OF SECURITIES

        Bancorp's common stock issuable in this offering has been registered under the Securities Act of 1933, as amended, but this registration does not cover resales of shares acquired by any Bancorp shareholder who is deemed to be an "affiliate" of Bancorp, that is one who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with Bancorp. Affiliates may not sell the shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

LEGAL MATTERS

        The validity of the shares being offered has been reviewed for Bancorp by Nixon Peabody LLP, Two Embarcadero Center, Suite 2700, San Francisco, California 94111. However, subscribers should not construe this review as constituting an opinion on the merits of the offering.

EXPERTS

        The audited consolidated balance sheets of San Rafael Bancorp as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years ended December 31, 2002 included in this prospectus and elsewhere in the Form SB-2 registration statement have been audited by Vavrinek, Trine Day & Company LLP, independent public accountants, as indicated in their report (dated January 30, 2003) included with the financial statements, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

FINANCIAL STATEMENTS

        Bancorp provides shareholders with an annual report containing audited financial statements. Tamalpais Bank's Call Reports, as required by the Federal Financial Institutions Examination Council, are available at www.fdic.gov.

SAN RAFAEL BANCORP AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report	F-1
Financial Statements
Consolidated Balance Sheets March 31, 2003 (Unaudited), December 31, 2002 and 2001	F-2
Consolidated Statements of Income For the Three Months Ended March 31, 2003 and 2002 (Unaudited) and For the Years Ended December 31, 2002 and 2001	F-3
Consolidated Statement of Changes in Stockholders' Equity For the Three Months Ended March 31, 2003 (Unaudited) and For the Years Ended December 31, 2002 and 2001	F-4
Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2003 and 2002 (Unaudited) and For the Years Ended December 31, 2002 and 2001	F-5
Notes to Consolidated Financial Statements	F-7

Independent Auditors' Report

Board of Directors
San Rafael Bancorp and Subsidiaries
San Rafael, California

We have audited the accompanying consolidated balance sheets of San Rafael Bancorp and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of San Rafael Bancorp and Subsidiaries as of December 31, 2002 and 2001, and the results of its operations, changes in its stockholders' equity, and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Vavrinek, Trine, Day & Co., LLP
Rancho Cucamonga, California
January 30, 2003

SAN RAFAEL BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2003 (UNAUDITED), DECEMBER 31, 2002 AND 2001

		December 31,
	March 31, 2003	2002	2001
	(Unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$2,278,513	$2,290,658	$1,926,928
Federal funds sold	170,960	1,007,966	4,334,988
Investment in money market funds	—	30	4,986,929

Total Cash and Cash Equivalents	2,449,473	3,298,654	11,248,845
Interest-bearing time deposits in other financial institutions	4,756,964	7,214,069	7,331,000
Investment securities
Available-for-sale	34,364,719	37,657,209	—
Held-to-maturity, at cost	32,406,390	35,628,175	—
Federal Home Loan Bank restricted stock, at cost	4,073,200	4,332,700	473,400
Pacific Coast Banker's Bank restricted stock, at cost	50,000	50,000	50,000
Loans receivable, net	199,314,428	176,888,705	123,705,017
Less: Allowance for loan losses	(2,181,578)	(1,942,122)	(1,345,000)

	197,132,850	174,946,583	122,360,017
Bank premises and equipment, net	1,406,291	1,189,133	513,188
Accrued interest receivable	1,592,939	1,456,291	835,497
Other assets	3,094,549	2,049,737	1,463,858

Total Assets	$281,327,375	$267,822,551	$144,275,805

Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing deposits	5,610,042	4,390,518	3,131,338
Interest-bearing checking deposits	5,602,681	5,727,551	3,782,163
Money market and saving deposits	78,997,452	75,782,566	49,181,072
Certificates of deposit greater than or equal to $100,000	26,021,548	29,437,903	27,176,862
Certificates of deposit less than $100,000	80,964,006	60,565,890	43,780,264

Total Deposits	197,195,729	175,904,428	127,051,699
Long-term debt	—	—	2,962,985
Federal Home Loan Bank Advances	60,357,185	69,869,434	4,500,000
Bancorp Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures	10,000,000	10,000,000	—
Accrued interest payable and other liabilities	1,924,368	1,035,136	571,145

Total Liabilities	269,477,282	256,808,998	135,085,829

Commitment and Contingencies (Note #15)
Stockholders' Equity
Common stock, no par value; 10,000,000 shares authorized; 3,129,129, 3,128,739 and 3,139,311 shares issued and outstanding at March 31, 2003, December 31, 2002 and 2001, respectively	3,695,406	3,693,716	3,895,759
Retained earnings	8,050,390	7,364,043	5,294,217
Accumulated other comprehensive income	104,297	(44,206)	—

Total Stockholders' Equity	11,850,093	11,013,553	9,189,976

Total Liabilities and Stockholders' Equity	$281,327,375	$267,822,551	$144,275,805

The accompanying notes are an integral part of these consolidated financial statements.

SAN RAFAEL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002 (UNAUDITED) AND
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001
	(Unaudited)
Interest Income
Interest and fees on loans	$3,544,760	$2,609,076	$11,755,154	$10,284,317
Interest on investment securities	644,187	—	820,170	6,353
Interest on Federal funds sold	5,346	23,225	112,967	197,997
Interest on other investments	49,258	38,902	138,922	65,403
Interest on deposits in other financial institutions	59,610	81,564	359,879	240,280

Total Interest Income	4,303,161	2,752,767	13,187,092	10,794,350

Interest Expense
Interest expense on deposits	1,104,814	1,010,449	4,073,478	5,214,307
Interest expense on borrowed funds	526,343	86,136	1,049,667	262,090
Interest expense on Trust Preferred Securities	125,641	—	286,564	—

Total Interest Expense	1,756,798	1,096,585	5,409,709	5,476,397

Net Interest Income Before Provision for Loan Losses	2,546,363	1,656,182	7,777,383	5,317,953
Provision for Loan Losses	239,456	32,000	597,122	323,000

Net Interest Income After Provision for Loan Losses	2,306,907	1,624,182	7,180,261	4,994,953

Noninterest Income
Gain on sale or brokerage of loans	—	34,589	135,196	281,831
Gain on sale of securities, net	—	—	496,234	—
Loan servicing	42,530	30,530	111,100	178,324
Loan fees and other income	65,800	44,847	285,887	214,084

Total Noninterest Income	108,330	109,966	1,028,417	674,239

Noninterest Expenses
Salaries and benefits	775,343	589,444	2,861,925	2,014,100
Occupancy	115,419	63,783	274,367	266,948
Advertising	59,985	37,387	243,160	182,667
Professional	54,483	50,163	160,713	106,107
Data processing	46,469	31,205	141,034	138,078
Equipment and depreciation	58,654	37,518	180,541	143,365
Other administrative	190,965	136,808	936,612	607,781

Total Noninterest Expense	1,301,318	946,308	4,798,352	3,459,046

Income Before Income Taxes	1,113,919	787,840	3,410,326	2,210,146
Provision for Income Taxes	427,572	303,500	1,340,500	834,395

Net Income	$686,347	$484,340	$2,069,826	$1,375,751

Earnings Per Share
Basic	$0.22	$0.15	$0.66	$0.44

Diluted	$0.21	$0.15	$0.65	$0.43

The accompanying notes are an integral part of these consolidated financial statements.

SAN RAFAEL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED) AND
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

	Common Stock
			Comprehensive Income	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders' Equity
	Shares	Amount
Balance, January 1, 2001	1,060,977	$4,062,968		$3,971,515		$8,034,483
Repurchased stock	(14,540)	(167,209)				(167,209)
Dividends				(53,049)		(53,049)
Comprehensive income
Net Income for the period			$1,375,751	1,375,751		1,375,751

Total Comprehensive Income			$1,375,751

Balance, December 31, 2001	1,046,437	3,895,759		5,294,217		9,189,976
Two-for-one stock split	1,041,613
Repurchased stock	(33,352)	(419,875)				(419,875)
Stock award	6,000	39,000				39,000
Stock options exercised	25,128	84,060				84,060
Tax effect of stock options exercised		94,772				94,772
Three-for-two stock split	1,042,913
Comprehensive income
Net Income for the period			$2,069,826	2,069,826		2,069,826
Unrealized security holding losses (net of $29,471 tax)			(44,206)		$(44,206)	(44,206)

Total Comprehensive Income			$2,025,620

Balance, December 31, 2002	3,128,739	3,693,716		7,364,043	(44,206)	11,013,553
Stock options exercised	390	1,690				1,690
Comprehensive income
Net Income for the period			$686,347	686,347		686,347
Unrealized security holding gains (net of $29,471 tax)			148,503		$148,503	148,503

Total Comprehensive Income			$834,850

Balance, March 31, 2003	3,129,129	$3,695,406		$8,050,390	$104,297	$11,850,093

The accompanying notes are an integral part of these consolidated financial statements.

SAN RAFAEL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002 (UNAUDITED) AND
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001
	(Unaudited)
Cash Flows From Operating Activities
Net Income	$686,347	$484,340	$2,069,826	$1,375,751

Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and amortization of premises and equipment	58,901	38,791	186,785	164,749
Provision for loan losses	239,456	32,000	597,122	323,000
Deferred income taxes	—	—	(216,100)	(233,800)
Change in unearned income, net of amortization	(9,791)	(8,358)	(473,653)	(101,212)
Change in loan servicing asset, net of amortization	29,329	50,504	100,977	(108,896)
Net amortization of investment securities	422,544	—	584,184	(6,353)
FHLB stock dividends	—	(7,100)	(62,700)	(33,400)
Gain on sale of investment securities	—	—	496,234	—
Loss on sale of fixed assets	—	—	1,454	1,800
Net change in accrued interest receivable and other assets	(1,309,791)	(363,420)	(1,459,433)	(418,761)
Net change in accrued interest payable and other liabilities	889,232	735,179	463,991	171,515

Net Cash Provided By Operating Activities	1,006,227	961,936	2,288,687	1,134,393

Cash Flows From Investing Activities
Loans originated or purchased, net of repayments	(22,415,932)	(880,981)	(52,710,035)	(30,443,079)
Principal reduction in mortgage-backed securities	6,339,236	—	4,964,133	—
Purchase of investment securities available-for-sale	—	—	(140,102,550)	—
Purchase of investment securities held-to-maturity	—	—	(36,816,897)	—
Net change in interest earning deposits	2,457,105	(1,363,088)	116,931	(7,331,000)
Maturities of investment securities and interest earning deposits	—	—	—	2,000,000
Purchase of Federal Home Loan Bank stock	—	—	(3,796,600)	—
Redemption of Federal Home Loan Bank stock	259,500	—	—	151,000
Proceeds from sale of investment securities	—	—	97,663,189	—
Purchase of property and equipment	(276,059)	(1,629)	(3,564,184)	(13,063)
Proceeds from sale of property	—	—	2,950,000	—

Net Cash Used By Investing Activities	(13,636,150)	(2,245,698)	(131,296,013)	(35,636,142)

The accompanying notes are an integral part of these consolidated financial statements.

SAN RAFAEL BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002 (UNAUDITED) AND
FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001
	(Unaudited)
Cash Flows From Financing Activities
Net increase in deposits	$21,291,301	$6,458,583	$48,852,729	$27,640,593
Net change in FHLB advances	(9,512,249)	—	65,369,434	4,500,000
Repayments on long-term debt	—	—	(2,962,985)	(1,166,669)
Proceeds from note payable	—	—	—	2,962,985
Issuance of Bancorp obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures	—	—	10,000,000	—
Dividends paid	—	—	—	(53,049)
Stock repurchased	—	(94,939)	(917,438)	(177,747)
Stock proceeds	1,690	25,913	715,395	10,538

Net Cash Provided By Financing Activities	11,780,742	6,389,557	121,057,135	33,716,651

Net (Decrease)/Increase in Cash and Cash Equivalents	(849,181)	5,105,795	(7,950,191)	(785,098)
Cash and Cash Equivalents, Beginning of Year	3,298,654	11,248,845	11,248,845	12,033,943

Cash and Cash Equivalents, End of Year	$2,449,473	$16,354,640	$3,298,654	$11,248,845

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for:
Interest paid	$1,877,622	$1,097,901	$5,207,309	$5,476,471

Income taxes paid	$440,000	$200,000	$1,474,941	$1,060,987

Non-Cash Investing Activities
Net change in accumulated other comprehensive Income	$148,503	$—	$(44,206)	$—

Origination of loan for sale of bank premises	$—	$—	$2,950,000	$—

Non-Cash Financing Activities
Tax effect of stock options exercised	$—	$—	$94,772	$—

Stock awards	$—	$—	$39,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

SAN RAFAEL BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002 AND 2001

Note #1—Summary of Significant Accounting Policies

        The accounting and reporting policies of San Rafael Bancorp and Subsidiaries (the "Bancorp") conform to accounting principles generally accepted in the United States of America and prevailing practices within the banking industry. A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

A.
Principles of Consolidation

        The consolidated financial statements include Bancorp and its wholly owned subsidiaries, Tamalpais Bank (the "Bank") and San Rafael Capital Trust I. All significant intercompany balances and transactions have been eliminated.

B.
Nature of Operations

        Bancorp was incorporated on December 20, 1988, and is organized as a holding company for the Bank. Community Bankshares Limited Partnership is the largest stockholder of Bancorp. The current CEO of Bancorp is the CEO of Community Bankshares Limited Partnership.

        The Bank conducts business as an industrial bank under the California State Banking Law and operates two branches in Marin County, California. The Bank's primary source of revenue is from real estate loan products to customers who operate small and middle-market businesses. The cost of funds relates primarily to the various deposit products offered to businesses and individuals in the Bank's market.

        San Rafael Capital Trust I, a statutory trust, was incorporated on June 20, 2002 in the State of Delaware for the purpose of issuing and selling Cumulative Trust Preferred Securities (the "Trust Preferred Securities") and using the proceeds to acquire the junior subordinated debentures issued by Bancorp.

C.
Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

        While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change.

D.
Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal funds sold, money market mutual funds and other investments with original maturities of less than 90 days.

E.
Cash and Due From Banks

        Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank complied with the reserve requirements as of December 31, 2002.

        The Bank maintains amounts due from banks that exceed federally insured limits. The Bank has not experienced any losses in such accounts.

F.
Investment Securities

        The Bank classifies its investments in debt securities and marketable equity securities as either held-to-maturity, trading, or available-for-sale, and accounts for them as follows:

        Held-to-maturity: Debt securities management has the positive intent and ability to hold until maturity are classified as held-to-maturity and are carried at their remaining unpaid principal balance, net of unamortized premiums or nonaccreted discounts.

        Trading securities: Debt and equity securities that are bought and held principally for the purposes of selling them in the near term are classified as trading securities and reported at market value, with unrealized gains and losses included in earnings.

        Available for sale: Debt and equity securities that will be held for indefinite periods of time, including securities that may be sold in response to changes in market interest or prepayment rates, needs for liquidity, and changes in the availability of and the yield of alternative investments, are classified as available-for-sale. These investments are carried at market value. Market value is determined using published quotes as of the close of business. Unrealized gains and losses are excluded from earnings and reported net of tax as a separate component of stockholders' equity until realized.

        The amortized cost of investment securities adjusted for amortization of premiums and accretion of discounts to maturity or, in the case of mortgage-backed securities, over the estimated life of the security, using a method that approximates the effective interest method. Such amortization and accreted interest are included in interest income. Gains and losses on sales of investments are recognized based on specific identification and are included in noninterest income.

G.
Loans Receivable and Unearned Income

        The Bank holds loans primarily for investment purposes. Accordingly, loans held for investment are carried at amortized cost. The Bank's loan portfolio consists primarily of commercial and multi-family real estate loans generally collateralized by first deeds of trust on real estate.

        Interest income is accrued daily on the outstanding loan balances using the simple interest method. When loans become delinquent and management makes a determination that interest may not be collectible, the accrual of interest is discontinued and any amount accrued but uncollected is reversed against interest income.

        The Bank charges fees for originating loans. Loan origination fees, net of direct underwriting costs, are deferred and amortized to income by use of a method that approximates a level yield over the lives of the related loans. If a loan is paid off prior to maturity, then the remaining unamortized deferred fee is immediately recognized to interest income.

H.
Allowance for Loan Losses

        A loan is considered impaired if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Any allowance for losses on impaired loans is to be measured under one of three prescribed methods. Since most of the Bank's loans are collateral dependent, the calculation of the impaired loans is generally based on the fair value of the collateral. Income recognition on impaired loans conforms to the method the Bank uses for income recognition on nonaccrual loans.

        An allowance for loan losses is maintained at a level deemed appropriate by management to provide for known losses as well as unidentified losses in the loan portfolio. The allowance is based upon management's assessment of various factors affecting the collectibility of the loans, including current and projected economic conditions, past credit experience, delinquency status, the value of the underlying collateral, if any, and continuing review of the portfolio of loans and commitments.

        The allowance for loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. The allowance is increased by provisions charged to operations and reduced by net charge-offs.

I.
Loan Servicing

        The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flow analysis based on current market rates. For purposes of measuring impairment, servicing rights are stratified based on loan type, investor type, and interest rate. The amount of impairment recognized is the amount by which the capitalized mortgage servicing rights for a stratum exceed their fair value. Rights to future interest income from serviced loans that exceeds contractually specified servicing fees are classified as interest-only strips and accounted for as debt securities that are available for sale.

J.
Premises and Equipment

        Furniture, equipment, and leasehold improvements are recorded at cost and depreciated by the straight-line method over the shorter of the estimated useful lives of the assets or lease terms, which range from two to ten years.

K.
Income Taxes

        Bancorp files consolidated Federal income tax and combined California franchise tax returns. Income taxes have been computed on the separate results of the Bank based on the provisions of its tax sharing agreement with Bancorp. This agreement generally provides that the Bank will be charged or reimbursed based on the tax effect of its earnings or losses in the consolidated tax returns. Deferred income taxes reflect the estimated future tax effects of temporary and permanent differences between the reported amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

L.
Advertising

        Advertising costs are charged to expense during the year in which they are incurred.

M.
Disclosure about Fair Value of Financial Instruments

        SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," specifies the disclosure of the estimated fair value of financial instruments. Bancorp's estimated fair value amounts have been determined by Bancorp using available market information and appropriate valuation methodologies.

        However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts Bancorp could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since the balance sheet date and, therefore, current estimates of fair value may differ significantly from the amounts presented in the accompanying notes.

N.
Off-Balance Sheet Financial Instruments

        The Bank holds no derivative financial instruments. However, in the ordinary course of business, the Bank enters into off-balance sheet financial instruments consisting of commitments to extend credit. These financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

O.
Earnings Per Share (EPS)

        Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

P.
Stock-Based Compensation

        Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Bancorp has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Bancorp's stock at the date of the grant over the amount an employee must pay to acquire the stock.

	2002	2001
Net income:
As reported	$2,069,826	$1,375,751
Stock-based compensation using the intrinsic value method	—	—
Stock-based compensation that would have been reported using the fair value method of SFAS 123	(1,904)	(31,499)

Pro forma net income	$2,067,922	$1,344,252

Basic earnings per share:
As reported	$0.66	$0.44
Pro forma	0.66	0.43
Diluted earnings per share:
As reported	$0.65	$0.43
Pro forma	0.65	0.42
Q.
Accounting for San Rafael Capital Trust I

        San Rafael Capital Trust I is a statutory business trust created for the sole purpose of issuing and selling Cumulative Trust Preferred Securities (the "Trust Preferred Securities") and using the proceeds to acquire the junior subordinated debentures issued by Bancorp.

        For financial reporting purposes, San Rafael Capital Trust I is treated as a subsidiary of Bancorp and, accordingly, the accounts are included in the consolidated financial statements of Bancorp. The Trust Preferred Securities are presented as a separate line item in the consolidated balance sheet under the caption, "Bancorp Obligated Manditorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures." For financial reporting purposes, Bancorp records the dividend distributions payable on the Trust Preferred Securities as interest expense in the consolidated statement of income.

R.
Comprehensive Income

        Beginning in 1998, the Bank adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the disclosure of comprehensive income and its components. Changes in unrealized gain (loss) on available-for-sale securities net of income taxes, is the only component of accumulated other comprehensive income for the Bank.

S.
Reclassifications

        Certain reclassifications have been made to the December 31, 2001 financial statements to conform to the current year's presentation.

T.
Current Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires Bancorp to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of long-term assets. SFAS No. 143 is effective for the Bank in 2003; however, management does not believe adoption will have a material impact on Bancorp's financial statements.

Note #2—Investment Securities

        At December 31, 2002 the investment securities portfolio was comprised of securities classified as available-for-sale and held-to-maturity, in conjunction with the adoption of SFAS No. 115, resulting in investment securities available-for-sale being carried at fair value and investment securities held-to-maturity being carried at cost, adjusted for amortization of premiums and accretions of discounts. The Bank maintained no investment securities as of December 31, 2001.

        The amortized cost and estimated fair value of available-for-sale securities at December 31, 2002, are as follows:

        Available-for-Sale Securities

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-Backed Securities	$37,730,886	$4,683	$(78,360)	$37,657,209

        The amortized cost and estimated fair value of held-to-maturity securities at December 31, 2002, are as follows:

        Held-to-Maturity Securities

	December 31, 2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-Backed Securities	$35,628,175	$49,771	$(131,118)	$35,546,828

        All investment securities available-for-sale and held-to-maturity have expected maturities of 30 years. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

        Proceeds from sales of investment securities available-for-sale during 2002 were $97,663,189. In 2002, gross gains and gross losses on those sales were $501,742 and $5,508, respectively. Proceeds from principal reductions of mortgage-backed securities in 2002 were $4,964,133.

        Included in stockholders' equity at December 31, 2002 is $44,206 of net unrealized losses (net of $29,471 estimated tax benefit).

        All investment securities available-for-sale and held-to-maturity were pledged to secure FHLB advances.

Note #3—Loans and Allowance for Loan Losses

        All mortgage loans are collateralized by property located in Northern California. Substantially all loans are carried at variable rates. The concentrations of credit by type of loan are outlined as follows:

	2002	2001
One-to-four family residential	$14,293,969	$6,988,406
Multifamily residential	65,488,057	39,024,782
Commercial real estate	71,075,005	54,861,637
Land	8,572,302	8,112,335
Construction real estate	10,650,837	9,112,915
Consumer loans	2,308,762	1,419,896
Commercial, non real estate	3,657,483	3,796,019

	176,046,415	123,315,990
Net deferred loan costs	842,290	389,027

	$176,888,705	$123,705,017

        At December 31, 2002 and 2001, the Bank had loans with fixed rates of interest amounting to $2,418,807 and $1,868,991, and had loans with variable rates of interest amounting to $173,627,608 and $121,446,999, respectively.

        Net unamortized premiums on purchased loans amounted to $10,007 and $12,450, for 2002 and 2001, respectively.

        Nonaccruing loans totaled $710,442 and $195,972 at December 31, 2002 and 2001, respectively. As of December 31, 2002, all loans on nonaccrual were classified as impaired. Average recorded investment in impaired loans amounted to $177,611 and $48,993 at December 31, 2002 and 2001, respectively. There were no specific valuation allowances related to impaired loans. If interest on nonaccrual loans had been recognized at the original interest rates, interest income would have increased $54,486 and $7,088 for the years ended 2002 and 2001, respectively. No additional funds are committed to be advanced in connection with impaired loans.

        At December 31, 2002, the Bank had one matured loan with a principal balance of $21,228 past due 90 days or more in interest or principal and still accruing interest. The Bank had no such loans during the year ended December 31, 2001.

        The Bank had no loans classified as troubled debt restructurings for December 31, 2002 and 2001, respectively.

        A summary of activity in the allowance for loan losses is as follows:

	2002	2001
Balance, Beginning of Year	$1,345,000	$1,022,000
Provision for loan losses	597,122	323,000

Balance, End of Year	$1,942,122	$1,345,000

Note #4—Loan Servicing

        Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others were $58,088,666 and $75,136,678 at December 31, 2002 and 2001, respectively.

        The balance of mortgage servicing rights included in other assets as of December 31, 2002 and 2001, was $140,453 and $241,430. The fair value of these rights were $202,986 and $306,418, respectively.

Note #5—Premises and Equipment

	2002	2001
Furniture and equipment	$705,455	$522,906
Leasehold improvements	911,188	474,362
Construction-in-progress	231,612	474,362

	1,848,255	997,268
Less accumulated depreciation and amortization	659,122	484,080

Total	$1,189,133	$513,188

        Depreciation expense and leasehold improvement amortization was $186,785 and $164,749 for the years ended December 31, 2002 and 2001, respectively.

Note #6—Certificates of Deposits

        At December 31, 2002, the scheduled maturities of certificates of deposits are as follows:

Year Ending December 31,	Total
2003	$70,661,563
2004	13,459,114
2005	5,762,304
2006	99,038
2007	21,774

$90,003,793

        Brokered deposits totaled $25,997,281 and $11,780,935 at December 31, 2002 and 2001, respectively, and are included as a component of certificates of deposit.

Note #7—Long-Term Debt

        Long-term debt consisted of a $3,000,000 variable rate line of credit to a bank, with an initial rate of 8.75 percent based on the prime rate, plus .75 percent. The existing principal balance of $2,962,985 at December 31, 2001 has been paid in full with proceeds from the Trust Preferred Securities and is no longer a component of Bancorp's financial statements for the year ended December 31, 2002.

Note #8—Federal Home Loan Bank (FHLB) Advances

        Pursuant to collateral agreements with the FHLB, advances are secured by loans and investment securities maintained by the Bank. Loans with a carrying value of $83,909,898 have been pledged to secure advances of $35,869,434, and investment securities of $73,285,384 have been pledged to secure advances of $34,000,000. Advances have a fixed rate of interest, and bear interest at a weighted-average rate of 2.33 percent. At December 31, 2002, the scheduled maturities of FHLB advances are as follows:

Year Ending December 31,	Total
2003	$52,349,114
2004	6,349,114
2005	10,449,424
2006	516,331
2007	205,451

$69,869,434

Note #9—Mandatorily Redeemable Preferred Securities of Subsidiary

        On June 27, 2002, San Rafael Capital Trust I, a wholly owned subsidiary of San Rafael Bancorp, issued $10,000,000 of variable rate Cumulative Trust Preferred Securities. San Rafael Capital Trust I invested the gross proceeds from the offering in the junior subordinated debentures issued by San Rafael Bancorp. The subordinated debentures were issued concurrent with the issuance of the Trust Preferred Securities. San Rafael Bancorp will pay the interest on the junior subordinated debentures to San Rafael Capital Trust I, which represents the majority of revenues and the primary source of dividend distributions by San Rafael Capital Trust I to the holders of the Trust Preferred Securities. San Rafael Bancorp has guaranteed, on a subordinated basis, payment of San Rafael Capital Trust I's obligations. San Rafael Bancorp has the right, assuming no default has occurred, to defer payments of interest on the junior subordinated debentures at any time for a period not to exceed ten consecutive semi-annual periods. The Trust Preferred Securities will mature on June 30, 2032, but can be called after June 30, 2007.

Note #10—Pension Plan

        Effective January 1, 2002, the Bank established a Pension Plan for a key employee to provide incentive for the employee to continue in their current capacity. The Plan is intended to be an unfunded deferred compensation plan for a select group of management or highly compensated employees. The benefit under this Plan shall be equal to payments of $100,000 per year commencing January 1, 2005, for a period of 15 years. The Bank has determined the net present value of the pension obligation to be $944,664, assuming a discount rate of seven percent, and has reflected a current year expense of $314,888 ($185,000 net of tax).

Note #11—Fair Value of Financial Instruments

        SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Bancorp.

        The following table presents the carrying amounts and fair values of financial instruments at December 31, 2002 and 2001. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

        The estimated fair values of Bancorp's financial instruments were as follows:

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$3,298,654	$3,298,654	$11,248,845	$11,248,845
Investment securities	73,285,384	73,204,037	—	—
Interest-bearing deposits in other financial institutions	7,214,069	7,214,069	7,331,000	7,331,000
Federal Home Loan Bank restricted stock	4,332,700	4,332,700	473,400	473,400
Pacific Coast Banker's Bank restricted stock	50,000	50,000	50,000	50,000
Loans receivable, net	174,946,583	181,624,567	122,360,017	126,030,818
Accrued interest receivable	1,456,291	1,456,291	835,497	835,497
Financial liabilities:
Deposits	175,904,428	177,368,901	127,051,699	128,195,140
Note payable	—	—	2,962,985	2,962,985
Federal Home Loan Advances	69,869,434	73,729,458	4,500,000	4,505,000
Bancorp obligated mandatorily redeemable preferred securities of subsidiary trust holding solely junior subordinated debentures	10,000,000	10,000,000	—	—
Accrued interest payable	217,993	217,993	21,255	21,255
	Notional Amount	Cost to Cede or Assume	Notional Amount	Cost to Cede or Assume
Off-Balance Sheet Instruments
Commitments to extend credit and standby letters of credit	$39,985,143	$399,851	$20,114,704	$211,150

        The following methods and assumptions were used by the Bank in estimating fair value disclosures:

•
Cash and Cash Equivalents

        The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values due to the short-term nature of the assets.

•
Investment Securities

        Fair values are based upon quoted market prices, where available.

•
Interest-bearing Deposits with Other Financial Institutions

        The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

•
Restricted Stock

        The carrying values of restricted equity securities approximate fair values.

•
Loans

        For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate loans and variable rate loans at their contractual cap or floor rates) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

•
Deposits

        The fair values disclosed for demand deposits; for example, interest-bearing checking deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

•
Long-term Borrowings

        The fair values of the Bank's long-term borrowings are estimated using discounted cash flow analyses based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

•
Accrued Interest

        The carrying amounts of accrued interest approximate fair value.

•
Off-balance Sheet Instruments

        Fair values of loan commitments and financial guarantees are based upon fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

Note #12—Income Taxes

Provision for income taxes
Federal
Current	$1,253,000	$890,389
Deferred	(147,500)	(186,900)

	1,105,500	703,489

State
Current	274,000	177,806
Deferred	(39,000)	(46,900)

	235,000	130,906

Total	$1,340,500	$834,395

        A reconciliation of the statutory tax rates to the effective tax rates is as follows:

	2002		2001
	Amount	Percent	Amount	Percent
Federal income tax at statutory rate	$1,159,500	34.0%	$751,450	34.0%
State franchise taxes, net of Federal income tax benefit	155,100	4.5	86,398	3.9
Other, net	25,900	0.8	(3,453)	(0.1)

	$1,340,500	39.3%	$834,395	37.8%

        Deferred tax expense (credits) arise from the following:

	2002
	Federal	State
Loan loss provision	$(181,000)	$(65,000)
Income recognition	28,000	18,000
Other	5,500	8,000

	$(147,500)	$(39,000)

        The components of net deferred tax assets are as follows:

	2002	2001
Allowance for loan losses	$799,000	$553,500
State taxes, net of Federal effect	88,000	73,400
Deferred loan fees	(77,000)	(37,900)
Depreciation differences	(45,000)	16,400
Available-for-sale securities	29,000	—
All others	20,000	(7,500)

Net Deferred Tax Asset	$814,000	$597,900

        Bancorp has a tax receivable from the State Franchise Tax Board of $340,913 for claimed tax credits being reviewed by the Tax Board. Of this amount, Bancorp has reserved $113,141, including the effects on the Federal tax returns for any amounts received. Any change in the amount reserved will impact Bancorp's tax provision as such change is recognized.

Note #13—401(k) Savings Plan

        The Bank has a 401(k) tax deferred savings plan under which eligible employees may elect to defer up to 15 percent of their annual salary, subject to limitations imposed by federal tax law. The Bank matches the employee deferrals at a rate set by the Board of Directors. Matching contributions vest after three years of employment. The Bank contributed $90,364 and $58,942 to the plan in 2002 and 2001, respectively.

Note # 14—Regulatory Capital Requirements

        Banks are subject to various regulatory capital requirements administered by Federal banking agencies, specifically, the Federal Deposit Insurance Corporation (FDIC). Failure to meet minimum capital requirements can initiate certain mandatory—and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on a Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, a Bank must meet specific capital requirements that involve quantitative measures of a Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. A Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        As set forth in the following table, quantitative measures established by regulation to ensure capital adequacy requires the Bank maintain certain minimum amounts and ratios of total and Tier I capital to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). As the Company is not subject to Federal Reserve Board (FRB) supervisory, management believes the capital requirements are not applicable, on a consolidated basis, to the Company. Management believes the Bank is in compliance with its Tier 1 capital requirement. The following table sets forth the Bank's capital amounts and ratios (dollars amounts in thousands):

	Actual Capital		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2002:
Total capital to risk-weighted assets	$22,214	12.1%	$14,718	8.0%	$18,398	10.0%
Tier 1 capital to risk-weighted assets	20,272	11.0%	7,359	4.0%	11,039	6.0%
Tier 1 capital to average assets	20,272	7.5%	10,746	4.0%	13,432	5.0%
As of December 31, 2001:
Total capital to risk-weighted assets	$13,008	10.9%	$9,549	8.0%	$11,936	10.0%
Tier 1 capital to risk-weighted assets	11,663	9.8%	4,774	4.0%	7,162	6.0%
Tier 1 capital to average assets	11,663	8.2%	5,699	4.0%	7,123	5.0%

        California State Banking Law also restricts the payment of dividends if stockholders' equity at the Bank is below $750,000. Generally, payment of dividends by the Bank is also limited under FDIC regulations. In addition, the amount that can be paid in any calendar year without prior approval of the Department of Financial Institutions cannot exceed the lesser of net profits (as defined) for the year, plus the net profits of the preceding two calendar years, or retained earnings. Under these restrictions, the Bank was able to declare dividends for the years ended December 31, 2002 and 2001. As of December 31, 2002 and 2001, the Bank had declared and paid cash dividends to Bancorp of $601,000 and $480,019, respectively.

Note #15—Commitments and Contingencies

        Lease commitments—The Bank rents office and branch space from a related party. The lease expires August 2008, and there is a renewal option for an additional five years. The Bank also has entered into three additional operating leases with nonaffiliates for office and branch space which expire through the year 2012. Monthly payments under these four leases total $32,289, with annual adjustments based on the Consumer Price Index.

        Future minimum rent payments under the four operating leases are as follows:

Year Ending December 31,
2003	$387,468
2004	387,468
2005	323,568
2006	302,268
2007	302,268
Thereafter	925,832

$2,628,872

        The above information is given for existing lease commitments and is not a forecast of future rental expense. Rental expenses included in occupancy expense for the years ended December 31, 2002 and 2001, were $289,957 and $196,770, respectively.

        During 2002, the bank purchased the Greenbrae branch premises. The Bank subsequently sold the premises and land for a gain of $1,679, which has been reflected as income in the current year. A lease agreement was entered into where the Bank would lease a portion of the premises for a ten-year period ending August 2012, with four, five-year extensions.

        The Bank has entered into a sublease arrangement for a portion of its leased space. The sublease expires April 2003, with monthly rent due of $3,254. Total minimum future rental payments are expected to be $13,106. Rental payments for the year ended December 31, 2002 were $22,745.

Note #16—Stock Split

        On April 15, 2002, the Board of Directors approved a two-for-one stock split of its common stock. As reflected in Note #22, the Board of Directors approved a three-for-two stock split of its common stock on January 28, 2003. All outstanding shares of stock, stock options, and related per share earnings calculations have been retroactively adjusted to reflect the stock splits.

Note #17—Incentive Stock Option and Stock Appreciation Plan

        Bancorp maintains an incentive stock option and stock appreciation plan (the "Plan") in which options to purchase shares of Bancorp's common stock, or to be paid the appreciation of the options in lieu of exercising the options, are granted at the Board of Directors' discretion to certain employees. The Plan was originally established in 1997 for a maximum of 27,000 shares (243,000 after stock splits) of Bancorp's common stock. The exercise price of the combination plan of all options shall not be less than 100 percent of the fair value of the underlying common stock at the time of the grant and the term of the option shall not exceed ten years. Stock appreciation rights shall be exercisable only to the same extent and subjects to the same conditions as the related options, and only when the fair market value of the share of common stock exceeds the exercise price of the related option. The number of shares covered by such stock appreciation rights shall not exceed the number of shares covered by the related option. An exercise of option as to the number of shares shall cause a correlative reduction in the stock appreciation rights held by the employee, and the exercise of a stock appreciation right shall cause a similar correlative reduction in the number of shares covered by the related option.

        The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2002 and 2001, respectively: dividend yields of 0% for both years presented, risk free rate of 3.41% and 4.96%, expected life of seven years and seven years, and stock price volatility of 4% and 3%.

        A summary of the status of Bancorp's combination stock option and stock appreciation plan is presented below:

	2002
	Number of Shares
	Available For Granting	Outstanding	Weighted Average Exercise Price
Outstanding, beginning of year	109,167	132,645	$2.28
Granted	(26,063)	26,063	$8.33
Exercised	—	(39,384)	$2.14
Cancelled	4,320	(4,320)	$2.91

Outstanding, end of year	87,424	115,004	$3.68

Options exercisable at year-end		88,941
Weighted-average fair value of options granted during the year		$1.77

	2001
	Number of Shares
	Available For Granting	Outstanding	Weighted Average Exercise Price
Outstanding, beginning of year	142,587	99,225	$1.59
Granted	(33,420)	33,420	$4.33
Exercised	—	—	$—
Cancelled	—	—	$—

Outstanding, end of year	109,167	132,645	$2.28

Options exercisable at year-end		125,400
Weighted-average fair value of options granted during the year		$1.24

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding 12/31/02	Average Life In Years	Weighted Average Exercise Price	Number Outstanding 12/31/02	Average Price
$1.22	57,861	4.37	$1.22	57,861	$1.22
$4.33-$8.33	57,143	9.40	$7.44	31,080	$4.33

	115,004	6.87	$3.67	88,941	$2.31

Note #18—Earnings Per Share (EPS)

        The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compare EPS:

	2002		2001
	Income	Shares	Income	Shares
Net Income as Reported	$2,069,826		$1,375,751
Shares Outstanding at Year End		3,128,739		3,139,311
Impact of Weighting Shares Purchased During the Year		(6,021)		22,380

Used in Basic EPS	2,069,826	3,122,718	1,375,751	3,161,691
Dilutive Effect of Outstanding Stock Options		47,260		33,120

Used in Dilutive EPS	$2,069,826	3,169,978	$1,375,751	3,194,811

Note #19—Transactions with Related Parties

        In the ordinary course of business, the Bank has granted loans to, and accepted deposits from, certain directors, officers, principal shareholders and the companies with which they are associated. All such loans and deposits were made under terms which are consistent with the Bank's normal lending and deposit policies.

        An analysis of the activity with respect to related parties during 2002 and 2001 is as follows:

	2002	2001
Outstanding Balance, beginning of the year	$1,143,967	$2,567,183
Credit granted, including renewals	42,165	5,391,460
Repayments	(38,274)	(6,814,676)

Outstanding Balance, end of year	$1,147,858	$1,143,967

        At December 31, 2002 and 2001, the Bank held deposits from related parties of $1,204,972 and $1,346,071, respectively.

        The Bank made payments for lease and related expenses totaling $146,321 and $204,739 for the years ended December 31, 2002 and 2001, to Marin Advisors Investors II (MAI-II), a California limited partnership that owns the building in which the Bank's branch and offices are located. The Bank's Chairman of the Board, who is also the Bank's Chief Executive Officer (CEO), is the majority owner of Marin Advisors, Inc., which is the general partner of MAI-II.

        The Bank's Chief Executive Officer is a control person at Novato Community Bank (NCB). Payments for reimbursements of costs to NCB for 2002 totaled $5,055.

        Bancorp and the Bank interact with Kit Cole Investment Advisory Services, Inc. (KCIAS), a California Corporation owned by the Chairman of the Board and CEO of the Bank. Payments for miscellaneous office expenses to KCIAS for 2001 totaled $6,782.

        Bancorp stock repurchased from related parties totaled 49,570 shares, with expenses totaling $379,160.

Note #20—Financial Instruments with Off-Balance Sheet Risk

        The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. To date, these financial instruments include commitments to extend credit that involve elements of credit risk in excess of the amount recognized in the balance sheet.

        At December 31, 2002 and 2001, the Bank had undisbursed loan commitments of $39,935,143 and $20,914,704, respectively. Substantially all commitments relate to real estate loans.

        Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses, and my require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon commitments to extend credit, is based on management's collateral and credit evaluation of the counterparty. Collateral held varies, but primarily consists of residential and commercial property. Standby letters of credit written are confidential commitments issued by the bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank anticipates no losses as a result of such transactions.

        At December 31, 2002 and 2001, the Bank was contingent liable for letters of credit accommodations to its customers totaling approximately $50,000 and $200,000, respectively.

Note #21—California Board of Accountancy Reportable Items

        The Bank restated its 2001 and 2000 financial statements for the recognition of tax benefits related to Enterprise Zone loan deduction not previously recognized. As a result, $224,018 of additional tax receivables and $224,018 of additional retained earnings has been recognized for the reporting periods.

Note # 22—Subsequent Event

        On January 28, 2003, the Board of Directors approved a three-for-two stock split of the common stock of Bancorp. The new shares are to be issued on February 14, 2003.

Note #23—Condensed Financial Information of San Rafael Bancorp (Parent Company)

Balance Sheets

	2002	2001
Assets
Cash and cash equivalents	$20,248	$6,329
Investment in subsidiaries, equity method	20,552,645	11,910,624
Prepaids and other assets	750,660	236,008

Total Assets	$21,323,553	$12,152,961

Liabilities
Junior subordinated debt	10,310,000	—
Long-term debt	—	2,962,985

Total Liabilities	10,310,000	2,962,985

Stockholders' Equity
Common stock	3,693,716	3,895,759
Retained earnings	7,364,043	5,294,217
Accumulated other comprehensive income	(44,206)	—

Total Stockholders' Equity	11,013,553	9,189,976

Total Liabilities and Stockholders' Equity	$21,323,553	$12,152,961

Statements of Income
Equity in undistributed income of bank	$2,437,226	$1,488,312
Equity in undistributed income of trust	8,759	—
Interest expense on borrowings	(138,806)	(139,979)
Interest on Junior subordinated debt	(295,323)	—

Other expenses	(144,530)	(50,582)
Income Before Income Taxes	1,867,326	1,297,751
Income Tax Benefit	202,500	78,000

Net Income	$2,069,826	$1,375,751

Statements of Cash Flows

	2002	2001
Cash Flows from Operating Activities
Net income	$2,069,826	$1,375,751
Adjustments to reconcile net income to net cash used by operating activities:
Equity in undistributed income of Bank	(2,437,225)	(1,488,312)
Change in deferred loan fees	—	(5,465)
Net change in assets and liabilities	(514,654)	(86,521)

Net cash used by operating activities	(882,053)	(204,547)

Cash Flows from Investing Activities
Capital contributions to Bank	(6,540,000)	(1,850,000)

Net cash used by investing activities	(6,540,000)	(1,850,000)

Cash Flows from Financing Activities
Repayments on long-term debt	(2,962,985)	(1,166,669)
Proceeds from long-term debt	—	2,962,985
Proceeds from Junior subordinated debentures	10,310,000	—
Purchase of subsidiary stock	(310,000)	—
Dividends received from Bank	601,000	480,019
Dividends to shareholders	—	(53,049)
Stock options exercised	178,832	—
Repurchased stock sold	(917,438)	10,538
Stock repurchased	536,563	(177,747)

Net cash provided by financing activities	7,435,972	2,056,077

Net Increase in Cash and Cash Equivalents	13,919	1,530
Cash and Cash Equivalents, Beginning of Year	6,329	4,799

Cash and Cash Equivalents, End of Year	$20,248	$6,329

Supplemental Cash Flow Information
Cash paid during the year for:
Interest	$409,708	$136,684

Non-Cash Investing Activities
Net change in accumulated other comprehensive income	$(44,206)	$—

Non-Cash Financing Activities
Tax effect of stock options exercised	$94,772	$—

Stock awards	$39,000	$—

PART II

Item 24. Indemnification of Directors and Officers

        Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 as amended.

        Article VI of San Rafael Bancorp's Bylaws provides that San Rafael Bancorp shall indemnify its "agents", as defined in Section 317 of the California Corporations Code, to the full extent permitted by said Section, as amended from time to time, or as permitted by any successor statute to said Section.

        San Rafael Bancorp maintains insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not San Rafael Bancorp would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of San Rafael Bancorp's Bylaws.

Item 25. Other Expenses of Issuance and Distribution(1).

        All expenses of the Offering will be borne by San Rafael Bancorp. The following table sets forth an itemized estimate of such expenses

Registration Filing Fees	$2,184
Financial Advisor	—
Nasdaq Listing Fees	—
Transfer Agent Fees and Expenses	—
Blue Sky Filing Fees and Expenses	4,000
Printing and Engraving	15,000
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	19,000
Miscellaneous	5,000
Total	$120,184

(1)
All expenses listed in the chart are estimates and subject to change prior to effectiveness.

Item 26. Recent Sales of Unregistered Securities.

        On June 28, 2002 Bancorp issued $10.0 million of trust preferred securities to a pooled investment vehicle sponsored by Bear Sterns L.P and Salmon Smith Barney Inc through a special purpose trust subsidiary, San Rafael Capital Trust I, which is wholly-owned by Bancorp. The trust preferred was issued pursuant to the exemption from registration provided by SEC Regulation S. Dividend payments on the trust preferred security are funded by interest payments Bancorp makes on subordinated debt issued to San Rafael Capital Trust I. The subordinated debt was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The trust preferred security matures 30 years after the issuance date and has a five-year call provision, except under limited circumstances where the security may be called earlier. San Rafael Capital Trust I pays interest quarterly at a rate equal to three-month LIBOR plus a margin of 360 basis points. At March 31, 2003, the interest rate being paid on the trust preferred security was 4.94% and the annual interest payments amounted to $0.5 million, based on the applicable interest rate at that date. Such interest payments are currently expected to be funded by dividends paid to Bancorp by the Bank. Bancorp's principal and interest payments on the subordinated debt are in a superior position to the liquidation rights of shareholders of Bancorp's common stock.

        In 2001 Bancorp granted employee stock options for an aggregate of 31,080 shares (split adjusted) with a split adjusted strike price of $4.33. In 2002 Bancorp granted employee stock options for an aggregate of 26,068 shares (split adjusted) with a split adjusted strike price of $8.33 Options were granted issued pursuant to the exemption from registration provided by SEC Rule 701.

Item 27.	Exhibits
1.	Underwriting Agreement*
2.	Plan of acquisition, reorganization, arrangement, liquidation or succession*
3.1	Articles of Incorporation of Bancorp
3.2	Bylaws of the Bancorp
4.1	Indenture
4.2	Amended and Restated Trust Agreement
4.3	Trust Preferred Securities Guarantee Agreement
4.4	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I
4.5	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I
4.6	Floating Rate Junior Subordinated Deferrable Interest Debenture of San Rafael Bancorp
5.	Opinion re: legality
8.	Opinion re: tax matters*
9.	Voting trust agreement*
10.1	San Rafael Bancorp Employee Incentive Stock Option and Stock Appreciation Right Plan
10.2	Salary Continuation Plan for Kit M. Cole
10.3	Salary Continuation Plan for Mark Garwood
10.4	Tamalpais Bank Defined Contribution Plan; Tamalpais Bank Defined Contribution Trust; EGTRRA Amendment for 401(k) Plans; Defined Contribution Plan Amendment
11.	Statement re computation of per share earning. Included in footnote 18 to the Registrant's audited financial statements included in this Annual Report.
15.	Letter on unaudited interim financial information*
16.	Letter on changes in certifying accountant*
21.	Subsidiaries of the Bancorp: Tamalpais Bank; San Rafael Capital Trust I
23.1	Consent of Counsel is included with the opinion re: legality as Exhibit 5 to the Registration Statement.
23.2	Consent of Vavrinek, Trine, Day & Co. LLP as independent accountants for San Rafael Bancorp and Tamalpais Bank.
24.	Power of Attorney
25.	Statement of eligibility of trustee*
26.	Invitation for competitive bids*
99.1	Stock Subscription Application

*
Not Applicable

Item 28. Undertakings

        The undersigned Registrant hereby undertakes to:

(1)
File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i)    Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price and represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)
File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Rafael, State of California, on May 31, 2003

SAN RAFAEL BANCORP
By:	/s/ KIT M. COLE Kit M. Cole Chief Executive Officer Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ KIT M. COLE Kit M. Cole	Chief Executive Officer, Chairman of the Board, and Director (Principal Executive Officer)	May 31, 2003
/s/ CAROLYN HORAN Carolyn Horan	Director	May 31, 2003
/s/ RICHARD E. SMITH Richard E. Smith	Director	May 31, 2003
/s/ W. JEFFREY TAPPAN W. Jeffery Tappan	Director	May 31, 2003
/s/ MICHAEL MOULTON Michael Moulton	Chief Financial Officer (Principal Financial Officer)	May 31, 2003

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.	Underwriting Agreement*
2.	Plan of acquisition, reorganization, arrangement, liquidation or succession*
3.1	Articles of Incorporation of Bancorp
3.2	Bylaws of the Bancorp
4.1	Indenture
4.2	Amended and Restated Trust Agreement
4.3	Trust Preferred Securities Guarantee Agreement
4.4	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I
4.5	Floating Rate Cumulative Trust Preferred Security Certificate of San Rafael Capital Trust I
4.6	Floating Rate Junior Subordinated Deferrable Interest Debenture of San Rafael Bancorp
5.	Opinion re: legality
8.	Opinion re: tax matters*
9.	Voting trust agreement*
10.1	San Rafael Bancorp Employee Incentive Stock Option and Stock Appreciation Right Plan
10.2	Salary Continuation Plan for Kit M. Cole
10.3	Salary Continuation Plan for Mark Garwood
10.4	Tamalpais Bank Defined Contribution Plan; Tamalpais Bank Defined Contribution Trust; EGTRRA Amendment for 401(k) Plans; Defined Contribution Plan Amendment
11.	Statement re computation of per share earning. Included in footnote 18 to the Registrant's audited financial statements included in this Annual Report.
15.	Letter on unaudited interim financial information*
16.	Letter on changes in certifying accountant*
21.	Subsidiaries of the Bancorp: Tamalpais Bank; San Rafael Capital Trust I
23.1	Consent of Counsel is included with the opinion re: legality as Exhibit 5 to the Registration Statement.
23.2	Consent of Vavrinek, Trine, Day & Co. LLP as independent accountants for San Rafael Bancorp and Tamalpais Bank.
24.	Power of Attorney
25.	Statement of eligibility of trustee*
26.	Invitation for competitive bids*
99.1	Stock Subscription Application

*
not applicable

QuickLinks

TABLE OF CONTENTS [TO BE REVISED]
AVAILABLE INFORMATION
PROSPECTUS SUMMARY
SAN RAFAEL BANCORP AND TAMALPAIS BANK
WHO CAN HELP ANSWER YOUR QUESTIONS?
SUMMARY CONSOLIDATED FINANCIAL DATA
INVESTMENT RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET FOR BANCORP'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
THE OFFERING
DETERMINATION OF OFFERING PRICE
HANDLING OF STOCK SUBSCRIPTION FUNDS
REGULATORY LIMITATION
USE OF PROCEEDS
PRO FORMA CAPITALIZATION
DILUTION
DESCRIPTION OF BUSINESS
PROPERTIES
SUPERVISION AND REGULATION
LEGAL PROCEEDINGS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF SELLING SHAREHOLDERS, CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF SECURITIES
MARKETABILITY OF SECURITIES
LEGAL MATTERS
EXPERTS
FINANCIAL STATEMENTS
SAN RAFAEL BANCORP AND SUBSIDIARIES INDEX TO FINANCIAL STATEMENTS
Independent Auditors' Report
SAN RAFAEL BANCORP AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS MARCH 31, 2003 (UNAUDITED), DECEMBER 31, 2002 AND 2001
SAN RAFAEL BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
SAN RAFAEL BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE THREE MONTHS ENDED MARCH 31, 2003 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
SAN RAFAEL BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
SAN RAFAEL BANCORP AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2003 AND 2002 (UNAUDITED) AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001
SAN RAFAEL BANCORP AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS DECEMBER 31, 2002 AND 2001
PART II
SIGNATURES
EXHIBIT INDEX